Pursuant to Rule 424(B)(3)
                                             Registration File Number 333-104620


                       INITIAL PUBLIC OFFERING PROSPECTUS

                                BILLY DEAD, INC.

                   900,000 Shares of Series A Preferred Stock
                     at an Offering Price of $8.75 per share

                          54,000 Underwriter's Warrants
                      to purchase Series A Preferred Stock

                    54,000 Shares of Series A Preferred Stock
                issuable upon exercise of Underwriter's Warrants

We intend to seek quotations for our Series A preferred stock on the OTC Bulletin Board.

                                   ----------

Investing in our Series A preferred stock involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 5.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This offering will end 90 days from the date of this prospectus, which may be extended an additional 90 days. All proceeds from this offering will be deposited into an escrow account with Bank of the West until the offering is completed. If all the shares are sold within the offering period, the proceeds of the offering will be released to us at closing. If all the shares are not sold within the offering period, the escrowed funds will be promptly returned to subscribers with interest and without deduction.

                                                 Per Share         Total
                                               ----------------------------
Public offering price                             $8.75        $7,875,000
Underwriting commissions (1)                      $ .61          $549,000
Proceeds to us                                    $8.14        $7,326,000

(1) These securities are being offered exclusively to customers of the underwriter, Civilian Capital, Inc., who will sell our shares of Series A preferred stock on a best efforts, all-or-none basis and will receive a commission of 7% with respect to those sales. The underwriter will also receive warrants to purchase 54,000 shares of our Series A Preferred stock. 1/3 of these shares will be issued at an exercise price of $9.19; 1/3 will be issued at an exercise price of $9.63; and 1/3 will be issued at an exercise price of $10.06. In addition, customers of Civilian Capital will be charged a clearing fee when the offering closes and shares are allocated to customers. As of the date of this prospectus this flat fee was $19.95, regardless of the share amount.

                             CIVILIAN capital inc.

                The date of this prospectus is November 12, 2003

These securities are not being offered or sold in Alabama, Arkansas, Idaho, Massachusetts, Michigan, Minnesota, Nebraska, New Mexico, Ohio, Pennsylvania, Tennessee, Texas, and Virginia.

We expect to sell these shares, pending delivery of certain signed agreements, in Alaska, Arizona, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maine, Maryland, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina, North Dakota, Oklahoma, Oregon, Puerto Rico, Rhode Island, South Carolina, South Dakota, Utah, Vermont, Washington, West Virginia, Wisconsin and Wyoming.

We may offer these securities in California and Iowa if we obtain clearance from that those jurisdictions, respectively. If we do not obtain clearance to sell the shares in California or Iowa, we will not be able to sell our shares there.

Civilian Capital currently limits IPO investments by customers who do not qualify as Accredited Investors*. These limits are determined on a case by case basis, with investments in IPOs generally prohibited if they exceed 10% of a customer's net worth (excluding home, home furnishings and automobiles).

There are certain additional limitations on investments or separate "suitability standards" which must be satisfied in order for residents of the following jurisdiction to invest in this offering:

State             Limitation and/or Suitability Standard

Alaska........... Sales are limited to accredited investors*

Arizona.......... Investors (i) must have a net worth in excess of $350,000 (or joint net worth with spouse in excess of $400,000), exclusive of automobile, home and home furnishings, or income in excess of $150,000 (or joint income with spouse in excess of $200,000) in the past year and a reasonable expectation of reaching the same income level in the current year and (ii) are not permitted to invest greater than 10% of their net worth in the securities being offered in this offering.

Kansas........... Sales are limited to accredited investors*

Maine............ Investors must have (i) a minimum annual gross income of
                  $50,000 and a minimum net worth of $50,000, exclusive of automobile, home and home furnishings; or (ii) a minimum net worth of $200,000, exclusive of automobile, home and home furnishings.

Missouri......... Investors must have (i) a minimum annual gross income of
                  $65,000 and a minimum net worth of $65,000, exclusive of automobile, home and home furnishings; or (ii) a minimum net worth of $225,000, exclusive of automobile, home and home furnishings and in either case are not permitted to invest greater than 10% of their net worth in the securities being offered in this offering.

North Dakota..... Sales are limited to accredited investors*

Oklahoma......... Investors must have (i) a minimum current annual gross income of at least $45,000 and net worth of $45,000 or a minimum net worth of $150,000, exclusive of home, furnishings or automobiles and (ii) are not permitted to invest greater than 10% of their net worth in the securities being offered in this offering.

Oregon........... Investors must have (i) a minimum current annual gross income of at least $60,000 and net worth of $60,000 or (ii) a minimum net worth of $225,000, exclusive of home, furnishings or automobiles

South Carolina... Investors must have (i) a minimum annual gross income of
                  $65,000 and a minimum net worth of $65,000, exclusive of automobile, home and home furnishings; or (ii) a minimum net worth of $150,000, exclusive of automobile, home and home furnishings.

Vermont.......... Investors must have (i) a minimum annual gross income of
                  $65,000 and a minimum net worth of $65,000, exclusive of automobile, home and home furnishings; or (ii) a minimum net worth of $150,000, exclusive of automobile, home and home furnishings.

Washington....... Sales are limited to accredited investors*

* Accredited Investors are individuals with a net worth in excess of $1,000,000 or income in excess of $200,000 (or joint income with spouse in excess of $300,000) for each of the past two years and a reasonable expectation of reaching the same income level in the current year.

Table of Contents

Summary...........................................................1
Risk Factors......................................................5
Conflicts of Interest............................................16
Special Note Regarding Forward-Looking Statements................20
Dividend Policy..................................................21
Capitalization...................................................22
Use of Proceeds..................................................23
Glossary.........................................................27
The Company......................................................29
The Motion Picture Industry......................................46
Management's Plan of Operation...................................53
Management.......................................................58
Certain Transactions.............................................70
Principal Stockholders...........................................73
Description of Securities........................................74
Underwriting.....................................................78
Legal Matters....................................................83
Experts..........................................................83
Additional Information...........................................83
Index to Financial Statements...................................F-1

Summary

This summary highlights information contained elsewhere in this prospectus. To fully understand this offering you should read the entire prospectus carefully, including the risk factors and the financial statements.

We are a development stage Delaware corporation formed on September 24, 2002 for a single purpose: to develop, produce and market a feature-length motion picture tentatively titled "Billy Dead", which we refer to in this prospectus as the "Film". Our primary asset will be the copyright of the Film, which is based upon a novel by Lisa Reardon published in 1998 and described by "Daily Variety" magazine as a "murder mystery that portrays a troubled, working-class Michigan family and the long pent-up secrets of violence and incest that emerge in the aftermath of a brother's death." We plan to utilize the funds from this offering to produce the Film and to finance our general corporate expenses. Our revenues will be generated through commercial licensing of the Film's distribution rights.

Keith Gordon has agreed to direct the Film. Mr. Gordon is an internationally recognized director whose previous movies include "Waking the Dead", starring Jennifer Connelly and Billy Crudup, "Mother Night", starring Nick Nolte, "A Midnight Clear", starring Ethan Hawke and Gary Sinese, and "The Singing Detective", which stars Robert Downey Jr., features Mel Gibson and was released by Paramount Classics in October 2003. The current draft of the screenplay for "Billy Dead" was written by Mr. Gordon, based on the novel.

Ethan Hawke was instrumental in the development of the Film, is acting as an Executive Producer on the Film, and has expressed in writing an interest in playing the lead role in the Film. Mr. Hawke has starred in numerous feature films, including "Dead Poets Society", "Before Sunrise" and "Gattaca", and was nominated for an Academy Award(TM) in 2001 for his performance in "Training Day".

Julie Lynn has agreed to produce the Film. Ms. Lynn, an officer and director of Billy Dead, Inc., previously worked as an associate producer on the films "Still Breathing", "Kill the Man" and "Twin Falls Idaho"; and co-produced the Emmy Award winning HBO film "Wit" and the drama "Joe and Max". Recently Ms. Lynn supervised production of the horse unit for Gary Ross's "Seabiscuit", which was released in July 2003.

Erwin Stoff has worked with Mr. Hawke as an Executive Producer for the Film. Mr. Stoff's previous films as an Executive Producer include "The Matrix" and "Austin Powers -- The Spy Who Shagged Me".

We will manage the Film through four production phases including development, pre-production, principal photography and post-production. After we produce the Film we intend to license the distribution rights for the world-wide exhibition of the Film to an established distribution company. We expect the Film to generate revenues from multiple sources including theatrical exhibition, pay-television, video and DVD rental and sales and exhibition on cable or network television.

Once we believe that we have maximized the Film's distribution revenues, we intend to sell all rights to the Film, dissolve Billy Dead, Inc. and distribute our remaining assets to our stockholders in the form of cash.

Upon the completion of this offering the Series A preferred stockholders will have contributed substantially all of the money we intend to use to produce the Film and operate Billy Dead, Inc., compared to a nominal cash contribution by our founders. See "Description of Securities". Therefore, the Series A preferred stock will have the right to receive $8.75 per share before any distributions are made to our common stockholders. Additionally, after the preferred stockholders have received their preference of $8.75 per share, 80% of any remaining net assets will be distributed to the Series A preferred stockholders and 20% will be distributed to the common stockholders. See "Management's Plan of Operation - Distribution to Stockholders".

It is customary in the motion picture industry to pay certain personnel a portion of their compensation contingent upon the financial performance of the Film. In our case this contingent compensation will equal 37.5% of the cash available to Billy Dead, Inc. after reserving for the Series A liquidation preference of $8.75 per share on behalf of our preferred stockholders. See "The Company - Industry Compensation Arrangements".

It is also customary in the motion picture industry to obtain a completion bond as a protection for investors. We intend to obtain this specialized form of insurance, which provides that, if the Film cannot be completed on budget, the issuer of the bond will pay the additional amount needed to complete the Film or reimburse us for the money already spent on production of the Film. See "The Company - The Completion Bond".

The Series A preferred stock to be issued in this offering will have limited voting rights, with each share effectively having one-half vote compared to one vote for each share of common stock outstanding. As a result, our founders, management and board, who hold all of the outstanding shares of common stock, will have effective control of a majority of the voting stock of Billy Dead, Inc.

Corporate Information

We are a development stage Delaware corporation. We incorporated on September 24, 2002, and our principal offices are located at 2312 Lorenzo Dr., Los Angeles, California 90068. Our phone number is 323-962-9873 and our web site is www.billydeadthemovie.com. The information contained on our web site is not part of this prospectus.

The Offering

Series A preferred stock offered:              900,000 shares

Offering price:                                $8.75

Series A preferred stock to be outstanding     900,000 shares

after this offering:

Use of proceeds:                               Production funds and
                                               general corporate overhead.

We intend to seek quotations for our           The OTC Bulletin Board
Series A preferred stock on:

The above information, and unless otherwise indicated, all information in this prospectus is based on the following information as of November 12, 2003:

o assumes the sale of all of the shares of Series A preferred stock offered by this prospectus; and

o assumes no exercise by the underwriters of their warrants to purchase an additional 54,000 shares of Series A preferred stock.

The underwriter is conducting this offering on a best-efforts, all-or-none basis and has made no commitment to purchase all or any part of the shares being sold in this offering. This offering will end 90 days from the date of this prospectus, which may be extended an additional 90 days. In order to purchase these securities you must maintain a brokerage account with the underwriter, Civilian Capital, Inc., which requires a minimum initial deposit of $1000. Customers of Civilian Capital are not required to fund their account in order to request shares in this offering. However, once this registration statement has been declared effective by the Securities and Exchange Commission and any other applicable jurisdictions, requests for IPO shares in unfunded accounts may be canceled. If you maintain a Civilian Capital brokerage account and wish to participate in this offering you will be required to explicitly authorize Computer Clearing Services, Civilian Capital's clearing broker, to electronically transmit any requested investment amount from your Civilian Capital brokerage account into an escrow account with Bank of the West until the offering is completed. If all the shares are sold within the offering period, the proceeds of the offering will be released to us at closing. If all the shares are not sold within the offering period, the escrowed funds will be promptly returned to subscribers with interest and without deduction. See "Underwriting".

Summary Financial and Operating Data

We were formed solely for the purpose of producing a feature-length motion picture tentatively titled "Billy Dead". Our activities to date have consisted primarily of organizational activities, such as selling stock to our founders, establishing a line of credit, and preparing for this offering, through which we intend to raise the majority of our operational capital. If this offering is not successful most of our obligations will revert to other parties and Billy Dead, Inc. will dissolve.

The following is a summary of our operating data derived from audited and unaudited financial statements presented in this registration statement as of December 31, 2002 and June 30, 2003 and should be read in conjunction with Management's Plan of Operation, our financial statements and the notes to the financial statements appearing elsewhere in this prospectus:

                                                                                          As of
                                                                      As of June 30,   December 31,
Statement of Operations                                                    2003            2002
                                                                      --------------   ------------
   Revenues ......................................................             --              --
       Operating Expenses
              General and Administrative .........................      $  42,745       $  10,418
                                                                        ---------       ---------
       Total Operating Expenses ..................................      $  42,745       $  10,418
                                                                        ---------       ---------
   Operating Loss ................................................      ($ 42,745)      ($ 10,418)
   Other Income ..................................................             --              --
   Other Expenses ................................................      ($  1,058)             --
                                                                        ---------       ---------
   Net Loss ......................................................      ($ 43,803)      ($ 10,418)
                                                                        =========       =========

Basic and Diluted loss per share .................................      ($  0.049)      ($  0.025)
                                                                        =========       =========
Weighted Average Number of shares outstanding ....................        900,000         423,273
                                                                        =========       =========

Balance Sheet
   Assets
        Current Assets
             Cash ................................................      $   4,104       $  25,000
             Due From Stockholders ...............................             --       $     900
                                                                        ---------       ---------
        Total Current Assets .....................................      $   4,104       $  25,900
        Other Assets
             Film Costs ..........................................      $  19,485       $   4,485
             Deferred Offering Costs .............................      $  68,285       $  13,978
                                                                        ---------       ---------
        Total Other Assets .......................................      $  87,770       $  18,463
                                                                        ---------       ---------
   Total Assets ..................................................      $  91,874       $  44,363
                                                                        =========       =========
   Liabilities
        Current Liabilities
             Line of Credit ......................................      $  50,000       $  25,000
             Accounts Payable and Accrued Expenses ...............      $  51,592       $   8,815
             Accounts Payable - Related Party ....................      $  43,603       $  20,066
                                                                        ---------       ---------
        Total Current Liabilities ................................      $ 145,195       $  53,881
                                                                        ---------       ---------
   Total Liabilities .............................................      $ 145,195       $  53,881
   Stockholders' Deficit
      Preferred Stock $0.001 par value, 954,000 shares authorized, none issued and outstanding Liquidation preference: up
          to $8.75 per share, then 4:1 preference to common
          stock ..................................................             --              --
        Common Stock $0.001 par value, 900,000 shares
          authorized, issued and .................................      $     900       $     900
          outstanding
        Deficit Accumulated During Development Stage .............      ($ 54,221)      ($ 10,418)
                                                                        ---------       ---------
Total Stockholders Deficit .......................................      ($ 53,321)      ($  9,518)
                                                                        ---------       ---------
Total Liabilities & Stockholders' Deficit ........................      $  91,874       $  44,363
                                                                        =========       =========

Risk Factors

In addition to information found later in this prospectus, you should carefully consider the risks described below before deciding whether to invest in our Series A preferred stock. If any of the following risks occur, our business, financial condition or results of operations could be adversely affected, the trading price of our Series A preferred stock could decline, and you may lose all or part of your investment.

                          Risks Related to our Business

Investment in our Series A preferred stock involves a high degree of risk because we are operating with a stockholders' equity deficit and have had operating losses since inception.

We are a development stage company formed in September 2002 with the single purpose of producing the Film. Our financial statements have been prepared assuming that we will continue as a going concern. We will only be able to produce the Film, and therefore will only have the opportunity to generate any revenues, if we raise substantially all of our operating capital through this offering - which means we must sell all 900,000 shares over a maximum period of 180 days. Since there is no certainty that we will raise these funds, there is substantial doubt about our ability to continue as a going concern.

Certain of our agreements, such as the underwriting agreement to be executed by us upon the effectiveness of this Registration Statement, contain provisions stating that our obligations concerning initial operating expenses and fund raising costs will transfer to other parties, primarily parties related to the underwriter, if the offering is not successful. As a result, many of our current and anticipated obligations are contingent upon the successful completion of the offering, and if the offering is not successful minimal obligations will remain with Billy Dead, Inc. In this event, we intend to settle these minimal obligations and dissolve.

Until the completion of this offering most of our operations have been financed by (1) Civilian Pictures, the parent company of the underwriter; (2) and a line of credit that we established for $50,000 which was co-signed by the Chief Executive Officer of the underwriter.

As of June 30th, 2003, we had a stockholders' equity deficit of $53,321 and a working capital deficiency of $141,091. We have also sustained a loss of $54,221 from September 24, 2002 (inception) to June 30th, 2003. We anticipate continuing to incur losses during the period prior to completion of our motion picture. Additionally, there can be no assurance that we will ever operate profitably, even if this offering is successful. Investors should not purchase shares in this offering unless they can afford to lose their entire investment.

Because we are a newly formed company, there is no corporate operating history on which to evaluate our potential for success.

Prior to Billy Dead, Inc.'s recent formation we had no corporate history from which to evaluate our operating performance or potential for success.

Additionally, we face many risks inherent in a start-up business, including difficulties and delays frequently encountered in connection with the commencement of operations, operational difficulties and our potential underestimation of initial and ongoing costs.

Because our founders have contributed an insignificant amount of capital toward Billy Dead, Inc., investors in our Series A preferred stock will bear substantially all risk of cash loss if the Film is unsuccessful.

Our founders, who are making the Film and managing the affairs of Billy Dead, Inc., have spent a nominal amount of cash toward our development. This means that, if the Film is unsuccessful and we are therefore unable to generate revenues, investors in our Series A preferred stock will bear the entire economic risk.

Because we will spend significant funds with no ability to predict whether the Film will be successful, our Series A preferred stockholders will encounter substantial financial risk.

Producing the Film requires that we spend significant funds based entirely on our preliminary evaluation of the Film's commercial potential. It is impossible to predict the success of any film before its production starts. The ability of the Film to generate revenues will depend upon a variety of unpredictable factors, including:

o     public taste, which is always subject to change;

o the quantity and popularity of other films and leisure activities available to audiences upon the Film's release;

o the competition for exhibition at movie theatres, through video retailers, on cable television and through other forms of distribution; and

o the fact that not all films are distributed in all media. For any of these reasons, the Film may be commercially unsuccessful and our business may suffer. See "The Motion Picture Industry".

Because certain of our corporate actions do not require approval from a majority of the Series A preferred stockholders, our management will have effective control over certain matters requiring stockholder approval.

Our certificate of incorporation provides that some corporate actions (including amendments to the certificate of incorporation, additional offerings of shares in Billy Dead, Inc., certain affiliated transactions or our decision to produce any additional films) require approval from a majority of the Series A preferred shares. However, certain other matters (such as the election of our directors, our entering into a distribution agreement for the Film, or the dissolution of Billy Dead, Inc.) do not require approval of any such majority of the Series A preferred shares. This means if our management, members of our board and affiliates, who will exercise effective control over 66.7% of the voting stock of Billy Dead, Inc., act together they will effectively control these matters. See "Principal Stockholders" and "Description of Securities."

Because we will only produce a single film, we will have no other way to generate revenue if the Film is unsuccessful.

Most companies that finance movies, particularly major studios such as the Walt Disney Studios and Universal Pictures, diversify their risk by producing groups of films. This diversification reduces the impact of a single movie's commercial success or failure. Our success, however, will depend entirely upon a single movie. If the Film is commercially unsuccessful, we will have no alternate sources of revenue. See "Management's Plan of Operation".

Because much of our competition is better capitalized, we may be at a disadvantage in acquiring personnel, negotiating distribution and attracting the public's attention.

The movie industry is a highly competitive business. We will compete with both major production studios and smaller independent producers for personnel, exhibition outlets and the public's interest. Most of these companies have greater financial and personnel resources than ours. In particular, theaters are more likely to exhibit feature films with substantial studio marketing budgets. Even if we are able to complete the Film and obtain distribution, it is unclear how much will be spent on marketing to promote the Film by our distributors. See "The Motion Picture Industry".

Because our success depends on several key persons, their loss could harm our ability to complete the Film or attract an audience.

We are highly dependent upon the experience, ability and continued services of director Keith Gordon and producer Julie Lynn, with whom we have employment contracts to direct and produce the Film. The loss of the services of either Mr. Gordon or Ms. Lynn could harm our business. Ethan Hawke, who is an Executive Producer on the Film, has also provided us with a written expression of interest in playing the lead role in the Film. If we are unable to reach a final agreement with Mr. Hawke to perform in the Film, the Film's marketing appeal could be greatly diminished.

We will require many other highly skilled creative and production personnel, including cinematographers, editors, costume designers, set designers, sound technicians, lighting technicians and actors. Although we expect to find high quality candidates to fill these positions, they may be unwilling to work for us under acceptable terms. This could delay production or reduce the quality of the Film, which would impair our revenues. Also, many of these positions could require us to hire members of unions or guilds. As a result, our ability to terminate unsatisfactory or non-performing workers could be adversely affected by existing union or guild contracts and regulations. This could delay production of the Film and significantly increase costs.

We may elect to forego the purchase of key man life insurance, which would mean that the loss of any key persons may cause unexpected financial losses.

We intend to obtain insurance policies standard in a motion picture production, including general liability insurance, a completion bond and other production related insurance. However, we may elect to forego the purchase of key man life insurance. This decision will be made by our management after their review of other insurance policies we obtain for Billy Dead, Inc. or the film production. If we do not obtain key man life insurance, then certain losses relating to any of our key personnel may not be covered. There is no way to know as of the date of this prospectus how comprehensive our coverage may be or how such a loss might impact the success of Billy Dead, Inc.

Because there may be a substantial delay between the completion of this offering and the production of the Film, our expenses may be increased and it may take us longer to generate revenues.

We have no way to predict when we will begin production of the Film. Movie producers are often involved in several projects at the same time and Ms. Lynn is currently seeking financing for additional projects. Mr. Gordon is an active film director who is often presented with opportunities to direct movies other than the Film. In addition, independent contractors needed to produce the Film, such as Mr. Hawke, often have commitments to more than one movie project.

Mr. Gordon, Ms. Lynn, Mr. Hawke or any other actor playing a leading role will need to complete, delay or abandon such potential obligations before production on the Film begins. While we intend to begin production of the Film as soon as practical after the closing of this offering, we have no way of predicting when the closing will occur. Therefore we have no way to predict the availability of our principal cast and creative staff.

In addition, other considerations such as the location we choose to utilize, the weather conditions when the offering is completed and the fact that we will need to cast younger actors resembling our lead actors (which may be time consuming), mean that the timing of the commencement of our principal phtography phase is difficult to predict. See "The Company -- Production of the Film".

Prior to entering into production of the Film, we may make temporary investments in interest-bearing accounts, certificates of deposits, United States Government obligations or money market accounts. See "Use of Proceeds". Nevertheless, any delay in the start of production would also delay the completion of production, and we cannot generate revenues until the Film has been completed. General overhead and administrative costs will be incurred by Billy Dead, Inc. during this period, which means such a delay would also increase our expenses and reduce your potential return.

Because we may decide to replace key members of our production team if they are unable to perform their duties within our schedule, the marketing appeal of our Film may be reduced.

As is customary in the movie business, the agreements we enter into during pre-production, including our current agreements with Mr. Gordon, Ms. Lynn, and the written expression of interest we have received from Mr. Hawke, are contingent upon our ability to accommodate their availability. While we do not anticipate that Mr. Gordon, Ms. Lynn or Mr. Hawke (if we reach a final agreement with him) will be unavailable to work on the Film, the substantial delay between the execution of our current agreements and the completion of this offering creates a degree of uncertainty. In the event that we are unable to accommodate the schedules of any of our key participants, we may decide to produce the Film with replacements who we deem suitable. However, such replacements may reduce our marketing appeal, impact our Film's performance at the box office and adversely affect our revenues.

If we are unable to obtain a completion bond we would be unable to produce the Film but will have incurred expenses, and would therefore be unable to return the entire amount of your investment.

Our certificate of incorporation requires us to obtain a completion bond from a completion bond company before we begin production of the Film. A completion bond is a promise by a third party, which is typically a completion bond company, that a film will be completed and delivered by a particular date. Under the terms of a completion bond, if we require additional funds to complete the Film by the delivery date, the completion bond company will either disburse these funds or cause us to abandon production and repay our expenditures toward the production of the Film. See "The Company -- Production of the Film".

We do not currently have an agreement in place with a completion bond company but believe that we can obtain a completion bond for an estimated cost of $140,000. However, if we are unable to obtain a completion bond on acceptable terms, we cannot begin production. This would force us to dissolve and return our remaining assets to stockholders. In this event, because we will not have produced the Film, we will not have generated enough revenues to become profitable. In addition, because we will incur expenses associated with both this offering, general corporate overhead and startup costs and with the attempt to obtain a completion bond, we would be unable to return to stockholders the entire amount of their initial investment. See "Management's Plan of Operation".

Because the terms of a standard completion bond state that the bond company may take control of our production if we do not produce the Film on schedule and within budget, the artistic integrity and commercial viability of the Film may be reduced.

Our failure to complete the Film on schedule or within budget could result in the completion bond company taking over production on behalf of the investors. If a completion bond company takes over production, it has the right to replace members of our production team, including Mr. Gordon and Ms. Lynn. The loss of Mr. Gordon or Ms. Lynn may reduce the quality of the finished film, limit our ability to promote the Film, or force us to make changes in our management, all of which may harm our business. See "The Company -- Production of the Film".

If we do not complete the Film on schedule or within budget, our ability to generate revenue may be diminished or delayed.

Our success depends on our ability to complete the Film on schedule and within budget. Our production schedule and budget estimates for the Film have been prepared by an independent third party consultant, and we believe they are reasonable. In addition, our schedule and budget must be reviewed and approved by a completion bond company before we can obtain a completion bond.

Nevertheless, our ability to adhere to our schedule and budget face many uncertainties, including but not limited to:

o whether we can attract suitable production and creative staff within our budget;

o     the timing of the availability of our principal cast members;

o the continued health of our director, producer, actors and other key personnel;

o our ability to cast younger actors resembling our lead actors for certain flashback scenes;

o     delays caused by unpredictable weather;

o     the availability and affordability of desirable locations; and

o our ability to secure appropriate facilities for post-production work in a timely fashion.

Therefore, we cannot be certain that production of the Film will occur on schedule or within budget. If we are forced to exceed our production budget due to unforeseen problems, we may be required to raise additional capital in the form of short-term debt to complete the picture. We would be required to pay this debt obligation, including any accrued interest, prior to generating proceeds to Billy Dead, Inc.'s stockholders.

Additionally, if we do not complete the Film on schedule its distribution will be delayed and it will increase the time before we begin to generate revenues. During this period Billy Dead, Inc. will continue to incur overhead costs, which may reduce the ultimate financial return to stockholders. See "The Company -- Production of the Film -- Budget Contingencies" and "The Motion Picture Industry -- Motion Picture Distribution".

If our production goes over budget we may be unable to raise additional capital.

If our budget is insufficient to complete the Film and license the distribution rights, we may be forced to raise additional capital. To raise additional equity or convertible debt funding, we will need to obtain approval from our Series A preferred stockholders to amend our certificate of incorporation and increase the number of authorized shares of capital stock. If we do not receive such approval, or if we are otherwise unable to raise additional financing on acceptable terms, we may be unable to complete the Film and license it for distribution. See "The Company" and "Description of Securities".

If we are unable to find an acceptable offer to purchase our assets upon dissolution, we may be forced to continue to operate and any additional operating expenses would reduce returns to our stockholders.

When we determine that we have licensed or otherwise commercialized the majority of the Film's rights, we intend to sell our remaining assets, distribute the proceeds to our stockholders and dissolve Billy Dead, Inc. Liquidation of our assets will consist of selling any residual rights we have retained to license the Film for exhibition or otherwise assign our copyrights and trademarks.

We cannot be certain of finding a suitable buyer for these assets before we incur losses. If we are unable to find a suitable buyer in a timely manner, we will be forced to sell our assets for less than their present value or wait until we find a more attractive offer. If we choose to wait, we will incur expenses in the meantime, reducing the amount we can distribute to stockholders. See "Management's Plan of Operation".

Because Delaware law provides that dissolving companies retain certain financial obligations, our stockholders may be liable for future claims.

If we decide to dissolve Billy Dead, Inc. we will notify all current and former employees, contractors and creditors and give them a reasonable period of time to alert us of any remaining obligations. We will then pay all of our known obligations and set aside a contingency for future claims that we believe are reasonably likely to arise within three years of dissolution. Typically a dissolving company will set aside what the directors believe is a reasonable reserve to pay taxes.

By setting aside a reasonable reserve to pay taxes, and by giving potential claimants reasonable notice of our intention to dissolve (and by paying any resulting claims) we do not anticipate having any additional obligations, pending claims, or future claims reasonably likely to arise within three years of dissolution.

However, there is no guarantee that unanticipated claims will not be brought against us after we dissolve. Under Delaware law, Billy Dead, Inc. will "continue" in existence for three years after dissolution, and any claims by potential creditors must be brought during that time. If the amounts we have set aside are insufficient to satisfy those claims and if a claimant has properly asserted a claim in a timely manner during the limited period following dissolution, then under the Delaware General Corporation Law each of our stockholders will be liable for the lesser of: his or her proportionate share of the claims; or up to the total amount of any distributions we have made to the individual stockholder.

Because it will be difficult to project the Film's future revenues, our results of operations may vary substantially from quarter to quarter.

In accordance with U.S. generally accepted accounting principles (GAAP) for the motion picture industry, we intend to amortize our production costs based on current estimates of the total revenues we expect to receive from the Film. We are required to regularly review these estimates and revise them when necessary. As a result, our results of operations may vary from quarter to quarter based on our revisions in estimates caused by changes in economic conditions affecting the motion picture industry in general and the viewing audience in particular. A downward revision in our revenue estimates would potentially require a change in the amortization rate of film costs resulting in reduced or negative quarterly earnings. See "Management's Plan of Operation".

Because the Film contains mature themes, it may be subject to ratings restrictions and censorship which would reduce our ability to commercialize the Film.

Certain agreements we plan to obtain, including agreements with distribution companies, may be contingent upon the Film ultimately receiving a rating classification from the Motion Picture Association of America, or MPAA, that is no more restrictive than R.

We intend to produce the Film in such a manner that it will ultimately receive an R rating. However, the Film contains mature themes, and it is difficult to predict how the MPAA will ultimately classify the Film. If the Film is unable to obtain a rating less restrictive than NC-17 then marketing and advertising support from a distributor may be reduced, resulting in fewer distribution venues and thus a smaller audience.

In addition, censors in certain foreign jurisdictions might find elements of the Film to be objectionable. We may be forced to make revisions before exhibiting the Film in these jurisdictions, further adding to our expenses. The release of the Film in certain jurisdictions may be denied regardless of revisions. These occurrences would reduce our international revenues. See "The Motion Picture Industry -- Motion Picture Distribution".

                         Risks Related to this Offering

Because our management may face numerous potential conflicts of interest, the protection of your interests may be compromised.

It is common in the film business to produce motion pictures through single purpose companies. See "The Motion Picture Industry". However, this strategy creates numerous inherent conflicts of interest. For instance, our officers do not intend to work full time for Billy Dead, Inc. and will continue to work on other film and television productions. This means that management will likely encounter certain conflicting demands on their time. In addition, management's duties with Billy Dead, Inc. will require that they contract with distributors, cast members and others that they may have had arrangements with in the past and will likely have arrangements with in the future. While it is management's duty to represent and uphold the interests of Billy Dead, Inc., and they have every intention of doing so, management may nonetheless encounter situations where it would be in their best interest for future endeavors, not affiliated with Billy Dead, Inc., to provide more favorable terms to other persons or entities in order to maintain or enhance future working relationships. See "Conflicts of Interest" and "Certain Transactions".

Because Civilian Capital is a new underwriter and this is its first offering, the market for our securities may be impacted.

Civilian Capital was formed in April 2000 and became a member of the NASD in October 2000. Although certain principals of Civilian Capital have extensive experience in the securities industry, the underwriter has not acted as an underwriter in any other public offering. This lack of operating history may have an adverse effect on this offering and the after-market trading of our securities.

Because Civilian Capital played a role in our formation, the quality of their "due diligence" may have been reduced.

Civilian Capital has played a larger role in Billy Dead, Inc.'s formation and in the development of this offering than an underwriter would traditionally. Civilian Capital's activities in connection with both our formation and with this offering have included helping to locate our officers and board of directors, our legal counsel for securities and general corporate matters, and our independent auditors. Despite the fact that the underwriter pursued due diligence procedures standard in a public offering, the role Civilian Capital played in setting up Billy Dead, Inc. may have diminished their objectivity and reduced the quality of this due diligence. See "Conflicts of Interest".

Because our Series A preferred stock has no fixed dividend or redemption rights, you may never receive your liquidation preference.

Very often, stock known as "preferred stock" is entitled to fixed dividends and does not have voting rights. Our Series A preferred stock, however, provides for voting rights but no fixed dividends. Under Delaware corporate law our Series A stock is deemed to be a `preferred' stock because it is superior in right to payment of dividends and liquidation proceeds to the common stock. Because there is no obligation for us to pay fixed dividends or otherwise declare dividends, purchasers of our Series A preferred stock have no assurance that they will receive dividends. If we do not achieve profits sufficient to return capital to our stockholders you may never receive your preference, either through liquidation or any dividends our board of directors may elect to declare.

Because it is impossible to predict the value of our assets if we dissolve, we may have insufficient assets for our stockholders to recover their investment.

Once we have reserved $8.75 per share on behalf of the Series A preferred stockholders and distributed 37.5% of our remaining "adjusted cash balances" as contingent compensation, we intend to reserve 80% of any remaining holdings on behalf of the Class A preferred stockholders and 20% on behalf of the common stockholders.

If we dissolve, our assets available for distribution will be based primarily upon the commercial success of the Film. In addition, the assets available for distribution to stockholders will also be affected by:

o     the price we obtain for the Film's residual rights;

o any unanticipated liabilities or expenses that arise in connection with the production of the Film;

o     any reimbursements we may receive from a completion bond company; and

o     any impact from corporate taxation.

All of these factors involve amounts that are impossible to predict. Therefore, you cannot be certain that any assets will remain after we dissolve or that our distribution of these assets will allow you to recover your full investment.

Because we may encounter difficulties or delays in selling this offering, your investment may be held in escrow for up to six months.

Civilian Capital is conducting this offering on a best-efforts, all-or-none basis. This means Civilian Capital has made no commitment to purchase any of our Series A preferred stock, and unless the underwriter is able to sell the entire offering amount within six months of its being declared effective by the SEC, this offering will be canceled and no shares will be issued nor any underwriting fees or commissions paid.

We may encounter difficulty selling the offering for a variety of reasons, including the lack of experience of our underwriter, the fact that our underwriter does not employ a retail sales force, and the fact that this offering will be marketed largely over the Internet, without an extensive traditional "road show" to meet potential investors.

If you request shares in this offering your investment will be moved into an escrow account shortly after the offering becomes effective. You will be unable to cancel your subscription after this point and your money will be held in escrow until we either sell the entire offering and issue you stock in Billy Dead, Inc., or we decide to cancel the offering and return your money, with interest and without deduction. This period of escrow may be up to six months after the offering becomes effective. See "Underwriting".

Because our preferred stock is not listed or quoted at the present time, you have no way of knowing if an active trading market will develop.

Billy Dead, Inc. does not meet the standards for listing on the Nasdaq National Market or SmallCap Market exchanges. We will therefore seek to have our Series A preferred stock quoted on the OTC Bulletin Board, commonly known as the OTCBB. However, inclusion on the OTCBB, if granted, does not guarantee that an active and liquid trading market will develop.

If you attempt to trade shares of our Series A preferred stock, you may find that these shares have limited liquidity, meaning that your order may be only partially executed or may not be executed at all. In addition, because of the large spreads typical between an OTCBB market maker's bid and ask prices for a particular security, you may experience significant losses if you need to sell your shares immediately after this offering. If the bid price for our Series A preferred shares is much lower than the ask price, you will not be able to sell your shares at a profit unless the market value of the stock rises substantially.

Additionally, our common stockholders control 67% of the combined voting power of Billy Dead, Inc. and have control over the approval of our liquidation or of any dividend payments. If the common stockholders do not approve of our liquidation or dividend payments, our Series A preferred stockholders will be unable to obtain a financial return unless an active trading market develops.

Even if our Series A preferred stock is able to trade, the market price may be volatile which could result in litigation.

Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, investors may be unable to resell their shares for more than the offering price even if our operating results are positive.

In the past, class action litigation has often been brought against an issuer following periods of volatility in the market price of its securities. We could become involved in this type of litigation in the future, which is often costly and would divert both our resources and our management's attention away from running our core business.

If our Series A preferred stock ever becomes a "penny stock," broker-dealers that trade in our stock will be subject to extensive additional regulation.

Our preferred stock will fall within the definition of a "penny stock" unless it meets at least one of the following criteria:

o the highest bid displayed for our stock on the OTCBB is $5 or more, and at least two market makers are currently displaying bid and ask quotations for our stock at specified prices;

o we have net tangible assets of at least $5 million or, if we have been in existence for more than three years, $2 million; or

o our average revenues during the previous three years are at least $6 million.

This means, for instance, that if our Series A preferred stock were to drop in price below $5 per share it would probably be considered a penny stock. Penny stocks are subject to an extensive series of disclosure obligations and sales practice requirements on brokers. These rules would restrict the ability of brokers to find buyers, which would restrict your ability to sell shares in the secondary market.

Because the offering price of our Series A preferred stock was determined without considering assets, earnings, book value or any other objective standard of value, our share price may not be supported by the market.

The offering price of $8.75 per share was determined by us and by our underwriter, Civilian Capital, and was based upon the amount of capital projected to make the Film, without considering assets, earnings, book value or any other objective standard of value. See "Underwriting -- Pricing of the Offering". As a result, there may be insufficient information for buyers in the market to determine a fair trading price and our investors may be unable to resell their shares for more than the offering price even if our operating results are eventually positive.

Conflicts of Interest

Mockingbird Pictures and Apologetic Productions

Mockingbird Pictures, LLC, which we refer to as Mockingbird Pictures, is a motion picture production company co-owned and co-managed by the producer of our Film and the Secretary of Billy Dead, Inc., Julie Lynn, and by Charles Ryan, one of our founders who currently is a member of our board of directors and who previously served as our Chief Executive Officer. Because Billy Dead, Inc. does not anticipate producing other motion pictures besides the Film, we believe that any potential conflicts of interest between Mockingbird Pictures and Billy Dead, Inc. are minimal.

However, the strategy of producing a motion picture through single purpose companies creates numerous inherent conflicts of interest. For instance, Ms. Lynn may be contracting with distributors, cast members and others with whom she has had arrangements in the past and will likely have arrangements in the future that are unrelated to the business of Billy Dead, Inc. While it is the duty of management and the board of directors to represent and uphold the interests of Billy Dead, Inc., and they have every intention of doing so, Ms. Lynn and Mr. Ryan may nonetheless encounter situations where it might be in their best interests for future endeavors, not affiliated with Billy Dead, Inc., to provide more favorable terms to other persons or entities in order to maintain or enhance future working relationships.

Additionally, Ms. Lynn will be working for Billy Dead, Inc. on an "as needed" basis and intends to commit as much time as required depending upon the phase of the Film's production. However, Ms. Lynn may have commitments to other projects being produced by Mockingbird Pictures that, depending upon the phase of production for those projects, may take precedence over her duties to Billy Dead, Inc.

For instance, our principal photography phase will demand full time services from Ms. Lynn. After the completion of the Film, the duties of Ms. Lynn will decrease. Ms. Lynn's commitments to Mockingbird Pictures are also "as needed" and will increase or decrease depending upon the degree of other film production Mockingbird Pictures is involved with at any given time. On occasion this may reduce Ms. Lynn's ability to focus on her duties to Billy Dead, Inc. See "Management."

Ms. Lynn is also the sole owner of Apologetic Productions, Inc., which we refer to as Apologetic Productions, a company which exists exclusively in order to contract out for Ms. Lynn's services as a film Producer. Ms. Lynn's time commitment to Apologetic Productions is nominal and we therefore do not believe it will negatively impact her obligations to Billy Dead, Inc.

Peter Fuhrman and San Vicente Group

Peter Fuhrman, our Chief Executive Officer, Chief Financial Officer and Chairman of our Board of Directors, also serves as the Chief Executive Officer of San Vicente Group, Inc., a venture capital and merchant banking corporation based in Los Angeles, a position he has held since November 2001. Because

San Vicente Group is not involved in film production or distribution, we do not foresee any conflicts of interest between San Vicente Group and Billy Dead, Inc.

Mr. Fuhrman will be working for Billy Dead, Inc. on an "as needed" basis and intends to commit as much time as required to fulfill his responsibilities to Billy Dead, Inc., and is further required by the Film's production and commercialization. Because Mr. Fuhrman's duties with San Vicente Group primarily entail managing San Vicente Group's investment portfolio and supervising the distribution of its cash assets to its shareholders in connection with the planned dissolution of the company, we do not believe his duties to San Vicente Group will interfere with his duties to Billy Dead, Inc. Nonetheless, Mr. Fuhrman may encounter unforeseen obligations to San Vicente Group that may take precedence over his duties to Billy Dead, Inc. For instance, San Vicente Group is currently involved in litigation proceedings against the former officers and directors for mismanagement and breaches of fiduciary duty, and Mr. Fuhrman's involvement in these proceedings may at times interfere with his duties to Billy Dead, Inc. See "Management."

Civilian Capital

Mr. Gordon, Mr. Hawke, Mr. Stoff and Ms. Lynn each participated in developing "Billy Dead" into a feature film prior to being approached by the underwriter of this offering, Civilian Capital. Because they had not originally planned on financing the Film through a public offering, Civilian Capital has played a larger role in Billy Dead, Inc.'s formation and in the development of this offering than an underwriter would traditionally. Civilian Capital's activities in connection with both our formation and with this offering have included helping to locate our officers and board of directors, our legal counsel for securities and general corporate matters, and our independent auditors.

In addition, the Chief Executive Officer of Civilian Capital has co-signed personally for a line of credit we obtained from a bank in December 2002. This line of credit is being used to cover incorporation expenses, certain development expenses, and certain legal and accounting fees we will incur as a result of this offering. We have agreed to repay it in full out of the proceeds of this offering.

Aspects of our interests and the interests of Civilian Capital may be adverse with respect to this offering. Civilian Capital's involvement in our business and financial affairs creates a potential conflict of interest between Civilian Capital in its role in the formation of Billy Dead, Inc. and as the underwriter of this offering. For instance, despite the fact that the underwriter pursued due diligence procedures standard in a public offering, the role Civilian Capital played in setting up Billy Dead, Inc. may have diminished their objectivity and reduced the quality of this due diligence.

Following the completion of this offering, Civilian Capital has the option to designate one person for election to our board of directors for up to three years from the effective date of the registration statement. Of our five directors, one of our two independent directors, Brett Young, is the designee of Civilian Capital. In addition, Mr. Young is a minority stockholder of Civilian Pictures. See "Underwriting".

Accordingly, Civilian Capital will continue to have influence over our operations following the completion of this offering, and its interests may not be consistent with those of our stockholders. Civilian Capital's designee on our board of directors could be in a position to cast a deciding vote on matters of importance.

Civilian Pictures

Civilian Capital's parent company, Civilian Pictures, Inc. -- which we refer to in this prospectus as Civilian Pictures -- is the sole owner of the underwriter. Civilian Pictures contracts for and manages the technology and online systems used by the underwriter, researches potential movie productions that the underwriter may wish to pursue as an offering (which includes reviewing scripts, budgets and providing consultation to the underwriter on other entertainment related issues) and provides marketing and advertising support to the underwriter. Civilian Pictures does not own any other entities and, except as described here, has no affiliates in common with the underwriter or with Billy Dead, Inc.

Civilian Pictures has granted options to purchase shares of its common stock to Mr. Gordon, one of our founders, and Ms. Lynn, who is an officer of Billy Dead, Inc. These options were issued in September 2001 in consideration of Mr. Gordon and Ms. Lynn's advice and assistance in developing and finding suitable motion picture projects for the underwriter to pursue as public offerings, and were given prior to the formation of Billy Dead, Inc. The combined options held by Mr. Gordon and Ms. Lynn in Civilian Pictures, if exercised, would amount to less than 0.5% of the equity of Civilian Pictures. See "Underwriting".

In addition, Civilian Pictures has paid certain actual, out-of-pocket set up, operating and offering related expenses on our behalf, and we have agreed to repay Civilian Pictures out of the proceeds of this offering. These expenses relate to license fees, legal and accounting services, entertainment legal matters, blue sky legal matters, postage, and other fees related to the corporate establishment and initial maintenance of Billy Dead, Inc., and certain marketing expenses, such as web site development. We intend to reimburse Civilian Pictures for these expenses from the proceeds of this offering. If the offering is not successfully completed, we will have no obligation to reimburse Civilian Pictures for these expenses. See "Certain Transactions".

Howard Rice

Howard, Rice, Nemrovski, Canady, Falk and Rabkin, P.C., whom we refer to as Howard Rice, represents Billy Dead, Inc. in this offering. Howard Rice previously rendered legal services to Civilian Pictures, the parent company of the underwriter. Howard Rice no longer represents Civilian Pictures and has never directly represented the underwriter. However, Howard Rice was integral in the development of the initial Civilian Pictures business plan, including the development of the procedures that the underwriter is using to pursue this offering. A portion of the Howard Rice fees associated with its activities on behalf of Civilian Pictures is still unpaid. Accordingly, while Howard Rice does not have any ownership in Civilian Pictures or in the underwriter, or any attorney-client relationship with either of them, the firm may have a financial interest in seeing the Civilian Pictures business plan succeed. This might create a conflict of interest if the interests of Billy Dead, Inc. and the interests of the underwriter or of Civilian Pictures were to diverge. Howard Rice has fully disclosed this potential conflict to Civilian Capital, Civilian Pictures and Billy Dead, Inc., and Civilian Capital, Civilian Pictures and Billy Dead, Inc. have consented to Howard Rice representing us in connection with this offering.

Special Note Regarding Forward-Looking Statements

This prospectus, including the sections entitled "Summary," "Risk Factors," "Management's Plan of Operation," "The Motion Picture Industry" and "The Company" contains forward-looking statements. These statements relate to future events or our future financial performance. Their accuracy is dependent on known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressly or implicitly predicted by the forward-looking statements. These risks and other factors include those listed under "Risk Factors". In some cases, you can identify forward-looking statements by terminology such as "may," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "continue," or the negative of such terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors," which may cause our actual results to differ materially from any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statements to actual results, as a result of new information or otherwise.

Dividend Policy

Since our inception, we have not declared or paid any cash dividends on any of our stock. Our Series A preferred stock contains no provisions for fixed cash dividends and therefore we will incur no fixed charges or pay any fixed dividends, accrued or expected, on the Series A preferred stock.

We do not intend to pay dividends on either our preferred or common stock in the foreseeable future and plan instead to retain our future earnings, if any, to distribute to our stockholders upon dissolution. Any future payment of dividends will be made at the discretion of our board of directors and in consideration of then current tax laws. If we decide to pay dividends, our Series A preferred stock contains dividend provisions which are superior to our common stock and are identical to the Series A preferred liquidation preferences. See "Description of Securities".

Capitalization

The following table sets forth our capitalization as of June 30, 2003:

      o     on an actual basis; and

      o on a pro forma, as adjusted basis which gives effect to the proceeds of: $7.88 million to be received from the sale in this offering of 900,000 shares of Series A preferred stock at $8.75 per share, which we estimate will be approximately $7.14 million after deducting (1) the underwriting commission of $549,000; (2) our estimated offering expenses of $150,000; and (3) our estimated corporate startup expenses of $40,000 (which will includes a $25,000 related party compensation due to Charles Ryan in connection with duties performed as the CEO/CFO during our formation and in connection with this offering, which is due upon completion of the offering).

      o Pro forma estimates also take into account the repayment of our $50,000 line of credit, payment of our accounts payable and related party accounts payable (due to Civilian Pictures, the parent of the underwriter), which amounts are included in our estimated offering and startup expenses.

Shares of Series A preferred stock outstanding does not include 54,000 shares issuable to Civilian Capital upon the exercise of the Underwriter's Warrants (to be issued upon the completion of this offering).

This table should be read in conjunction with Management's Plan of Operation, our financial statements and the notes to the financial statements appearing elsewhere in this prospectus.

                                                                               As of June 30, 2003
                                                                               -------------------
                                                                            Actual
                                                                          (Unaudited)        Pro Forma
                                                                          -----------       -----------
      Cash .........................................................      $     4,104       $ 7,095,694
      Deferred Offering Costs ......................................      $    68,285                --
         Total .....................................................      $    72,389       $ 7,095,694
                                                                          ===========       ===========
      Line of Credit ...............................................      $    50,000                --
      Accounts Payable & Accrued Expenses ..........................      $    51,592                --
      Accounts Payable - Related Party .............................      $    43,603       $         0
                                                                          -----------       -----------
         Subtotal ..................................................      $   145,195       $         0
                                                                          -----------       -----------
      Stockholder's (Deficit) Equity:
           Series A preferred stock, $0.001 par value, 954,000
              shares authorized; actual: none issued and
              outstanding; pro-forma: 900,000 issued and outstanding
              (Liquidation preference: up to $8.75 per share, then
              4:1 preference to common stock) ......................               --       $       900
         Common stock, $0.001 par value, 900,000 shares authorized;
              900,000 issued and outstanding, actual and pro forma .      $       900       $       900
         Additional Paid in Capital ................................               --       $ 7,175,100
         Accumulated Deficit .......................................         ($54,221)         ($61,721)
                                                                          -----------       -----------
         Total Stockholders' (Deficit) Equity ......................         ($53,321)      $ 7,115,179
                                                                          -----------       -----------
         Total Capitalization ......................................      $    57,782       $ 7,115,179
                                                                          ===========       ===========

Use of Proceeds

The underwriter is conducting this offering on a best-efforts, all or none basis. This means that proceeds from this offering will be held in an interest bearing escrow account and will not be released until we have raised minimum proceeds equal to the entire amount of the offering, which is approximately $7.88 million. We believe this amount is consistent with the business plan set forth in this prospectus. We estimate that the net proceeds from the sale of 900,000 shares of our Series A preferred stock will be approximately $7.18 million, based on an estimated offering price of $8.75 per share, and after deducting:

      (1) the underwriting commission of $549,000, which amounts to 7% of this offering; and

      (2) our estimated offering expenses of $150,000, which amounts to approximately 2% of this offering and includes:

            Offering Costs:                                   Amount
                                                              ------
                 SEC registration fee ...............       $    679
                 NASD filing fee ....................       $  1,339
                 Blue Sky fees and expenses .........       $ 29,500
                 Printing and engraving expenses ....       $ 13,000
                 Legal fees and expenses ............       $ 45,000
                 Accounting fees and expenses .......       $ 25,000
                 Transfer Agent & Escrow fees .......       $  5,000
                 Road Show and Contingency ..........       $ 30,482
                                                            --------
            Total Offering Costs ....................       $150,000
                                                            ========

The remaining $7.18 million does not take into account the exercise of the 54,000 Underwriter's Warrants, which will not be exercisable until one year after the closing of this offering. If all of these Underwriter's Warrants are exercised, we may receive up to an additional $519,750. We intend to retain any additional money we may receive from any exercise of these warrants to distribute to our stockholders and fulfill any contingent compensation obligations as described in "Management's Plan of Operation".

We intend to use the proceeds we receive from this offering to pay for corporate setup and development expenses, to finance production of the Film and to cover three years of our general corporate purposes. Before we begin production we may make temporary investments in interest-bearing accounts, certificates of deposits, United States Government obligations or money market accounts (with no more than 25% of the proceeds in investment-grade corporate securities). We do not intend to rely on other sources of funds, such as distributor advances, in order to produce the Film, and instead plan to finance production of the Film entirely through this offering. We have no understandings, commitments or agreements to acquire or invest in any other company or to produce any projects other than the Film.

The following chart illustrates how the $7.18 million in net proceeds to be raised by the offering will be allocated, expressed in both monetary and percentage terms:

Film Production Costs:
          Above the Line(1) ......................      $2,090,000            29.1%
          Pre-Production & Filming ...............      $2,660,000            37.1%
          Post-production ........................      $  550,000             7.7%
          Production Contingency .................      $  540,000             7.5%
          Production Insurance and Legal .........      $  180,000             2.5%
          Completion Bond Fee ....................      $  140,000             2.0%
     Total Film Production Costs .................      $6,160,000            85.8%
                                                        ----------      ----------
Corporate Startup:
          Accrued Compensation (Charles Ryan)(2)..      $   25,000             0.3%
          Legal and Accounting Setup .............      $   10,000             0.1%
          Misc. expenses .........................      $    5,000             0.1%
     Total Startup Expenses ......................      $   40,000             0.6%
                                                        ----------      ----------
General and Administrative:
          Executive Salary (3 Years)(2) ..........      $  150,000             2.1%
          Directors & Officers Insurance (3 Years)      $  315,000             4.4%
          Legal, Accounting, Stock Fees (3 Years)       $  511,000             7.1%
     Total General and Administrative Expenses ...      $  976,000            13.6%
                                                        ----------      ----------
Net Offering Proceeds ............................      $7,176,000           100.0%
                                                        ==========      ==========

(1) Above-the-line costs include most development costs, intellectual property costs, costs relating to the producer, costs relating to the director, and talent costs. See "Glossary". From within this category Ms. Lynn will be paid $150,000 for performing her duties as the Film's producer and Mr. Gordon will receive $250,000 for performing his duties as the Film's director. Their combined directing and producing fees will amount to approximately 5.6% of the net proceeds from this offering. They will have been paid in full upon the completion of their duties as the Film's producer and director, respectively, which we expect will be prior to Billy Dead, Inc. generating any revenues. See "Management's Plan of Operation".

We purchased an option to acquire the motion picture rights to the novel and the screenplay for "Billy Dead" from separate unrelated third parties for $10,000 and $1 respectively. Both agreements state that if we proceed with production of the Film we can exercise these options and acquire the associated motion picture rights for an additional fee. This additional fee is included in the above the line portion of our production budget.

We additionally obtained a release agreement from a third party in connection with the underlying screenplay rights at a cost of $5,000. This release was sought in connection with a previous screenplay adaptation of the novel "Billy Dead" that is not being used by Billy Dead, Inc. We paid this amount from our line of credit. There are no additional fees or option costs associated with this release and this payment is included in the contingency portion of the production budget.

(2) Other than Messrs. Ryan and Fuhrman, there are no members of the management, founders or other insiders receiving cash compensation for their duties managing Billy Dead, Inc. Mr. Ryan will receive $25,000 upon the closing of the offering for services rendered prior to such closing, which represents approximately 0.3% of the net proceeds from this offering. In addition, Mr. Fuhrman's employment agreement provides that for three years, he will receive a maximum cash compensation of $150,000 ($50,000 per year), which is approximately 2.1% of the net proceeds from this offering. It will be some time before the Film is distributed and therefore we expect that a significant portion of Mr. Fuhrman's compensation will have been paid prior to our generating revenues.

Other Insider Compensation

Fees budgeted for Mr. Gordon and Ms. Lynn for directing and producing the film are independent contractor fees consistent with amounts they have been paid for other film productions of similar budget and nature and were entered into on terms that were as favorable to Billy Dead, Inc. as those generally available from unaffiliated third parties.

Company insiders, including Mr. Fuhrman, Mr. Gordon, Ms. Lynn and Mr. Ryan, will receive an aggregate total of $575,000 from the net proceeds of this offering over the three years following the completion of this offering, either through executive compensation or independent contractor arrangements. This amounts to 8% of the net proceeds of this offering.

Agreement with Civilian Pictures

Civilian Pictures has agreed to pay certain of our actual, out-of-pocket set up, operating and offering related expenses and we have agreed to repay Civilian Pictures out of the proceeds of the offering. These expenses relate to license fees, legal and accounting services, entertainment legal matters, blue sky legal matters, postage, and other fees related to the corporate establishment and initial maintenance of Billy Dead, Inc., and certain marketing expenses, such as web site development. These reimbursable amounts are included in the above breakdown of our use of proceeds within the categories labeled "Offering Costs", "Corporate Set-up" and "Film Production Costs".

Total expenses incurred by Civilian Pictures on behalf of Billy Dead, Inc. total $20,066 as of December 31, 2002 and $43,603 as of June 30, 2003.

Line of Credit

In December 2002, we established a line of credit with a bank in the amount of $50,000. This promissory note between Billy Dead, Inc. and the bank bears a variable interest rate based on the bank's prime rate plus 1%, but shall not be less than 6%, which was the initial rate as of December 31, 2002. Accrued interest is due monthly and the note matures on December 23, 2003, at which time all outstanding principal and unpaid accrued interest is due.

The note is guaranteed by Peter McDonnell, the Chief Executive Officer of the underwriter. We intend to repay the line of credit from the proceeds of this offering or remove Mr. McDonnell as the guarantor upon completion of this offering. As of December 31, 2002, $25,000 had been drawn from the line of credit and as of the date of this prospectus substantially all of the $50,000 had been drawn from the line of credit.

The line of credit borrowings have been used to pay expenses relating to setting up Billy Dead, Inc. and preparing for this offering. These amounts are included in the above breakdown of our use of proceeds and include:

      o     a legal retainer for our company counsel Howard Rice;

      o     fees paid to our auditors, Raimondo Pettit Group;

      o a fee paid to an unrelated third party to acquire the option on the novel;

      o a payment to an unrelated third party to release us from any potential intellectual property claims relating to a previous screenplay draft (that will not be used in our production);

      o a fee paid to an independent consultant to generate the budget and schedule for the Film; and

      o certain nominal corporate fees and interest payments on the line of credit.

We have agreed to pay down and retire the line of credit out of the net proceeds of this offering or, alternatively, to cause the lender to remove the co-signer from the line of credit if we decide to keep the line of credit in place following the offering.

Marketing and Distribution Costs

We expect to enter into agreements that will require a distributor to pay duplicating, advertising and other expenses associated with distributing the Film. Therefore, distribution costs are not included as a part of this offering. See "Risk Factors," "The Motion Picture Industry" and "The Company -- Strategy for Licensing the Film's Distribution Rights".

Glossary

Readers of this prospectus may be unfamiliar with the following terms, most of which are commonly used within the movie business. While we have defined these terms as they occur within the body of the prospectus, we felt it might be useful to have these definitions consolidated for ease of reference.

o Above The Line costs. Movie production costs include most development costs, intellectual property costs, costs relating to the producers (including the producer's fee, the executive producer's fee and their assistants), costs relating to the director (including the director's fee, DGA fees and any assistants), talent costs (including the principal cast, the supporting cast, extras, casting director and casting fees) and travel and living costs for any of these `above the line' persons.

o Adjusted Gross Receipts. A contractually defined term that, in our case, equals the cash available to Billy Dead, Inc. after paying all film, general and administrative and other corporate costs, income taxes, reserving for the Series A liquidation preference on behalf of our Series A stockholders, and reserving for any additional foreseeable contingent liabilities. In this prospectus we refer to the adjusted gross receipts of Billy Dead, Inc. as our "adjusted cash balances".

o Below The Line costs. Movie production costs encompassing production and post-production phases, including labor costs for production personnel (such as the director of photography, the general production staff, the lighting staff, the editors, etc.) as well as any equipment rentals, wardrobe or props rentals and purchases, insurance policies, location fees and editing costs.

o Completion Bond. A form of insurance which provides that, should the producers run into significant problems completing the Film, the bond company would: 1) advance any sums in excess of the budget required to complete and deliver the Film; 2) complete and deliver the Film itself; or
      3) shut-down the production and repay the financier monies spent toward the production of the Film.

o Contingent compensation. Compensation to creative personnel and producers that is contingent upon the performance of the Film. This compensation may take the form of guild or union required residual payments, or of negotiated percentages of a film's gross or net returns.

o Directors Guild of America (DGA). A guild representing motion picture and television directors and assistant directors. Keith Gordon, who has agreed to direct the Film, is a member of the DGA.

o Distribution fees. Fees that distributors charge for releasing a film in various territories. These fees are negotiated on a film by film basis and typically range between 30%-40% of the revenues a distributor receives from theatrical exhibitors.

o Distribution revenues. Revenues generated as a result of exploiting a film in theatrical, home video, pay cable, pay-per-view, and other forums.

o Dissolution. In this prospectus, dissolution refers to the termination of Billy Dead, Inc. and disbursement of assets to stockholders.

o Distributor (or Distribution Company). The entity that is primarily responsible for making copies of a film for theatrical or video exhibition, promoting and marketing a film to the public, and making arrangements with exhibitors to show the film in theaters or in other markets (or `release windows').

o Fixed Deferrals. Pre-negotiated deferred payments of flat fees sometimes granted to key personnel or talent, usually tied to a film's gross financial returns.

o Gross Profit Participation. A form of contingent compensation based upon gross revenues before any costs (such as, distribution fees, financing costs and other corporate costs) are deducted.

o Net Profit Participation. A form of profit participation based upon a negotiated definition of net revenues after deducting certain costs of a film, including distribution fees, financing costs and general corporate expenses. Sometimes defined as "adjusted gross" participation.

o Producer's net profit. In our case this number is defined as 50% of our adjusted cash balances and consists of the aggregate total of the combination of any potential returns to our common stockholders and all persons who will receive contingent compensation through net participations. This amount will be zero until we have reserved for the entire Series A preferred stock's liquidation or dividend preference of $8.75 per share.

o Profit Participations. A negotiated form of contingent compensation granted to talent or personnel and paid out as a percentage of a film's net receipts, adjusted gross receipts or, in our case, Billy Dead, Inc.'s adjusted cash balances. A form of contingent compensation.

o Release Windows. Various channels or media within a specified territory timed sequentially beginning with a film's initial theatrical release. These include movie theatres; home video; pay-per-view; pay cable; network television; and syndicated television.

o Residual payments. Obligations providing that a percentage of a film's gross revenues in certain markets must be paid to certain organizations, unions, or guilds for the benefit of their members. A form of contingent compensation.

o Residual revenues. Monies received through ongoing revenue, which in many cases is negligible, pertaining to the continued exploitation of a film's copyrights after it has been commercialized in most primary markets.

o Screen Actors Guild (SAG). A guild representing member film and television performers. We would be subject to SAG rules in hiring potential actors in our Film, such as Mr. Hawke.

o Theatrical Exhibitor. The person or entity which shows a film in a theater and charges box office admission. The theatrical exhibitor typically takes approximately 50% of the box office return before passing on the remainder to the distribution company.

o Writers Guild of America (WGA). A guild representing motion picture and television screenwriters. For instance, our screenwriter, Keith Gordon, is a member of the WGA.

The Company

Billy Dead, Inc. was formed on September 24, 2002 for the single purpose of producing and commercializing a feature film tentatively titled "Billy Dead". The sole asset of Billy Dead, Inc. will be the copyright of the Film. We plan to utilize the funds from this offering to produce the Film, to pay for expenses associated with the commercialization of the Film, and to finance our general corporate expenses.

Keith Gordon, Ethan Hawke, Erwin Stoff and Julie Lynn each participated in developing "Billy Dead" into a feature film prior to being approached by the underwriter of this offering, Civilian Capital. Mr. Gordon, Ms. Lynn and Charles Ryan are the founders of Billy Dead, Inc. The founders and producers had not originally planned on financing the Film through a public offering, hence Civilian Capital assisted the founders in connection with both our formation and this offering by helping to locate potential outside directors, outside legal counsel and independent auditors. See "Conflicts of Interest" and "Certain Transactions."

Billy Dead, Inc. has assembled a creative team that we believe is qualified to produce a high-quality motion picture. Once the Film is completed, we intend to license the worldwide distribution rights to one or more established distribution companies for exhibition including theatrical, pay television, DVD and video rentals and cable or network television. Once we have licensed, sold or assigned the distribution rights and any other remaining residual rights, including copyrights and trademarks, we intend to dissolve Billy Dead, Inc. and distribute the proceeds to our stockholders.

Our strategy is to assemble a creative team, screenplay and cast that we believe has the potential for commercial success. Predicting the success of a motion picture is difficult and highly subjective, as it is not possible to accurately predict audience acceptance of a particular motion picture. In order to evaluate our potential to obtain distribution and appeal to an audience, we have used the following criteria:

o An exceptional story. The story must be unique and have the ability to make an emotional connection with the audience.

o Compelling character roles capable of attracting well-known actors. Actors have many choices in film roles and often consider a specific role's ability to yield a strong performance, the subject matter of a film and its general audience appeal, and the potential for the role to yield critical acclaim such as an Academy Award(TM).

o The involvement of actors and actresses with proven public recognition and appeal. Actors are critical to achieving commercial success. The industry competes heavily for the most well-known actors because of their audience appeal and proven ability to generate a large audience. Without a recognizable cast, it is often difficult to obtain distribution from established companies.

o An established and respected director. The director is primarily responsible for visualizing the Film and expressing that vision throughout the production. In addition, the director's experience, reputation, relationships and stature in the industry may enhance the producer's ability to attract well-known actors.

o An experienced producer with a reputation for finishing films on time and within budget. The producer is responsible for establishing and maintaining fiscal responsibility during the production of a motion picture. It is essential that the producer have extensive experience and a quality reputation. In addition, the choice of a producer greatly impacts a film's ability to obtain a completion bond from a reputable completion bond company. See "The Company -- Production of the Film".

o A relatively low production budget. Production budgets for motion pictures range from tens of thousands of dollars for small independent films to hundreds of millions of dollars for large studio films. In order to maximize a film's potential for commercial success and generating revenues which exceed costs, a film's production budget should be as minimal as possible while nonetheless allowing a director and producer to deliver a high quality motion picture with a recognizable cast. Many films that are produced on limited budgets are unable to command well-known talent and therefore have a low likelihood of achieving distribution.

We believe that the Film meets the preceding criteria for the following reasons:

o "Billy Dead" is based upon an acclaimed novel. The book, written by Lisa Reardon and published by Viking Penguin in 1998, received wide attention and extensive praise from critics upon its release.

o The subject matter of "Billy Dead" is bold and controversial. We believe the subject matter will help us draw attention to the Film and allow us to command the audience's attention in the specialized distribution marketplace. We also believe that the treatment of the subject is professional and sensitive, yielding rich characters which will evoke a strong emotional response in the audience.

o Ethan Hawke has provided us with a written expression of his interest in playing the leading role of "Ray Johnson". Mr. Hawke, who is also performing as an Executive producer for the Film, is an internationally recognized actor, director and novelist with a track record of involvement with motion pictures that have received international distribution and acclaim. Mr. Hawke has starred in numerous feature films, including "Dead Poets Society", "Before Sunrise" and "Gattaca". In 2001, Mr. Hawke was nominated for an Academy Award(TM) for his role opposite Denzel Washington in "Training Day".

o Keith Gordon has agreed to direct the Film. Mr. Gordon is an experienced director, actor, writer and producer, and we believe that his reputation in the motion picture industry will enhance our ability to attract well known actors. Mr. Gordon has directed five films, including "Waking the Dead", starring Jennifer Connelly and Billy Crudup, "Mother Night", starring Nick Nolte, "A Midnight Clear", starring Ethan Hawke and Gary Sinese, and "The Singing Detective", which stars Robert Downey Jr., features Mel Gibson and was released by Paramount Classics in October 2003. In addition, Mr. Gordon has produced three movies -- two of which he also directed -- which have all been completed within budget and on schedule. Mr. Gordon's films have all received distribution from established distribution companies. Moreover, Mr. Gordon has never failed to attain a completion bond when required.

o Julie Lynn has agreed to produce the Film. Ms. Lynn is an experienced producer with such credits as an associate producer on the films "Still Breathing", "Kill the Man" and "Twin Falls Idaho"; and co-producer of the Emmy Award winning HBO film "Wit", directed by Mike Nichols, and the drama "Joe and Max". Recently Ms. Lynn supervised production of the horse unit for Gary Ross's "Seabiscuit," produced by Universal Pictures, Dreamworks Entertainment and Spyglass. Ms. Lynn has developed a reputation for producing films within budget and on schedule and has never failed to receive a completion bond when required.

o "Billy Dead" has a relatively low production budget. We have spent a significant amount of time and effort working with a third party consultant to develop a production budget for the Film that we believe will best balance the potential returns of our Film with our desired cast, creative team and production values. See "Use of Proceeds".

We believe that satisfying the preceding criteria will enable us to produce a high quality motion picture capable of obtaining distribution and attracting an audience.

The Screenplay

The following briefly summarizes the story of the Film. It does not attempt to cover every scene, character, or plot point, but only to give a feel for a full length, very complex piece. We may modify or enhance certain elements of the screenplay during production, although our agreement with a completion bond company will impose certain restrictions on our ability to do so. See "The Company -- Production of the Film".

                                  "Billy Dead"

FADE IN:

EXT. RURAL HIGHWAY

[GRAPHIC OMITTED]

Houses whip by in black and white.

      Ray Johnson (VO) People lose people. I don't know why we're so damned careless. Folks lose their kids, men lose their women. For every person, there's someone wondering where and why they lost them.

INT. RAY'S PICKUP

Color soaks in as RAY JOHNSON drives. He is thirty and weathered, but with a boy's eyes -- soft, vulnerable, hopeful.

SALLY, Ray's long time girlfriend, rides shotgun. She is thirty-four -- middle class to Ray's working class.

EXT. HOUSE

They pull up to their run down house and discover GINNY HONEY, Ray's sister-in-law, waiting for them.

God. It must be Billy again, Ray figures. What'd he do this time?

                                      GINNY

                        Billy's dead. Someone killed him.

Billy's dead. Somebody bashed his brains in with a rock and then held his hand and smoked a few butts while he flickered out. It couldn't have happened to a more deserving son of a bitch.

But what should be the end of an ugly family chapter instead just stirs up memories in dead Billy's little brother -- Ray.

                                                                         CUT TO:

RAY'S BOYHOOD HOME - FLASHBACK

Grainy fragmented scenes of violence and sexual abuse that start ugly and grow worse, fleshing out the past as the mystery of Billy's murder unfolds.

                                                            CUT BACK TO PRESENT:

                                                               [GRAPHIC OMITTED]

EXT. ROAD

Ray wanders down a Michigan country road. He looks in the ditch, examining rocks and broken glass. Ray wonders... how did he get to this place?

SHERIFF MCCUTCHEON pulls up. The sheriff has questions for Ray:

                                     SHERIFF

            Where were you the night Billy was murdered? When did you see him last? Who would want him dead?

                                       RAY

            It would be quicker to tell you who didn't want Billy dead.

FLASHBACKS TOGGLE BETWEEN THE PAST AND PRESENT:

Each flashback reveals more clues to the murder - and what's going on inside
Ray.

As we are brought up to speed on this dark family history we're reminded of an unpleasant truth -- real horror is what loved ones can do to each other in the familial pressure cooker. And in that pressure cooker, the lines between love, hate, family, sexuality, and violence can get blurrier than any of us would like to admit.

                                                                         CUT TO:

INT. BEDROOM - FLASHBACK

RAY, NOW FIFTEEN, has chicken pox. His hands have been tied to his bed frame by his parents to prevent him from scratching.

JEAN, NOW THIRTEEN, gleefully tortures Ray with a lit cigarette in revenge for the sexual violence that was taken out on her years before.

And yet, beneath her angry act, there is also a powerful emotional connection between the two that neither of them can admit to or understand.

                                                                         CUT TO:

EXT. O'DONNELL'S METAL WORKS -- THE PRESENT

Ray is on break at O'Donnell's Metal Works. A RACOON climbs up on the fence. It begins to speak. None of Ray's CO-WORKERS take note as the raccoon tells Ray it saw Billy's murder go down.

Ray is growing ever more used to the line fading between reality and his tortured imagination.

LATER AT THE METAL WORKS:

The Sheriff arrives and bums a smoke from Ray.

                                     SHERIFF

            You're no longer a suspect.

Apparently the police have verified Ray's story -- he was at work when Billy was killed. The Sheriff gives Ray some details: The murderer followed Billy as he crawled all the way up North Lake Road, and then finished him off just before he could reach Dewey's tavern.

                                     SHERIFF

            Someone was there with him... playing games.

                                                               [GRAPHIC OMITTED]

Someone finally did it.

INT. RAY'S PICKUP

Ray feels compelled to drive to Jean's house.

                                       RAY

                                  (To himself)

I ain't supposed to be here.

But he goes anyway.

EXT. JEAN'S GARDEN

Ray finds Jean and they talk. There is something between them -- more than shared history or sibling bonds; something long repressed but barely under the surface.

Ray reaches out to Jean. She turns away.

Jean's rejection leaves Ray face to face with his life's defining moment, the summer Ray, Jean, and his best friend RANDY skipped town to a remote fishing cabin.

                                                                         CUT TO:

EXT. LAKE - FLASHBACK

Randy and Ray are seventeen, Jean is fifteen, and to them it's the best summer of their lives. Free from their parents, they can drink and party to their hearts' content. It's their first real taste of freedom, which they squeeze for all it's worth.

[GRAPHIC OMITTED]

And then their freedom gradually twists around them. Randy is gone during the week, leaving Ray and Jean alone.

Things go too far -- in a world that has caused them so much pain, that has given them no way out of the violence and coldness of their family, Ray and Jean fall in love. Right or wrong, each is the others only shelter and hope -- each the only real tenderness the other has ever known. What do you do if the only person you've ever loved, and who's ever loved you, is the person the world will never let you have?

INT. CABIN BY THE LAKE

Randy walks in one afternoon. He is horrified to discover Ray and Jean together. Their secret is out. They now have a permanent stain on their hearts.

BACK IN TOWN:

The family reacts violently as Randy spreads news of the scandal. Ray leaves town and again abandons Jean to the wolves.

The things Ray did and didn't do that summer have haunted him ever since.

                                                            CUT BACK TO PRESENT:

INT. RAY'S PICKUP

Ray decides to solve the murder on his own. He drives to his FATHER's house.

RAY'S FATHER'S HOUSE:

The Sheriff is leaving as Ray arrives. Ray notices a pack of Marlboros on the counter. Jean has been here -- but why?

LATER:

The mystery behind Billy's murder begins to unravel in front of Ray. He finds the ugly truth too much to handle and begins a fierce drinking binge. He rapidly flashes between present and past, his downward spiral kicked into overdrive. He's snapping.

                                                               [GRAPHIC OMITTED]

INT. FUNERAL PARLOR

At Billy's funeral, the sheriff is quickly closing in on a suspect as Ray is ready to explode.

And when the identity of Billy's murderer is finally revealed, the fuse is lit.

In order to preserve the viewing experience for our potential audience, we have omitted specific details concerning the ending of the Film at the request of the filmmakers.

Independently Financing and Producing the Film

By financing and producing the Film outside the studio system, our strategy seeks to:

o Eliminate unnecessary costs associated with accepting advance production funding from a studio. Studios typically charge high rates of interest, overhead fees and other miscellaneous expenses to film productions. By eliminating these costs and only seeking to use the studios for distribution, we can significantly reduce the overall costs of the Film and thereby increase the likelihood of achieving revenue in excess of the Film's costs.

o Negotiate a lower distribution fee. By financing the Film independently, we are reducing the risk that would otherwise be taken by a distributor or studio. As a result, we expect that we will be able to negotiate lower distribution fees than would be the case had we used any advance funding from a distributor. For instance, in theatrical exhibition the distribution fee is typically 30% to 40% of the total amount a distributor collects from the exhibitor. To the extent that we are successful in negotiating lower distribution fees, we will receive a larger percentage of gross receipts from each of the different revenue streams associated with the Film's exhibition.

o Exercise greater control over licensing the distribution rights by creating a competitive bidding situation among distributors. Throughout the production process, we will be meeting with various distribution companies in order to educate them about the Film. Based on our meetings and the response that the Film receives, we may seek to negotiate distribution agreements at any time before, during or after the completion of the Film. Our intention is to create a competitive bidding process among distribution companies in order to negotiate more favorable terms in our overall distribution deal and increase our potential revenue.

o Reduce or eliminate the hidden costs associated with cross-collateralization by a studio or distributor. Often a distributor will charge a producer for costs that are incurred by other films a distributor releases. This procedure, called "cross-collateralization", often reduces a film's financial return. By producing the Film independently and negotiating arms-length distribution arrangements, our strategy is to minimize or eliminate these charges.

o Maintain greater creative control. We believe that specialty movies, such as our Film, are best able to appeal to a specialty audience by maximizing the ability of proven artists to control creative decisions.

While we believe that it is advantageous for us to produce the Film independently, there are a number of disadvantages associated with producing a film outside the studio system:

o We have no guarantee of obtaining revenues. Distribution is critical to the movie maximizing the potential revenue associated with exhibition. We cannot guarantee that the movie will receive distribution. If we are unable to obtain distribution we will have no alternate sources of revenue.

o We will be dependent on the distributor to market the Film to the public. Even if we are successful in negotiating a distribution agreement, we will have little control over how the distributor releases and markets the Film. A distributor may release the Film in a very limited number of theaters, spend limited resources marketing and promoting the Film, withdraw the Film from theaters too quickly or choose not to release the Film at all.

o Our Film may be insufficiently marketed. We intend to use the proceeds from this offering to finance the Film and therefore we will not depend upon funds from a distributor in order to produce the Film. A distributor may expend more time and resources marketing a film when its own funds are at risk. If a distributor does not sufficiently market our Film, our revenues may be reduced.

o Our revenues will be reduced if a distributor spends more to market the Film than will be justified by our ultimate box office success. It is impossible to predict the Film's ultimate success at the box office. If a distributor anticipates a large return at the box office, it may spend a great deal to market the Film in advance of its release. These marketing costs are usually deducted from returns the distributor pays to a producer, such as Billy Dead, Inc. While this strategy is intended to maximize a film's ultimate success, it may decrease our eventual returns if the Film is not sufficiently successful.

o We may lack additional resources should we run over budget. If we are unable to produce the Film on schedule or within budget, our funds may be insufficient to complete the Film. Unlike the studios, we will have no alternate sources of funds and the completion bond company would likely take control of completing the Film on behalf of the investors.

o We may encounter reduced leverage with distributors. We will be marketing a single film, compared to certain other independent production companies that produce multiple films for sale to distributors. Distribution companies typically offer more favorable financial terms to companies that produce multiple films, because the distributor may thereby be able to obtain additional films to distribute.

o We may be unable to get accurate accounting of monies owed us from a distributor. While we intend to request certain audit rights from our eventual distributor and these rights are customarily granted, distributors are often in a position to account for revenues in a manner that makes it difficult for an audit to determine a producer's actual share of revenues. There are also certain costs associated with audits that are outside of the normal course of our operations. Therefore, there is no assurance that we will be able to get an accurate accounting of revenues owed to Billy Dead, Inc. or that audits will reveal gains in revenues to Billy Dead, Inc. which outweigh the costs of the audit.


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

Production of the Film

We will manage the making of the Film through the four phases of production before its initial release -- development, pre-production, principal photography and post-production.

Development. The development phase of the Film is nearly complete. We have acquired an option on both the novel "Billy Dead" and the current draft of the screenplay by Mr. Gordon. Mr. Stoff and Mr. Hawke initially managed the development of the project, acquiring various intellectual property rights and retaining Mr. Gordon to write the screenplay. Ms. Lynn then managed the project through budgeting, scheduling, negotiating various agreements, and preparing for this offering.

Pre-production. The pre-production phase of the Film will begin as soon as is practical after the successful completion of this offering and subject to finalizing the availability of key cast members. We will begin pre-production by casting our remaining lead performers and will then search for younger performers resembling our lead actors for certain flashback scenes. Once casting is final we will obtain any required production related insurance policies which are customary in the industry. We will then select our filming locations, secure any necessary facilities or stages, and hire our remaining production personnel.

Principal photography. This is the phase in which each of the scenes of the Film are photographed. The final shooting location will depend on weather conditions, budgetary considerations, labor regulations, insurance requirements, requirements of our completion bond, creative preferences and the availability of production resources.

Post-production. This is the final production phase, during which the footage photographed during the principal photography phase is assembled, edited and integrated with sound, titles and special effects, to prepare the movie for exhibition.

The relative costs for each of these phases varies widely from project to project, so a typical film budget breaks down expenses into "above-the-line" and "below-the-line" costs. Above-the-line costs include most development costs, intellectual property costs, costs relating to the producer, costs relating to the director, and talent costs. See "Glossary. In our case these above-the-line expenses will amount to approximately $2.09 million, and include $250,000 which will be paid to our director, Keith Gordon and $150,000 which will be paid to our producer, Julie Lynn. See "Management".

The production and post-production phases account for the majority of the below-the-line costs. In our case we estimate that production will cost approximately $2.66 million and post-production will cost approximately $0.55 million. See "Use of Proceeds".

Our current schedule allows for an estimated eight weeks of pre-production and seven weeks of location production. We anticipate that post-production may take 4-6 months. Because it is impossible to predict the availability of key talent, weather conditions, and the timing of the completion of this offering, it is impossible to accurately predict the date of the completion of the Film. See "Risk Factors" and "The Motion Picture Industry".

Budget Contingencies. We will be required to spend significant funds to produce the Film before we can generate any revenues. We anticipate that the funds raised in this offering will be sufficient to produce the Film and to pay for any administrative expenses associated with Billy Dead, Inc. However, the amount budgeted for the Film may be insufficient as a result of:

o our inability to obtain actors or other independent contractors in accordance with the budget;

o     labor difficulties;

o     key personnel becoming unavailable within our schedule; or

o a decision to self-distribute the Film or otherwise incur a portion of the expenses related to the distribution of the Film.

As a result, we have included a contingency in our production budget to cover unforeseen expenses. This contingency typically ranges from 5% to 10% of a motion picture's estimated budget, and we have elected to reserve a contingency of approximately 10%.

If our budget is insufficient to complete the Film and license the distribution rights, we may be forced to raise additional capital. To raise additional equity or convertible debt funding, we will need to obtain stockholder approval to amend our certificate of incorporation and increase the number of authorized shares of capital stock. If we do not receive such approval, or if we are otherwise unable to raise additional financing on acceptable terms, we may be unable to complete the Film and license it for distribution.

The Completion Bond. In order to minimize the risk of budget overruns and to add an additional level of protection for investors, we have elected to include in our certificate of incorporation the requirement that we obtain a completion bond before we produce the Film. A completion bond, or "completion guaranty", is a form of insurance which provides that, should the producers run into significant problems completing the Film, the bond company would:

o advance any sums in excess of the budget required to complete and deliver the Film;

o     complete and deliver the Film itself; or

o shut-down the production and repay the financier (Billy Dead Inc. in our case) all monies spent thus far to produce the Film.

In addition to ensuring that the Film is completed within budget, the bond company will also be responsible for ensuring that the Film is delivered to us within a pre-determined schedule, follows the script and is technically suitable for exhibition in theaters. The bond company will place certain restrictions and limitations on us to ensure that the production is following a pre-determined schedule. For example, the completion bond agreement will contain a cash flow schedule that sets forth the timing and amounts of cash advances required to finance production of the Film. We will be required to deposit funds in a specific production account in accordance with this cash flow schedule.

The completion bond company will have the right to take over our production if they determine that the Film is significantly behind schedule or over budget, or that the production is otherwise not proceeding in a satisfactory manner. This will include the right to replace any member of our production team, including Mr. Gordon and Ms. Lynn. The involvement of the completion bond company comes to an end when the Film is delivered, or production monies are refunded, in accordance with these parameters.

In order to receive a completion bond from a reputable company, we will be required to submit our budget, script, shooting schedule and other production elements for their analysis and approval. Typically, a completion bond cannot be issued until all material aspects of the production have been determined, such as final locations, cast and crew. These aspects will be determined throughout our pre-production and prior to our spending monies for location production. Once these elements have been determined and we have negotiated the financial terms of the bond, we intend to commence production.

A completion bond will be subject to a number of important limitations and will not reimburse us for losses that result from certain occurrences. These include but are not limited to losses related to:

o     distribution expenses;

o     residual payments due to creative guilds, such as the Screen Actors Guild;

o gross or net profit participations granted as contingent compensation to actors or production personnel;

o elements of the Film that are not included in the approved screenplay, budget or production schedule;

o     our insolvency;

o     our committing illegal or fraudulent acts;

o     our violation of any collective bargaining agreements;

o our failure to obtain any necessary rights to use copyrighted works, such as music;

o     our failure to obtain required insurance coverage;

o our failure to fulfill any conditions required by cast members that causes them to abandon their commitment to the Film;

o currency fluctuations in the event that we produce the Film in another country, such as Canada;

o     natural disasters; or

o     acts of war.

Any losses that might result from these events would not be covered by a completion bond and would harm our operating results. It is also important to note that the completion bond company does not, in any way, guarantee the commercial or artistic success of the Film.

The above does not represent a complete description of a typical completion bond and the final terms of any agreement will be subject to negotiation. We do not anticipate any difficulty in obtaining a completion bond for the Film. Mr. Gordon and Ms. Lynn have never had a completion bond company take control of a film production with which they were associated. In addition, Mr. Gordon and Ms. Lynn have never failed to obtain a completion bond when required for any films in which they were involved. However, in the event that we are unable to obtain a completion bond on acceptable terms, we intend to liquidate Billy Dead, Inc. and distribute our remaining assets to our stockholders. See "Management's Plan of Operation".

Strategy for Licensing the Film's Distribution Rights

We do not plan to distribute the Film ourselves and will therefore seek distribution with established motion picture distribution companies. As we have discussed, we believe the Film has the proper elements -- including the key cast, a bold and controversial story, a reasonable budget and a strong production team -- to attract an independent distributor, a mini-major studio or the specialty arm of a major studio distributor. See "The Motion Picture Industry -- Motion Picture Distribution".

Successfully licensing the Film's distribution rights is critical to the commercial success of the Film and therefore Billy Dead, Inc. However, we cannot guarantee that the Film will receive distribution, or if it does, whether the terms of the distribution agreement will result in proceeds sufficient to cover the costs of the Film. For instance, exhibitors typically retain approximately 50% of the gross proceeds collected at the box office and, while it is not uncommon for independent producers to negotiate lower distribution fees as a result of producing a film independently, distributors usually attempt to retain 30%-40% of the remaining box office as a distribution fee. In addition, costs associated with prints and advertising are usually deducted from any returns that might otherwise go to an independent producer.

Taken collectively, the amount of revenues carved out from the theatrical box office will likely have a significant impact on our theatrical box office returns. It is therefore difficult for an independent film, such as ours, to achieve profitability through licensing theatrical rights alone. This is the primary reason why the terms of a distribution agreement which pertain to ancillary revenue streams, such as international distribution, home video and television, are essential.

Every distributor has specific capabilities and demand for certain types of films. Based on our relationships with these distributors and knowledge of the distribution landscape, we intend to engage in discussions with selected distributors, through which we will gauge interest with the intention of conducting a competitive bidding process for the Film's distribution rights.

During the negotiating process, we will consider a number of issues including:

o the distributors' historical track record and expertise in marketing movies of similar size, cast and genre;

o whether the distributor is willing to buy worldwide rights or only a portion of the rights;

o the amount and ability of a distributor to provide us a guaranteed minimum advance against future revenues from the Film;

o the percentage of the Film's revenues that the distributor will retain as a distribution fee from each of the Film's revenue streams including theatrical, pay television, DVD and video rentals and sales and cable or network television and whether the fees will be based on the Film's gross or net revenues in each category

o the release strategy the distributor intends to employ, such as a wide release (more than 1,500 screens) or a limited release (less than 500 screens), and the minimum number of screens on which the distributor will guarantee the Film is shown;

o the minimum and maximum amounts the distributor is willing to commit to spending on advertising and making copies of the Film (known as prints) for release;

o whether the distributor's rights will be perpetual or lapse after a certain period of time;

o a distributor's willingness to honor agreements Billy Dead, Inc. has entered into, including our commitment to give Mr. Gordon approval of the final edit of the Film;

o     a distributor's reputation for accurate accounting; and

o a distributor's ability and reputation for making timely payments to producers.

We will attempt to balance these considerations and negotiate a distribution arrangement that we believe will best maximize the returns to our stockholders. However, some of these considerations may conflict with each other and we will not be able to predict which strategy will maximize Billy Dead, Inc.'s revenues.

If we are unable to negotiate terms of a distribution agreement which are acceptable to us, we may elect to forego theatrical distribution and license the Film directly to pay cable or home video. Since films that forego theatrical distribution typically generate significantly less revenue than those that are released into theaters, this approach would be used as a last resort.

Industry Compensation Arrangements

Most of the creative and production personnel that work on a movie are short-term employees or "for hire" contractors who are compensated for their services at a predetermined rate. It is also customary in the motion picture industry to pay contingent compensation over and above these fees to certain key employees and contractors. Customary contingent compensation arrangements in the industry include:

o     fixed deferrals;

o     residual payments; and

o     gross or net profit participations.

Fixed Deferrals. Key creative personnel, including the director, producer, writer and actors, often negotiate fixed deferral payments of flat fees tied to a film's financial returns. We have not granted any fixed deferrals and have no plans to do so.

Residual Payments. The principal collective bargaining organizations for personnel within the movie industry are: the Directors Guild of America, or DGA; the Writer's Guild of America, or WGA; the Screen Actors Guild, or SAG; the American Federation of Musicians, or AFM; and the International Alliance of Theatrical Stage Employees, or IATSE. When a movie producer involves members of these organizations in a film, they are required to comply with certain residual payment obligations. These obligations are set forth in agreements between these organizations and the AMPTP (which represents the major studios) and provide that a percentage of a film's gross revenues in certain markets must be paid to these organizations for the benefit of their members. As an example, SAG currently requires payment of between 4.5% and 5.4% of the gross revenue attributable to videocassette exploitation and 3.6% of television exploitation, with no residuals due for theatrical exploitation.

We may be required to accrue and pay standard residual payments based on the collective bargaining agreements associated with our creative team. These residual payments are based upon gross revenues in certain markets and may therefore, depending upon our distribution arrangements, reduce our revenues in various markets and release windows. It is difficult to predict the specific impact on our overall returns as we have no way of predicting which release windows and which markets will achieve what relative levels of revenues, nor can we predict whether our arrangements with distributors might provide for flat fees or advance payments which would reduce or eliminate the impact of these residual obligations.

Profit Participations. The last form of contingent compensation is a "profit participation", which entitles the recipient to additional compensation based on the financial performance of a particular motion picture. Granting profit participation to certain key creative personnel is common for both larger studio films as well as smaller independent films. For independent movies, such as the Film, this form of contingent compensation is critical to attract quality creative personnel who work for less upfront compensation than they otherwise might receive on a larger, more costly movie. By paying this contingent compensation, producers are able to attract these high quality creative personnel while simultaneously reducing the upfront costs.

Profit participations are typically "gross" or "net". Gross profit participation, granted in extremely rare cases where the importance of the actor or director is critical, is calculated based on gross revenues before any costs (such as, distribution fees, financing costs and other corporate costs) are deducted. Net profit participation is far more common, and is the arrangement we will be using to pay contingent compensation. Net profit participation is calculated based on net revenues after deducting certain costs of a film, including distribution fees, financing costs and general corporate expenses. Thus, a gross profit participation receives a percentage of the first dollar received by a film before any costs are deducted, while a net profit participation receives a percentage of revenue remaining after certain costs are deducted.

We do not intend to grant or pay gross profit participation to anyone. We will, however, pay net profit participation to our key creative personnel, and this participation will, after the Series A liquidation preference has been met, reduce our distributable cash (if any) upon the dissolution of Billy Dead, Inc. This form of contingent compensation will equal 37.5% of our "adjusted cash balances", referred to in certain of our agreements as our "adjusted gross receipts", which will consist of the cash available to Billy Dead, Inc. after paying all film, general and administrative and other corporate costs, income taxes, reserving for the Series A liquidation preference on behalf of our Series A stockholders, and reserving for any additional foreseeable contingent liabilities. See the flow chart of cash distributions in the section "Management's Plan of Operation -- Termination Plans".

We have entered into net profit participation agreements with various members of our creative and management team including, among others, Ms. Lynn, Mr. Gordon and Mr. Ryan. In total, we will grant net profit participation amounting to 37.5% of our "adjusted cash balances" to persons who will manage Billy Dead, Inc. and work on (or perform in) the Film. We have thus far granted an aggregate of 8.5% of this 37.5% of contingent compensation to our founders and management, including Ms. Lynn (3.75%), Mr. Gordon (3.75%) and Mr. Ryan (1%).

We intend to contract out the entire remaining 29% to creative personnel involved with the Film, primarily to actors who may perform in the Film, such as Mr. Hawke. It is the industry standard that the producers retain any remaining percentages in the net participation pool. However, we expect to contract out the entire 29% to persons other than the founders and do not foresee any residual amounts remaining in reserve upon the completion of the film's production. In the event that any residual amounts remain, the producers (including Mr. Gordon, Mr. Ryan and Ms. Lynn) may retain the remainder as a production bonus. Such a determination would have to be approved by a majority of outside directors. In any event, the final pool of net participation to all persons will be 37.5% of our adjusted cash balances. See "Management's Plan of Operation".

Our contingent compensation arrangements require performance of duties under applicable contracts and can be forfeited in the event of non-performance or other circumstances. In the instance of forfeiture, this compensation could be granted to other persons who make up the production or management team.

In addition to their contingent compensation arrangements, Mr. Gordon and Ms. Lynn are receiving a flat fee for their services as the director and producer of the Film and are beneficial owners of shares of our common stock. See "Principal Stockholders" and "Management".

Special Considerations for our Preferred Stockholders

It is typical in motion picture production to provide investors and other financiers negotiated `soft' considerations as a condition of investment. These considerations usually include some sort of screen credit and access to special events, such as a premiere. We intend to pursue such considerations on behalf of our Series A preferred stockholders. For instance, we intend to list the names of investors in this offering on any eventual DVD release of the Film. In addition, we intend to provide premiere screenings of the Film after its completion (and in advance of any theatrical release) to stockholders of record at the time of these potential screenings.

Screenings may be provided by us in conjunction with certain Billy Dead, Inc. corporate events (such as the annual meeting of our stockholders), in conjunction with potential film festival appearances, or sponsored by a potential distributor as part of the Film's marketing strategy.

However, because we are financing the Film through this public offering, there will be more investors than are typical in a film production. Therefore, while we intend to pursue these incidental benefits in good faith on behalf of our Series A preferred stockholders, it is impossible for us to know if an eventual distributor will object to either listing investor's names in the credits of the DVD or providing advance screenings. In the event that a potential distributor objects to either strategy, or we do not have the financial wherewithal to provide any such items ourselves, these special considerations may not occur. Additionally, we intend to forego any such `soft' considerations if we believe they will negatively impact the finances of Billy Dead, Inc. by, for instance, limiting our potential distribution partners.

Employees

As of November 2003 we had no full-time employees. As is typical in motion picture production, we intend to use short term employees and independent contractors to produce the Film. We plan to retain most of these short term employees and independent contractors after we begin production, and most of our agreements with these employees and contractors will end by the time production is completed.

Ms. Lynn will negotiate our employment agreements with members of the Film's production staff. Some members of our production staff will belong to unions or guilds. When this is the case, the union or guild may negotiate with Ms. Lynn on that person's behalf.

Most of the unions and guilds within the movie industry are parties to collective bargaining agreements with the Alliance of Motion Picture and Television Producers, or AMPTP, which represents the major studios. Although we are not a member of the AMPTP, and therefore are not a party to any of the AMPTP's collective bargaining agreements, these agreements will nonetheless serve as a reference point during our negotiations with unions, guilds and members of the Film's production staff.

Facilities

Our corporate offices are at 2312 Lorenzo Dr., Los Angeles, California 90068 and occupy approximately 250 square feet. We rent this space from Apologetic Productions, a motion picture development company owned by Ms. Lynn. We pay $100 per year to rent this space and the lease will continue until terminated by either party in writing by giving 30 days notice. See "Certain Transactions."

Legal Proceedings

We are not a party to any legal proceedings.

The Motion Picture Industry

Overview

The motion picture industry in the United States has evolved dramatically over the last 30 years, with the advent of cable television and home video rapidly expanding the market. Movies are currently licensed for international exhibition on pay-television, cable networks, theaters, video retailers and network television.

The Motion Picture Association of America, or MPAA, reports that domestic box office receipts for 2002 were $9.5 billion -- a 95.4% increase over the past 10 years. Moreover, the number of tickets sold at movie theaters in the United States reached a record high of approximately 1.6 billion in 2002, an increase of 39.7% over the past 10 years. The continued growth in ticket sales, as well as other revenue streams such as DVD and video rental and sales, can be attributed in part to the fact that motion pictures are a high quality yet comparatively low cost form of entertainment.

Historically, the major studios financed, produced and distributed the vast majority of American motion pictures. Today, much of the financing and distribution of movies remains in the control of well established movie studios -- the "majors" -- and their affiliated subsidiaries. However, as the majors have become part of large diversified corporations, they have adopted a policy of producing a relatively small number of films each year. This has allowed the establishment of many smaller, independent film production companies, which currently supply many of the motion pictures released.

With the expansion of audience markets, distribution is no longer limited to films with the broadest possible audience appeal. More specific audiences are sought and profitably exploited for science fiction films, horror films, or specialty films targeted toward specific demographics or gender segments.

The movie industry consists of two principal activities: production and distribution. Production encompasses the development, financing and creation of feature-length motion pictures. Distribution involves the global promotion and marketing of movies in a variety of media, including theatrical, home video and television exhibition.

Within the movie industry, production and distribution are conducted by the eight majors, a dozen or so smaller distribution companies collectively known as the "mini-majors", several specialized theatrical distributors collectively known as "specialty distributors", scores of independent regional, international, television and video distributors, and hundreds of single purpose companies, such as Billy Dead, Inc.

The majors include the Walt Disney Company, 20th Century Fox, Metro Goldwyn-Mayer, Paramount Pictures, Sony Pictures Entertainment, Universal Studios, Dreamworks SKG and Warner Brothers. The majors generally have their own production and distribution facilities and are part of diversified corporate groups with a variety of operations in addition to movie production and distribution. The majors finance and distribute most of the highest grossing theatrical movies released each year.

The mini-majors include Miramax Films, New Line Cinema, Artisan Entertainment, Lions Gate Entertainment and Focus Features (formerly USA Films). The budgets of films financed, acquired or distributed by the mini-majors are usually lower than films distributed by the majors. Miramax, New Line and Focus are owned by the majors, while Artisan and Lions Gate are independent companies.

According to the MPAA, in 2002 the average budget for a film released by the majors was approximately $58.8 million. The average budget of a film released by mini-major distributors affiliated with the majors was $34 million. The budgets of the majors have been decreasing in recent years and the budgets of their affiliated subsidiaries have been increasing.

Finally, specialty distributors focus their efforts on producing and distributing lower budgeted films to specialized audiences. Some of these companies are independent of the majors, such as Cowboy Pictures and IFC Films, while some are owned by majors, such as Fox Searchlight and Sony Pictures Classics. While specialty distributors sometimes finance films, they often rely on acquisitions from independent producers for films they distribute. They may acquire these motion pictures before, during or after they are actually produced.

These industry participants account for the majority of films produced and released each year worldwide. According to Kagan World Media, in 2001:

o the majors released 148 feature films in the United States which received a box office average of $42.3 million, resulting in 77% of the total domestic box office;

o mini-major distributors affiliated with the majors, such as Miramax and New Line Cinema, released 95 feature films which received a box office average of $14.4 million per film, resulting in 16.8% of the total domestic box office; and

o all other mini-major and independent distributors released a combined total of 276 feature films which received a box office average of $1.8 million, resulting in 6.2% of the total domestic box office.

Independent Motion Picture Production

Independent production companies may be quite large and produce numerous films for release by the majors, such as Imagine Films or Revolution Studios, or they may be quite small and produce a single film for a specialized audience. Whatever their size and budget range, independent production companies rely on the majors, the mini-majors, and independent distributors to distribute their films, and on the majors, the mini-majors, independent distributors, banks and private investors to finance their films.

Single purpose corporations, such as Billy Dead, Inc., are often formed to produce individual motion pictures. The sole asset of these single purpose corporations is the copyright of the movie they produce. Once a film is produced, the copyrights for different markets are sold outright and the company is dissolved. Some films distributed by the majors, and many films distributed by the mini-majors and the independent distributors, are produced by these single purpose companies.


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

Phases of Film Production

The production of a movie occurs in four distinct phases before initial release:
(1) development; (2) pre-production; (3) principal photography; and (4) post-production.

Development. The development phase is typically initiated by a movie producer working for either a studio or an independent film production company. The producer generally develops an original story or acquires the rights to a novel, a story or an original screenplay through an "option". An option on source material requires the producer to pay a small percentage of the ultimate purchase price in advance of production for a specified period of time, with the complete purchase price of the rights due before the motion picture is produced. The producer then finances the writing of a screenplay based on the acquired or developed work. During development, the producer may seek tentative commitments from a director, principal cast members and other creative personnel. The producer then prepares a production schedule and budget. The duration of this stage is difficult to predict and may be relatively brief or could last several years.

Pre-Production. After a movie has been financed and approved for production, the project enters the pre-production phase. During pre-production, which typically takes three to four months, the producer contracts for additional creative and production personnel, plans shooting schedules, establishes locations, secures any necessary studio facilities or stages, exercises any options to purchase the source material or script (and makes any corresponding additional payments), finalizes the budget, secures various customary insurance policies and otherwise prepares for the start of filming.

Principal Photography. The principal photography phase is when a movie is actually photographed. Principal photography usually takes one to five months, depending on factors such as location, weather, budget, special effects and other requirements of the project.

Post-production. The final phase is post-production. Here a film is edited; the music, dialogue and special effects are finalized; and the dialogue, special effects, music and photography are synchronized.

Motion Picture Distribution

The principle source of revenue in the motion picture industry is the licensing of a motion picture's distribution rights for exhibition throughout the world. Distribution rights include theatrical, DVD and video rental (i.e. home entertainment), pay per view television, pay cable television and network television. The business of film distribution consists of negotiating terms with exhibitors (i.e. the movie theater chains), making physical copies of a film, delivering these copies to exhibitors, and advertising and promoting a film to the public. Independent producers, such as Billy Dead, Inc., generally lack the necessary financial resources, personnel and exhibitor relationships to self distribute a film and therefore enter into negotiated agreements to have their films distributed by established distribution companies.

Distribution Agreements. A typical distribution agreement grants the distributor the exclusive right to distribute the movie either worldwide or within particular regions from which the distributor is able to retain as a distribution fee a certain pre-negotiated percentage of the revenues generated by the movie. In certain instances a distributor will pay an upfront amount to the producer as an advance payment against future revenues. An independent producer will usually grant North American distribution rights -- covering the United States and Canada -- to a single distributor. The producer may grant international distribution rights to the same distributor, or may divide such rights among various international distributors.

Release Windows. A distributor will attempt to generate revenues by exhibiting a film in various channels or media within a specified territory. These various distribution channels, known as release windows, are timed sequentially beginning with a film's initial theatrical release. In addition, the economics and associated distribution fees are different for each release window. Generally, a distributor seeks to release a film in the following window sequence:

o     movie theatres;

o     non-theatrical venues, such as airline flights and hotels;

o     home video;

o     pay-per-view;

o     pay cable;

o     network television; and

o     syndicated television.

Domestic and international markets generally follow a similar window sequence, although the international theatrical release may be up to nine months after the initial domestic release.

Ratings and Censorship. In both domestic and international markets, various censorship and ratings boards oversee the content of films released in their territories and often require producers to make editing changes before they will permit a film's release.

In the United States films are rated by the MPAA, which attempts to provide the viewing audience an objective guide to the nature and maturity level of the themes exhibited in a particular movie. These ratings are G (general audiences), PG (parental guidance suggested), PG-13 (parents strongly cautioned), R (restricted) and NC-17 (no one 17 and under admitted). According to the MPAA, in 2001: 67% of all films rated by the MPAA were rated R; 22% were rated PG-13; 7% were rated PG; and 4% were rated G.

Because of the stigma associated with an NC-17, the most restrictive MPAA rating, there are limitations on exhibition and marketing venues. Therefore, if a producer is unable to obtain a rating less restrictive than NC-17 without diminishing a film's quality or marketability, a producer or distributor may choose to exhibit a film "Unrated" or without an MPAA rating. As a result, the NC-17 rating has been effectively eliminated in recent years. See "Risk Factors".

Release Strategies. Distributors employ different theatrical release strategies depending upon a film's genre, expected box office performance and the general competitive landscape. If a distributor believes a film has mass appeal and significant advance audience interest, they are likely to pursue a wide release strategy in which a film is initially shown on more than 1,500 screens. If a distributor believes public awareness should be built gradually or by word-of-mouth in order to achieve box office success, they may adopt a "limited" or "platform" release strategy. In a platform release, which is often used for specialty movies such as our Film, a distributor initially exhibits the film on a limited number of screens and later expands to a greater number of screens.

Distribution Revenues. Exhibitors retain a portion of the gross box office receipts generated by a film at a given theater. This portion includes a fixed amount per week to help cover the exhibitor's operating costs plus a percentage of receipts that escalates during a film's exhibition in the theater. These percentages may vary from film to film, but the exhibitor generally retains approximately 50% of a film's box office returns. The box office performance of prior releases of a distributor or producer is an important factor in negotiating these percentages.

For the home video market, the distributor sells video copies of a film in the form of video cassettes or DVDs to retailers. Retailers then rent these units to consumers. Traditionally, retailers retained all of the rental revenue a film generated. Recently some distributors have adopted a strategy known as revenue sharing, where they sell video units of a film to retailers at reduced prices in exchange for the right to receive a portion of the rental revenues. Regardless of which approach a distributor adopts, the amount of revenue generated in a film's video release generally correlates to a film's domestic box office performance.

Television rights include pay-per-view, pay cable, network, syndication and basic cable. The value of television rights is generally based on the success of a film at the box office, as well as a film's cast and genre. Network television rights are typically licensed only in the event of a highly successful theatrical release. Pay-per-view and cable rights may be licensed even in the event of an unsuccessful theatrical release or no theatrical release at all.

Typically, a direct to cable or direct to video release is undesirable unless a film is produced on a very low budget, as these release strategies often return substantially reduced revenues.

A distributor may also license a film for other forms of non-theatrical exhibition such as airlines, ships, military installations, prisons and hotels.

Over the last decade, the importance of various distribution avenues has changed dramatically. Although revenues from U.S. theatrical distribution have increased in recent years, most overall growth in the industry has come from international distribution, home video and pay television. For instance, foreign theatrical box office currently amounts to approximately 40% of the total box office for independent distributors.

Revenues from these various distribution channels shift substantially from year to year. Kagan World Media reports the following breakdown of world-wide revenues generated by the independent distributors Dimension, USA Films, Miramax, Lions Gate, Sony Classics, Artisan and Fine Line in 2001:

o     26% Theatrical world-wide revenues

o     56% Home Video world-wide revenues

o     18% Television world-wide revenues

Distribution Costs. Distribution costs are primarily incurred by duplicating the prints of a film to be exhibited on the required number of screens (based on the distributor's release strategy), and advertising and promoting a film. These combined costs are typically known within the industry as "prints and advertising".

Advertising costs include promoting a film through theatrical trailers, magazine ads, television ads, radio ads, billboards, websites, press releases, film festivals, interviews, celebrity appearances and premieres. For a major theatrical release, advertising costs are the most significant distribution expense because wide-release strategies usually include expensive television advertisements and large scale media campaigns. The size of the marketing and advertising budget is typically associated with the expected number of screens on which a film is debuted. If, for example, a film is considered a specialty film and the distributor elects to follow a limited release strategy in which a film is shown on less than 500 screens, the marketing and advertising budget would be commensurate. After a film's initial release, the distributor will continue to promote a film and spend certain advertising costs as it is released into other media windows. According to the MPAA, the average cost incurred by the majors in the domestic theatrical release of a film in 2002 was $30.6 million, and the average cost of domestically distributing a film through a mini-major was $11.2 million.

A distributor is usually responsible for a film's print and advertising costs within its exclusive territory. These costs are typically recouped by the distributor before a producer is paid revenues that exceed any negotiated cash advance the producer may have received. Distribution agreements will typically specify a minimum and maximum amount of print and advertising costs that the distributor will incur in distributing and promoting a film.

Distribution Fees. Revenues received by independent producers are impacted dramatically by fees that distributors charge for releasing a film in various territories. These fees are negotiated on a film by film basis and vary greatly depending upon a variety of factors, including the market in which a film is being released, the overall demand for a film, and the previous track record of the producers and talent involved in a film. For instance, distribution fees are typically 30 to 35% for domestic theatrical; 40% for foreign theatrical; 25% for the outright sale of foreign rights; and 25 to 35% for home video, pay cable and syndication sales.

Additional Revenues

Most films generate the vast majority of their revenues within two years of initial release and nearly all of their revenues within five years of release. If a film has viable franchise elements, such as potential sequel, merchandising or video game marketability, it may continue to generate significant additional revenues for many years after its initial release. It is impossible to predict the value of these additional revenue streams, and in many specialty movies, such as the Film, these additional revenues may be quite small.

Ancillary Revenues. Music from a film may be licensed for soundtrack releases, for public performances and for sheet music publications. Additional rights may be licensed to merchandisers for the manufacture of products related to a film, such as video games, toys, posters, apparel and other merchandise. Rights may also be licensed for sequels to a film, for television programming based on a film or for related book publications.

Residual Revenues. Regardless of the various distribution licenses a producer obtains to exhibit a film, the actual ownership of a motion picture's copyright often remains with the production company.

Copyright protection in a motion picture continues for 95 years from publication or 120 years from creation, whichever is shorter. Ordinarily, a number of individuals contribute authorship to a motion picture, including the writer, director, producer, camera operator, editor and others. These individuals are not always considered the "authors," however, because a motion picture is frequently a "work made for hire." In the case of a work made for hire, the employer, not the individuals who actually created the work, is considered the author for copyright purposes. For instance our Film, "Billy Dead", will be a work made for hire and Billy Dead, Inc. will be the author for copyright purposes.

Distribution rights are typically licensed for a specified number of years, which may range from less than ten years to "in perpetuity". These rights often revert back to the holder of a film's copyright after the specified period of time elapses. Although no one can be certain of the value of these residual rights, some older films retain considerable popularity and may be re-licensed for theatrical or television exhibition years after their initial release. In addition, new technologies brought about by the continuing improvements in technology, such as the Internet, occasionally create new exhibition opportunities for licensing by entities that own motion picture copyrights.

Various companies, primarily film distributors and film production companies, acquire and manage long term residual interests in movies through the maintenance of "film libraries". Producers often choose to sell their long term rights or otherwise assign a film's copyrights and trademarks to companies that maintain film libraries. This may be done as part of a comprehensive initial licensing or distribution deal, or a production company may retain these rights to be exploited separately from an initial distribution deal.

Management's Plan of Operation

The following discussion and analysis should be read in conjunction with the Financial Statements, related notes and other financial information contained elsewhere in this prospectus.

Estimated Startup, Film Development and Offering Expenses

We are a development stage company and lack any historical operating income. As of the completion of this offering, assuming that this offering is completed within a reasonable time frame, we estimate that our expenses will be: (1) initial corporate startup costs of approximately $40,000; (2) film development costs of approximately $23,000; and (3) expenses associated with this offering of approximately $150,000, excluding the underwriting commission.

Liquidity and Capital Resources

We expect that the funds provided by this offering will be sufficient for us to produce the Film, license the Film's distribution rights and provide for three years of general corporate expenses, if required.

Unlike a major studio which has resources to produce and distribute many movies, we plan to produce one film. If we do not complete the Film, we do not anticipate producing another movie. In addition, if the Film is commercially unsuccessful we will not have the capital resources to produce another film.

Source of Revenue

After completing the Film we intend to license it through domestic and international distribution channels, beginning with theatrical exhibition. We plan on making the Film available for home video and pay-per-view television approximately six months after theatrical release and for pay television approximately one year after theatrical release. See "The Motion Picture Industry" and "The Company -- Strategy for Licensing the Film's Distribution Rights".

We do not intend to pursue other operations besides commercializing the Film. In addition, our amended certificate of incorporation and bylaws require that any decision to change the course of our operations, such as by producing another movie (other than a sequel or other project based upon the copyright of the Film), would require a majority vote from the Series A preferred stockholders.

Future Results of Operation

Our future operating results will be subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.

Revenue Recognition. In accordance with industry practice and generally accepted accounting principles, we intend to recognize revenues from the theatrical distribution of the Film on the dates of exhibition. We intend to recognize revenues from home video distribution during the period the Film is available for retail sale.

Expense Recognition. In accordance with industry practice and generally accepted accounting principles, we intend to initially capitalize the production costs of the Film. We will then amortize these production costs based upon the following ratio:

o     the revenue earned in a given period; compared to

o     our projections of the total revenues the Film may eventually realize.

We expect that the Film will generate the majority of its revenues within two years of its initial release, after exhibition in theatrical, home video, pay television and pay-per-view markets. Therefore, a majority of its production costs will have been amortized.

The commercial potential of the Film is impossible to predict. Therefore, it is impossible to predict Billy Dead, Inc.'s income or losses with any accuracy. We therefore intend to regularly review and revise our revenue projections, which may result in a change of either the rate at which we amortize our production costs, or a write-down of the Film as an asset.

The Film is more likely to report losses, particularly in the year of its release, by using this method of accounting for production costs. This is because, if we estimate that our revenues will ultimately fall short of our projections, we will immediately recognize substantial losses through increased amortization. However, if the Film is a success, profits will be recognized over our estimate of the Film's entire revenue stream. This may result in significant fluctuations in reported income or loss, particularly on a quarterly basis, depending on our ability to generate revenues throughout the various distribution channels.

Termination Plans

The following section includes brief discussions of certain U.S. federal tax issues that may result from a decision to dissolve Billy Dead, Inc. We have not requested a ruling from the Internal Revenue Service, or IRS, on the tax consequences of owning our Series A preferred stock upon our dissolution. As a result, the IRS could disagree with portions of this discussion. You are urged to consult your own tax advisor with respect to the particular tax consequences of your ownership and disposition of our Series A preferred stock, including the effect of any state, local, foreign or other tax laws; or any changes in tax laws.

A typical film project generates the vast majority of its revenues within two years of its initial release and nearly all of its revenues within five years of release. We therefore anticipate that at some point within five years of the Film's initial release the expenses involved in maintaining our existence as a public company will begin to exceed the revenues then being generated by the Film. When expenses appear likely to exceed revenues in this manner, we intend to dissolve Billy Dead, Inc. and distribute our remaining assets to our stockholders.

Liquidation of Assets. If we decide to dissolve, we anticipate having both tangible and intangible assets. Our tangible assets will consist of the Film's net proceeds, if any. Our intangible assets will consist of:

o any present or future rights to license the Film for distribution that we have retained or that will eventually revert back to us; and

o any present or future residual rights we have retained to license or assign the Film's copyrights and trademarks for use in connection with sequels, adaptations, novelizations, merchandising and other ancillary projects.

The first step in dissolving Billy Dead, Inc. will be to sell these intangible assets to a company that maintains a film library or is otherwise in the business of acquiring or managing residual interests in movies. We may sell our intangible assets for cash, stock in the acquiring company, or some combination of the two.

We plan to begin negotiating with potential purchasers of our intangible assets before our expenses exceed our revenues. The more attractive the offer we receive from a potential purchaser, the earlier we will consider a sale. Nevertheless, you cannot be certain that we will identify a suitable purchaser for our intangible assets before our expenses exceed our revenues. As a result, we may be forced to either sell our intangible assets for less than their true value, or incur losses as we seek a more attractive offer. See "Risk Factors".

If we are unable to complete production of the Film, no sale of assets will be required before dissolution. Our assets would consist of any funds we receive under the terms of a completion bond agreement, and any remaining proceeds from this offering.

Distribution to Stockholders. The Delaware General Corporation Law and our articles of incorporation provide the manner in which our assets must be distributed on dissolution.

o First, dissolution must be approved by a vote of 50% of the outstanding shares of our capital stock, voting together as one class, where the holders of common stock have one vote per share and where the holders of Series A preferred stock have one-half vote per share. See "Description of Securities".

o Second, we will pay any remaining obligations of Billy Dead, Inc., including any remaining contingent compensation, such as residual payments to creative guilds or "net participation" payments to creative participants.

o Third, we will be required to set aside an amount we believe is reasonably necessary to pay any known, pending or future claims against, or obligations of, Billy Dead, Inc. As far as we are aware there are no customary additional amounts (or percentages of assets) that movie production companies generally set aside upon dissolution. We therefore intend to set aside a reserve for taxes and further use our best judgment to determine if we should set aside any additional amounts.

o Fourth, we will make a distribution to the holders of our Series A preferred stock of up to $8.75 per share (the price at which we are selling shares of Series A preferred stock in this offering) less any cash previously distributed to such holders. If our remaining assets are insufficient to make this distribution, we will distribute these assets proportionately among the preferred holders.

o Fifth, if we make a full distribution of $8.75 to the Series A preferred stockholders and still have assets remaining for distribution, we will distribute 80% of these assets to the Class A preferred stockholders and 20% to the common stockholders.

If the warrants to be issued to Civilian Capital to purchase 54,000 additional shares of Series A preferred stock have been exercised by Civilian Capital prior to dissolution, the aggregate amount to be distributed to the holders of Series A preferred stock, which will equal 80% of the total amount to be distributed to the holders of all our capital stock, will be allocated among 954,000 outstanding shares of Series A preferred stock, rather than among only the 900,000 shares to be issued in this offering.

Cash flow distribution model. The following chart illustrates the possible cash flow we anticipate for Billy Dead, Inc. This is a simplified overview of a very complex process and does not take into account certain intricacies, such as tax laws, any residual payment obligations we may be required to pay creative guilds, or any amounts we will be required to set aside to pay any anticipated claims against Billy Dead, Inc. We cannot be certain that there will be any assets available for distribution to our Series A preferred stockholders if we decide to dissolve, or that any such distributions will allow our stockholders to recover the full amount of their investment.

Nonetheless, we feel it may be useful to potential purchasers of our Series A preferred stock to present the following flow-chart:

        -----------------------------------------------------------------
                                    Revenues
        -----------------------------------------------------------------
                                                               Other:
        Theatrical/      DVD/Video      Pay & Other      o Non-Theatrical
        Box Office    Sales & Rental    Television          o Ancillary
        -----------------------------------------------------------------
                                      Less
                                       |
                        --------------------------------
                               Distribution Costs
                        --------------------------------
                          Proceeds ("Gross Receipts")
                                       |
                        --------------------------------
                                Billy Dead, Inc.
                        --------------------------------
                                      Less
                                       |
                        --------------------------------
                             Film Costs, Corporate
                                Expenses & Taxes
                        --------------------------------
                                       |
                                  Reserve for
                                       |
           Distribute upon
-----------  dissolution    ------------------------
 Series A   ------------      Series a Preference
(Investors)                 of up to $8.75 per share
-----------                 ------------------------
                                       |
                                  Resulting in
                                       |
                       --------------------------------
                             Adjusted Cash Balance
                          ("Adjusted Gross Receipts")
                       --------------------------------
                 62.5% Reserve            37.5% Contingent Compensation
                    |                     ------------------------------
                    |                          |                   |
                    |                        (29%)               (8.5%)
                    |                          |                   |
        -------------------------         ------------         --------
        Shareholder Distributions         Non-Founders         Founders
        -------------------------         ------------         --------
         |                     |
        80%  Distribute upon  20%
         |     dissolution     |
    -----------           ----------
      Series A              Common
    (Investors)           (Founders)
    -----------           ----------

Tax Consequences of a Liquidating Distribution. If we dissolve and completely liquidate Billy Dead, Inc., we intend to organize our liquidating distribution:
(1) as a tax free return of capital to our stockholders; and then (2) as taxable capital gains paid from our earning and profits.

A return of capital would be, in this case, a return of any portion of your $8.75 per share investment in our Series A preferred stock, which would therefore reduce the basis of your investment. In other words, any liquidating distributions you receive are not taxable until you have recovered the basis of your stock. After the basis has been reduced to zero, you must report the liquidating distribution as a capital gain. Whether you report the gain as a long-term or short-term capital gain depends on how long you have held the stock.

If the total liquidating distribution you receive is less than the basis of your stock of $8.75 you may have a capital loss. You can report a capital loss after receiving a final liquidating distribution that results in the redemption or cancellation of our Series A preferred stock.

Recent changes in tax laws may impact our decision as to whether we liquidate Billy Dead, Inc. or distribute our profits to stockholders through alternate mechanisms, such as dividends. We intend to make this decision based upon our consideration of then current tax laws. Regardless of our decision, our strategy will be to return capital to our stockholders while minimizing the tax consequences of such a return.

Management

Executive Officers & Directors

The following sets forth certain information regarding our executive officers, directors as of November 12, 2003:

Name                             Age   Position
----                             ---   --------
Peter S. Fuhrman.............     44   Chairman, Chief Executive Officer and
                                       Chief Financial Officer

Julie G. Lynn................     36   Vice President, Secretary and Director

Peter M. Read................     39   Director

Charles F. Ryan III..........     40   Director

Brett W. Young...............     39   Director

Peter S. Fuhrman became a member of our board of directors in August of 2003 and became our Chief Executive Officer, Chief Financial Officer and the Chairman of our board of directors in October 2003. Mr. Fuhrman also serves as the Chief Executive Officer of San Vicente Group, a venture capital and merchant banking corporation based in Los Angeles, a position he has held since November 2001. Mr. Fuhrman organized and led a successful effort by the shareholders of San Vicente Group to replace management and several directors, and was then elected to serve as CEO. In addition to running all investment and financial operations of the company, Mr. Fuhrman devised and implemented new corporate governance procedures to increase board accountability at San Vicente. Mr. Fuhrman also supervised the distribution of a significant portion of San Vicente's cash assets to its shareholders. San Vicente sued the former officers and directors for mismanagement and breaches of fiduciary duty. In connection with the litigation, San Vicente commenced a Chapter 11 proceeding in bankruptcy in January of 2003. Previously, between 1996 and 2001, Mr. Fuhrman served as a principal and board member of GVOX Inc, an entertainment computer hardware and software company with a range of proprietary, patent-protected products for the music composition and music education markets. Mr. Fuhrman's responsibilities included strategic alliances, fund-raising, mergers and acquisitions. Prior to this, between 1986 and 1995, Mr. Fuhrman worked in the US and Europe as a journalist and executive for Forbes Inc., a diversified publishing and media company. He ran Forbes Magazine's European editorial operations for three years, between 1992-1995, from Forbes' European headquarters in London. Mr. Fuhrman holds a BA degree, Summa Cum Laude, from Tufts University and a Masters degree from Cambridge University in the UK.

Julie G. Lynn, who has served as our Vice President, Secretary and member of our board of directors since our inception, has agreed to produce the Film. As the producer, Ms. Lynn will be primarily responsible for coordinating the logistical elements of production, such as hiring personnel; securing locations; contracting for production facilities; and managing the Film's schedule and budget.

Ms. Lynn's first film as an associate producer was the 1998 film "Still Breathing". Ms. Lynn then served as an associate producer on both "Kill the Man"
(1999) and "Twin Falls Idaho" (1999).

Ms. Lynn's films as a co-producer are the Emmy Award winning HBO film "Wit"
(2001), directed by Mike Nichols, and the drama "Joe and Max" (2002), produced for the Starz network. Ms. Lynn then supervised Production of the horse unit for Gary Ross's "Seabiscuit," which was produced by Universal Pictures, Dreamworks Entertainment and Spyglass Entertainment and was released in July of 2003. Ms. Lynn is producing "Fathers And Sons", which wrapped principal photography in the summer of 2003, and features an ensemble cast including Samantha Mathis, John Mahoney, Clea DuVall, and Bradley Whitford.

From 2001 until the present, Ms. Lynn has served as the President and Secretary of Apologetic Productions, Inc., a movie production company where she is the sole owner and manager. From June of 1999 until the present, Ms. Lynn has served as a partner in Mockingbird Pictures, a movie production company she co-founded with Charles Ryan. From March of 1996 until May of 1999, Ms. Lynn worked as the Vice President of Production for the Fresh Produce Company, a movie production company. From September of 1994 until March of 1996, Ms. Lynn developed movies as a Creative Executive at Mark Johnson Productions. Before working in film production, Ms. Lynn practiced law as the Director of Programming and the Arts for the non-profit Thomas Jefferson Center. Ms. Lynn received her J.D. from the University of Virginia's Law School, and a B.A. from its College of Arts and Sciences.

Peter M. Read became a member of our board of directors in October of 2003. Since January 2000, Mr. Read has run VoxPop, a venture capital services company which works with venture funds, corporate venture arms, and their respective portfolio companies in the "information, communication, and entertainment" sector, particularly in negotiating and structuring corporate financings and providing consultation on a number of key corporate strategy issues. During this same period, Mr. Read has also worked with Hoegh Capital Partners in providing similar consultative services. Prior to founding VoxPop, From September 1996 to December 1999, Mr. Read was president of VNU's Entertainment Information Group, which at the time comprised of National Research Group (NRG), Broadcast Data Systems, Entertainment Marketing Solutions and SoundScan. VNU is a $4 billion Dutch information services company which currently owns AC Nielsen and Nielsen Media Research. While at VNU, Mr. Read led VNU's acquisition of NRG and several other companies, served on the NRG Board and had direct responsibility for developing corporate growth strategy and new products.

Mr. Read has been a director the Hollywood Stock Exchange (HSX) where he was responsible for the development of the HSX movie information business and has also served as an advisor to Launch/Yahoo on its music data business. He has served or is currently serving as an advisor or on the advisory boards of several entertainment-related companies including LivePlanet, YesterdayLand (JerseyFilms), KnitMedia/Knitting Factory, LicenseMusic, SimpleDevices, and Brilliant Digital Entertainment.

Mr. Read received his BA degree in Philosophy, Politics and Economics from Oxford University in 1985 and an MBA in 1990 (under a Louis Franck Scholarship) from INSEAD. Mr. Read also holds Institute of Bankers certification in Accountancy, Economics, Law, and Investment.

Charles F. Ryan III previously served as our Chief Executive Officer, Chief Financial Officer and the Chairman of our board of directors from our inception until October 2003, and continues to serve as a director and member of our audit committee. He resigned as an officer of our Company in October 2003 in order to pursue other career opportunities that would have conflicted with his ability to perform the duties of our CEO/CFO, and such resignation was not due to any disagreement with us, management or our Board of Directors. From June 1999 to present, Mr. Ryan has served as a partner in Mockingbird Pictures, a movie production company he co-founded with Julie Lynn. From February 2001 through March 2002, Mr. Ryan was a senior investment banker at Credit Suisse First Boston, where he was responsible for mergers and acquisitions across a number of industry segments including media and telecommunication, healthcare and general industrial. From July of 1999 through February 2001, Mr. Ryan was the Chief Financial Officer for IFILM, an Internet company with the largest library of on-demand film online. From June 1996 through March of 1999, Mr. Ryan was a Vice President at Goldman Sachs, specializing in corporate finance and mergers and acquisitions in the healthcare industry. Prior to that Mr. Ryan was in the mergers and acquisitions group at Morgan Stanley. Mr. Ryan received his MBA from the Anderson School of Management at UCLA and his B.S. from the McIntire School of Commerce at the University of Virginia.

Brett W. Young has served as a director since our inception. Mr. Young has been an independent financial consultant since 1996. In this capacity he has raised capital for various early-stage companies specifically in the information technology, healthcare technology and services, and financial services industries. From 1989 to 1996, Mr. Young was employed with HYY Group, a broker-dealer and asset management company located in New York City, as an analyst and portfolio manager. From 1986 to 1989, Mr. Young was employed as an analyst with Levy Harkins & Co., an asset management company located in New York City. Mr. Young is also a minority stockholder of Civilian Pictures, the parent entity of our underwriter. Mr. Young graduated from Rutgers College with a B.S. in Economics in 1986.

Other Key Personnel

Keith Gordon has agreed to direct the Film. As the director, Mr. Gordon will be primarily responsible for overseeing the creative elements of the filmmaking process such as acting, cinematography, set design and post-production.

Mr. Gordon began his professional life as an actor, appearing in leading roles in John Carpenter's "Christine"; Brian De Palma's "Dressed To Kill" and "Home



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Movies"; the hit comedy "Back To School"; as well as supporting roles in numerous films, including Bob Fosse's "All That Jazz". He simultaneously worked extensively in New York theater, both on and off Broadway.

Mr. Gordon then starred in, co-wrote and co-produced the independent feature "Static", which earned him the Best Actor award at the 1987 Madrid Film Festival.

In 1989, Mr. Gordon wrote and directed "The Chocolate War", adapting Robert Cormier's classic novel. Mr. Gordon received an IFP/Spirit Award nomination for best first feature.

Next, Mr. Gordon adapted and directed "A Midnight Clear" from the William Wharton autobiographical anti-war novel of the same name. The film starred Ethan Hawke and Gary Sinise and was listed in numerous year-end "10 best" lists. Mr. Gordon received his second IFP/Spirit Award nomination, this time for Best Screenplay.

In 1997, Mr. Gordon produced and directed "Mother Night", starring Nick Nolte, from the classic, blackly comic Kurt Vonnegut novel. It was named one of the 10 best films of the decade by critic David Sterrit of the Christian Science Monitor.

In 2000, Mr. Gordon's feature adaptation of Scott Spencer's mysterious, romantic novel "Waking the Dead" was released. It starred Billy Crudup and Jennifer Connelly, and was executive produced by Jodie Foster. The film received an IFP/Spirit award nomination for best screenplay, and was praised by the Los Angeles Times as "impressive and satisfying, a rich and provocative experience" and by the San Francisco Chronicle as "one of the most powerful romances of recent years."

In the summer of 2002, Mr. Gordon completed filming "The Singing Detective", starring Robert Downey Jr., Mel Gibson, Adrien Brody, Katie Holmes and Robin Wright-Penn. The movie is an update of the classic, surreal BBC series, adapted by the original writer -- the acclaimed Dennis Potter -- before his death. After the film debut at the 2003 Sundance Film Festival, Daily Variety Magazine commented: "Gordon again demonstrates the intelligent craftsmanship that marked such ambitious prior efforts as 'Mother Night,' 'A Midnight Clear' and 'The Chocolate War.'" Paramount Classics licensed the distribution rights for "The Singing Detective" in February 2003, which was released in October 2003.

Mr. Gordon has also directed several television pieces, including two segments of Oliver Stone's "Wild Palms" mini-series for ABC; an episode of Barry Levinson's "Homicide"; two episodes of Paul Attanasio's series "Gideon's Crossing"; an episode of Showtime's award-winning film-noir anthology series "Fallen Angels"; and two episodes of FOX's "Twilight Zone" style anthology series "Night Visions".

Mr. Gordon has worked for a variety of companies as a director, writer or producer, including Baltimore Pictures, Propaganda Films, Showtime Networks, The American Broadcasting Company, NBC Studios, Fine Line Features, New Line Cinema, Icon Entertainment, Warner Brothers Television, Touchstone Televisions, Gramercy Pictures, Egg Pictures and Polygram Pictures.


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Ethan Hawke is acting as an executive producer for the Film and has indicated to us in writing his interest in playing the lead role of "Ray Johnson". As an executive producer, Mr. Hawke has been instrumental in developing the project, a role which is essentially over. However, we expect Mr. Hawke to continue to assist us by attracting additional name talent to the project and in marketing the Film. Mr. Hawke is co-founder and artistic director of the non-profit New York City theatre company Malaparte. He has directed the films "Straight to One"
(1994) and "Chelsea Walls" (2001) and has written the novels "The Hottest State" and "Ash Wednesday".

Mr. Hawke made his film acting debut in 1985's "Explorers", but first gained audience attention in "Dead Poets Society" in 1989. Mr. Hawke has since acted in "Dad" (1989), "White Fang" (1991), "Mystery Date" (1991), "A Midnight Clear"
(1991), "Waterland" (1992), "Rich In Love" (1992), "Alive" (1993), "Reality
Bites" (1994), "White Fang 2" (1994), "Quiz Show" (1994), "Floundering" (1994),
"Before Sunrise" (1995), "Search And Destroy" (1995), "Gattaca" (1997), "Great Expectations" (1998), "The Newton Boys" (1998), "The Velocity Of Gary" (1998), "Joe The King" (1999), "Snow Falling On Cedars" (1999), "Hamlet" (2000), "Tell Me" (2000), "Waking Life" (2001), "Tape" (2001), and "Training Day" (2001) for
which he was nominated for an Academy Award for Best Supporting Actor. Mr. Hawke recently finished filming "Taking Lives" with Angelina Jolie and is currently working on a sequel to the Richard Linklater film "Before Sunrise".

Erwin Stoff has agreed to work with Mr. Hawke as an executive producer on the Film. As an executive producer initially developed the material, working with Mr. Hawke. Further, he will assist us on the casting arrangements for the Film, consult with us on production issues and help facilitate licensing the Film to distributors.

Mr. Stoff is a principal partner of 3 Arts Entertainment, a motion picture development and talent management company. As a manager, Mr. Stoff's clients include Mathew Broderick, Chris Rock, Ethan Hawke, and Keanu Reeves. He has also produced or co-produced "Bill & Ted's Bogus Journey" (1991), "Excessive Force"
(1993), "Picture Perfect" (1997), and "Sweet November" (2001).

Mr. Stoff's first motion picture as an executive producer was the 1986 Wes Craven-directed made-for-TV movie, "Casebusters". He has since executive produced "Loaded Weapon 1" (1993), "Chain Reaction" (1996), "Feeling Minnesota"
(1996), "The Devil's Advocate" (1997), "The Matrix" (1999), "Austin Powers - The Spy Who Shagged Me" (1999), "The Replacements" (2000), and "Hardball" (2001).

Time Requirements for our Management

Mr. Fuhrman, Ms. Lynn, Mr. Gordon and other personnel involved with Billy Dead Inc. and the Film be will be working for us on an "as needed" basis and intend to commit as much time as required depending upon the phase of the Film's production or commercialization. Most personnel involved with the Film, including members of our management team, may have commitments to other film or television projects in which they are involved that, depending upon the phase of production for those projects, may take precedence over their duties to Billy Dead, Inc.


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For instance, our principal photography phase will demand full time services from substantially all of our personnel, including Ms. Lynn and Mr. Gordon. After the completion of the Film the duties of these personnel will decrease. Any commitments these personnel have to projects other than the Film are also likely to be "as needed" and will increase or decrease depending upon the degree of other film production they may be involved with at any given time.

In addition, our Chief Executive Officer and Chief Financial Officer, Peter Fuhrman, also currently serves as the Chief Executive Officer of San Vicente Group, a venture capital and merchant banking corporation based in Los Angeles, a position he has held since November 2001. See "Management - Executive Officers and Directors". We do not believe that Mr. Fuhrman's duties with San Vicente Group will conflict with his duties to Billy Dead Inc., as he will be working for us on an "as needed" basis and intends to commit as much time as required depending upon his duties with the corporation and the phase of the Film's production or commercialization. However, Mr. Fuhrman's involvement with San Vicente Group may cause him to have commitments that may take precedence over their duties to Billy Dead, Inc. See "Conflicts of Interest".

Board of Directors

We have composed our board to assure that the film's producers (who include Mr. Ryan, Mr. Gordon and Ms. Lynn) will have substantially complete control in all important matters relating to production and distribution of the Film and thus allow for the prompt decision making needed in making a film and entering into distribution agreements. We have attempted to protect investors' interests by obtaining two independent directors (Messrs. Young and Read), combined with certain provisions of our bylaws and our amended and restated certificate of incorporation.

Our bylaws require that any related party transaction, including any loans to us from related persons or from us to related persons, must be on terms no less favorable than could be obtained by an unaffiliated third party and must be approved by a majority of the directors, including a majority of our disinterested directors.

Additionally, our amended and restated certificate of incorporation provides that any transaction relating to a material portion of our assets involving us and an affiliated person requires a "super-majority" vote of the stockholders; that is approval from a majority of the total number of votes of common stock and preferred stock, voting together as a class, as well as the majority of the shares of the Series A preferred stock then outstanding.

Our agreement with the underwriter provides that for a period of three years after the effective date of the Registration Statement, Civilian Capital shall have the right to designate for election one individual to our Board of Directors. This person must be mutually acceptable to us and Civilian Capital. Brett Young is the designee of Civilian Capital. See "Underwriting".


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Mr. Young owns less than 5% of the parent company of the underwriter, Civilian
Pictures, and is not actively involved with the underwriter or its parent company and has no title or position with either.

Audit and Compensation Committees

Our Audit Committee's responsibilities include:

o selection of the independent public accountants retained to conduct the annual audit and quarterly review of our financial statements;

o reviewing the proposed scope of the audit and approving the audit fees to be paid;

o reviewing our accounting and financial controls with the independent public accountants and our financial and accounting staff;

The members of our Audit Committee are Messrs. Ryan, Young, and Read.

The Audit Committee has adopted charters governing its duties and responsibilities.

Our Compensation Committee's responsibilities include:

o reviewing and approving transactions between us and our directors, officers and affiliates; and

o providing a general review of our compensation plans and ensuring that they meet corporate objectives.

The members of our Compensation Committee are Messrs. Young and Read.

Mr. Young and Mr. Read have never been officers or employees of Billy Dead, Inc. Because of the independence of Mr. Young and Mr. Read from the affairs of Billy Dead, Inc. they comprise the majority of the Audit Committee and are the sole members of our Compensation Committee (and in such capacity approve the compensation arrangements and stock grants to company insiders, such as Mr. Fuhrman and Ms. Lynn, as well as to Mr. Gordon, who will be the director of the Film, and Mr. Ryan, who was a founder of Billy Dead, Inc.). Additionally, Mr. Young and Mr. Read, as our outside directors, are required to ratify any affiliated transactions. See "Certain Transactions".

Neither of our executive officers serve either as a director of any entity that has executive officers serving on our board of directors, or on a committee of any entity that has executive officers serving on our board of directors.

Stock Purchases & Compensation of our Board of Directors

Our five directors, Charles Ryan, Brett Young, Peter Read, Peter Fuhrman (our Chief Executive Officer and Chief Financial Officer) and Julie Lynn (our Vice-President and Secretary) have purchased an aggregate of 216,000 shares of common stock in connection with their agreement to serve on our board of directors. Upon our founding, Ms. Lynn initially purchased 30,000 shares (for $30), Mr. Ryan initially purchased 114,000 shares (for $114) and Mr. Young initially purchased 72,000 shares (for $72). In August 2003, and in connection with his agreement to serve on the


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board of directors, Mr. Fuhrman purchased 36,000 shares (for $36) from Mr.
Young, which left Mr. Young holding 36,000 shares. In October 2003, and in connection with his agreement to serve on the board of directors, Mr. Read purchased 6,000 shares (for $6) from Mr. Ryan, which left Mr. Ryan holding 108,000 shares, and 30,000 shares from Ms. Lynn (for $30), which left Ms. Lynn holding none of her original director's shares, but continuing to hold 270,000 shares purchased by her in connection with her role as producer of the film. Billy Dead, Inc. has the right to repurchase all of these shares from Messrs. Ryan, Young, Read and Fuhrman at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors, if at any time prior to the successful completion of this offering he is no longer a director. Of these shares, 75% may be repurchased by us at any time prior to the first anniversary of the completion of this offering if he has resigned as a director or has been removed by the stockholders for "cause". Of these shares, 50% may be repurchased by us between the first and second anniversary of the completion of this offering if he has resigned as a director or has been removed by the stockholders for "cause".

After the second anniversary of the successful completion of this offering we will no longer have any repurchase rights for any director's shares. In addition, if a director is not re-elected prior to the second anniversary of this offering, Billy Dead, Inc. will no longer have any repurchase rights for such director's shares.

None of the directors are receiving cash compensation for their duties as directors and will only be able to receive compensation through returns received from their common stock holdings, if any. We intend to reimburse all of our directors for reasonable out-of-pocket expenses incurred to attend board or committee meetings.

Ms. Lynn's shares are subject to repurchase in accordance with the terms of her production services agreement. See "Management - Executive Compensation and Stock Grants."

Limitation on the Liability of Directors and Indemnification Matters

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Our certificate of incorporation, as amended, limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that our directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

o any breach in their duty of loyalty to Billy Dead, Inc. or our stockholders;

o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

o     unlawful payments, dividends, stock repurchases or redemptions; or

o any transaction from which a director derives an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.


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Our certificate of incorporation, as amended, and our bylaws provide that we will indemnify our directors and executive officers, and may indemnify our other officers and employees and other agents, to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of any indemnified parties. We will also advance fees for the defense of any matter for which indemnification may be available, provided that the indemnified party delivers an undertaking to reimburse such advances if he or she is ultimately determined not to be entitled to indemnification. We are not obligated, however, to make advances in instances where we have sued the indemnified party for certain types of wrongdoing.

Regardless of whether our bylaws permit indemnification, we are permitted to secure insurance on behalf of any officer, employee or other agent for any liability arising out of his or her actions either: in their capacity as an officer, employee or other agent of Billy Dead, Inc.; or in certain other capacities, such as serving as a director of another corporation at the request of our board of directors. We intend to obtain such insurance in amounts our board of directors considers appropriate.

Executive Compensation and Stock Grants

Billy Dead, Inc. was recently formed and none of our executive officers has thus far received any cash compensation for his or her roles as officers and directors of Billy Dead, Inc.

Peter Fuhrman. As compensation for serving as our Chief Executive Officer and Chief Financial Officer, Mr. Fuhrman will receive cash compensation of $150,000 to be paid ratably over a three year term commencing with the completion of this offering (which amounts to $50,000 per year), which is included in "Use of Proceeds" as a general and administrative expense.

In the event that Mr. Fuhrman's three year term ends prior to its full-length, subject to certain exclusions such as being terminated for "cause", all remaining cash compensation shall be accelerated and paid.

Mr. Fuhrman purchased 144,000 shares of our common stock from Charles Ryan, our former Chief Executive Officer and Chief Financial Officer, for $144 in October of 2003. Together with the 36,000 shares Mr. Fuhrman purchased from Mr. Young in connection with his agreement to serve on our board of directors, his 180,000 total shares of common stock represent 20% of the common stock outstanding.

If Mr. Fuhrman resigns as our CEO and Chief Financial Officer, or is terminated by us for "cause", a portion of his 144,000 shares of common stock are subject to our re-purchase at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors.

The portion of his common stock subject to our repurchase is:

o     100% prior to the completion of this offering;

o     75% prior to the first anniversary of the completion of this offering;

o     50% prior to the second anniversary of the completion of this offering;
      and

o     25% prior the third anniversary of the completion of this offering.


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After the third anniversary of the successful completion of this offering, or if we terminate Mr. Fuhrman's employment at an earlier date without cause, we will no longer have any repurchase rights for Mr. Fuhrman's shares.

Julie Lynn. In addition to serving as the unpaid Vice President and Secretary of Billy Dead, Inc., Ms. Lynn has entered into a production services agreement with us to serve as the Producer of the Film. As the Producer, Ms. Lynn will:

o continue her various pre-production efforts on behalf of the Film's development;

o     produce the Film;

o     supervise post-production in her capacity as the Film's producer; and

o     assist in the promotion of the Film upon its release.

Ms. Lynn will also lease office space to us at the cost of $100 per year through an arrangement with her production company, Apologetic Productions. See "Certain Transactions".

As compensation for her efforts as the Film's producer, Ms. Lynn will be paid:

o cash compensation of $150,000, which has been included in the "above-the-line" section of the Film's production budget (See "Use of Proceeds);

o a right to contingent compensation equaling 3.75% of the "adjusted cash balances" of Billy Dead, Inc. as described in "The Company-- Industry Compensation Arrangements".

Ms. Lynn purchased 270,000 shares of our common stock for $270 in February of 2003, which represents 30% of the common stock outstanding.

Ms. Lynn will receive 20% of her cash compensation upon the completion of pre-production, 60% upon the completion of principal photography, 10% upon the completion of post-production and 10% upon the delivery of the final version of the Film. If Ms. Lynn resigns as Producer of the Film or is terminated by us for "cause" prior to the completion of her duties a portion of her contingent compensation interest is subject to forfeiture and a portion of her 270,000 shares of common stock are subject to our re-purchase at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors. The portion of her cash compensation, contingent compensation and common stock subject to forfeiture are:

o     100% prior to the completion of pre-production;

o     80% prior to the completion of principal photography;

o     20% prior to the completion of post-production; and

o     10% prior to the delivery of the final version of the Film.

Ms. Lynn's cash compensation, including her contingent compensation, will be paid through her film development company, Apologetic Productions. See "Certain Transactions".

Other Employment Agreements

Keith Gordon. In addition to being a founder of Billy Dead, Inc., Keith Gordon has entered into a production services agreement with us to serve as the director of the Film. As the director, Mr. Gordon will be responsible for:


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o     directing the Film;

o     revising the script as needed;

o     performing in the Film as needed;

o     supervising post-production in his capacity as the Film's director; and

o     assisting in the promotion of the Film upon its release.

As compensation for his efforts as the Film's director, Mr. Gordon will be paid:

o cash compensation of $250,000, which has been included in the "above-the-line" section of the Film's production budget (See "Use of Proceeds);

o a right to contingent compensation equaling 3.75% of the "adjusted cash balances" of Billy Dead, Inc. as described in "The Company-- Industry Compensation Arrangements".

Mr. Gordon purchased 270,000 shares of our common stock for $270 in February of 2003, which represents 30% of the common stock outstanding. Mr. Gordon will receive 20% of his cash compensation upon the completion of pre-production, 60% upon the completion of principal photography, 10% upon the completion of post-production and 10% upon the delivery of the final version of the Film. If Mr. Gordon resigns as Director of the Film or is terminated by us for "cause" prior to the completion of his duties a portion of his contingent compensation is subject to forfeiture and a portion of his 270,000 shares of common stock are subject to our re-purchase at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors. The portion of his contingent compensation and common stock subject to forfeiture are:

o     100% prior to the completion of pre-production;

o     80% prior to the completion of principal photography;

o     20% prior to the completion of post-production;

o     10% prior to the delivery of the final version of the Film.

Mr. Gordon's cash compensation, including his contingent compensation, will be paid to him through his creative services company, Sidetracked Productions, Inc., which we refer to in this prospectus as Sidetracked Productions. See "Certain Transactions".

We believe that fees in our budget for Mr. Gordon and Ms. Lynn are consistent with standard compensation for a director or producer of a movie at this budget level and were on terms that were as favorable to us as those generally available from an unaffiliated third party. We also believe that the "net participations" we have arranged with them as contingent compensation and the terms relating to their forfeiture are customary for a movie at this budget level. See "The Company -- Industry Compensation Arrangements".

We have included forfeiture provisions as part of Mr. Gordon's and Ms. Lynn's cash and contingent compensation arrangements, as well as re-purchase arrangements for their common stock purchases, so that we will be able to retain and provide adequate incentive for a qualified substitute if either of them is unable to fulfill their obligations on behalf of Billy Dead, Inc.


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Charles Ryan. Mr. Ryan entered into an employment agreement with us in December
2002 in connection with his employment as our Chief Executive Officer and Chief Financial Officer. The terms of that agreement are substantially similar to the employment agreement entered into by his successor Peter Fuhrman, except that we had agreed to pay Mr. Ryan in additional to his annual compensation, an additional fee of $25,000 upon the successful completion of this offering and a right to contingent compensation equaling 1.0% of the "adjusted cash balances" of Billy Dead, Inc. as described in "The Company - Industry Compensation Arrangements." Following his resignation in October 2003 as an officer to pursue other career opportunities which would have conflicted with his ability to perform the duties of CEO/CFO (Mr. Ryan remains as a member of our Board of Directors), Mr. Ryan agreed to sell 144,000 shares of our common stock to Mr. Fuhrman, our new Chief Executive Officer and Chief Financial Officer, and 6,000 shares to Peter Read, a new director. Mr. Ryan has retained his right to receive 1% of the "adjusted cash balances" as contingent compensation. Finally, we agreed to pay him $25,000 upon the successful completion of this offering in recognition of his work during our formative period and in connection with this offering. That amount is included in the "Use of Proceeds" as a startup expense.

Mr. Fuhrman, Ms. Lynn, Mr. Gordon and Mr. Ryan's compensation arrangements and common stock purchase agreements have been reviewed and approved by our compensation committee and by our board of directors.


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Certain Transactions

Other than the transactions described below, since we were formed there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which any director or executive officer of Billy Dead, Inc., any holder of more than 5% of any class of our voting stock, any member of the immediate family of any such person or any persons who might be deemed promoters of this offering has had (or will have) a direct or indirect material interest.

Past affiliated transactions were entered into on terms that were as favorable to us as those generally available from unaffiliated third parties and were ratified by Brett Young, who at that time was our sole outside director and who had no interest in these transactions. Additionally, our bylaws provide that any future transactions between us and any officer, director or holder of 5% of any class of our voting stock, or any member of the immediate family of any such person, including any loans to us from such persons or from us to such persons, will be on terms no less favorable than could be obtained by an unaffiliated third party and must be approved by a majority of the directors including a majority of the disinterested directors who had access, at our expense, legal counsel.

In October 2003, we restructured our management and board of directors by (1) retaining Peter Fuhrman, who had joined our Board of Directors in August 2003 to serve as an outside independent director, to serve as our Chief Executive Officer and Chief Financial Officer; and by (2) adding Peter Read as an additional outside director. Since Mr. Young was a shareholder of greater than 5% of our outstanding stock at the time the past affiliated transactions were authorized, he may have been considered a promoter at that time in certain jurisdictions and not truly independent. As a result, all of the past affiliated transactions were been further reviewed and unanimously ratified by the full Board of Directors and by the Compensation Committee, which now consists of Mr. Read, the recently-appointed director who is independent, and Mr. Young, who currently holds less than 5% of our outstanding stock and therefore does not fall within the definition of a "promoter" of the company under applicable state laws and regulations.

Our Amended and Restated Certificate of Incorporation provides that any transaction relating to a material portion of Billy Dead, Inc.'s assets involving us and an affiliated person will require a "super-majority" vote of our stockholders, including a majority of the shares of the Series A preferred stock then outstanding.

Promoters. Mr. Ryan, Ms. Lynn and Mr. Gordon, each of whom took an active role in our founding, are considered "promoters" under applicable securities laws. In addition, as our Chief Executive Officer, Mr. Fuhrman is considered a promoter under applicable securities laws. Civilian Capital, who has played a larger role in Billy Dead, Inc.'s formation and in the development of this offering than an underwriter would traditionally, could also be deemed a promoter, so we have included them in this discussion. See "Conflicts of Interest". In addition, because Civilian Pictures, the parent company of the underwriter, has paid


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certain expenses on behalf of the issuer, it could be deemed a promoter and we are thus including it in this discussion.

Other than the transactions or compensation disclosed in this prospectus, nothing of any value (including money, property, contracts, options or rights of any kind) has been received (or will be received) by any of the persons that are "promoters", directly or indirectly, from Billy Dead Inc., and no amount of any assets, services or other considerations has been received (or will be received) by Billy Dead, Inc. from them; and that no assets have been acquired (or will be acquired) from them.

Affiliated Transactions

Agreements with Keith Gordon / Sidetracked Productions. Mr. Gordon, a holder of more than 5% of our stock, is the sole owner and president of Sidetracked Productions, a creative services company which typically contracts Mr. Gordon's services as a director, writer or actor. We have entered into a production services agreement with Sidetracked Productions in order to retain Mr. Gordon to serve as the director of the Film. Any cash compensation referred to in this prospectus relating to Mr. Gordon, including his contingent compensation arrangements, will actually be paid to Sidetracked Productions. See "Management -- Other Employment Agreements" for a discussion of this compensation.

Agreements with Julie Lynn / Apologetic Productions. We have entered into a production services agreement with Apologetic Productions, a related party controlled by Julie Lynn, in order to retain Ms. Lynn, our Vice President, Secretary and member of our board of directors, to serve as the producer of the Film. Any cash compensation referred to in this prospectus relating to Ms. Lynn, including her contingent compensation arrangements, will actually be paid to Apologetic Productions. See "Management -- Executive Compensation and Stock Grants" for a discussion of this compensation.

In January 2003, we entered into a lease agreement with Apologetic Productions providing, among other things, for the Corporation's rental of 250 square feet of office facilities at 2312 Lorenzo Dr., Los Angeles, California at a rate of $100 per year. This Lease was entered into in January 2003 and can be terminated by either party upon a 30-day written notice.

Agreements with Charles Ryan. We previously entered into separate agreements with Charles Ryan to serve as (1) our Chief Executive Officer and Chief Financial Officer and (2) the Chairman of our Board of Directors. In October 2003 Mr. Ryan resigned as our Chief Executive Officer, Chief Financial Officer and Chairman of the Board to pursue other career opportunities that would have conflicted with his ability to perform the duties of CEO/CFO, but remains on our board of directors. His employment agreement was modified to provide that notwithstanding his resignation, he will still receive $25,000 upon the successful completion of this offering in recognition for his efforts during our formative stages and in connection with this offering. Mr. Ryan has also retained his right to contingent compensation. Mr. Ryan's board of directors agreement has been amended to reflect that he is no longer the chairman of the Board of Directors, but remains a member. See "Management -- Director Compensation" for a discussion of his original and modified compensation arrangements.

Agreements with Peter Fuhrman. In October 2003 we entered into agreements with Peter Fuhrman to serve as our Chief Executive Officer, Chief Financial Officer and the Chairman of our Board of Directors.

Other Transactions

Agreements with Civilian Capital. The Chief Executive Officer of Civilian Capital, Peter McDonnell, has guaranteed a line of credit we established with a bank in the amount of $50,000. As of December 31, 2002, $25,000 had been drawn from the line of credit, and as of June 30, 2003, $50,000 had been drawn from the line of credit.

The note bears a variable interest rate based on the bank's prime rate plus 1%, but shall not be less than 6%, which was the initial rate as of December 31, 2002. Accrued interest is due monthly and the note matures on December 23, 2003, at which time all outstanding principal and unpaid accrued interest is due.

Mr. McDonnell is receiving no compensation for guaranteeing this note and we intend to repay the line of credit from the proceeds of this offering or remove Mr. McDonnell from the note after the offering closes.

Agreements with Civilian Pictures. Civilian Pictures, Inc., the parent company of the underwriter, has granted options to purchase shares of its common stock to Keith Gordon, who is serving as the director of the Film, and Julie Lynn, who is serving as the Vice President and Secretary of Billy Dead, Inc. and the producer of the Film. The aggregate amount of the options granted to Mr. Gordon and Ms. Lynn, if exercised, will amount to less than 0.5% of the outstanding common stock of Civilian Pictures.

Brett Young, who is a member of Billy Dead, Inc.'s Board of Directors, is the chair of the Audit Committee and a member of the Compensation Committee, is a minority stockholder of Civilian Pictures. Mr. Young is not an employee or Director of Civilian Pictures and holds less than 5% of its outstanding shares.

Civilian Pictures has agreed to pay certain of our actual, out-of-pocket set up, operating and offering related expenses and we have agreed to repay Civilian Pictures out of the proceeds of the offering. These expenses relate to license fees, legal and accounting services, entertainment legal matters, blue sky legal matters, postage, and other fees related to the corporate establishment and initial maintenance of Billy Dead, Inc., and certain marketing expenses, such as web site development.

Total expenses incurred by Civilian Pictures on behalf of Billy Dead, Inc. total $20,066 as of December 31, 2002 and $43,603 as of June 30, 2003. If the offering is not successfully completed, Billy Dead, Inc. has no obligation to reimburse Civilian Pictures for these expenses. See "Underwriting" and "Conflicts of Interest".


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

Principal Stockholders

The following table sets forth certain information regarding the beneficial ownership of our shares as of November 12, 2003. The information is provided with respect to:

o each person who beneficially owns more than 5% of the outstanding shares of our common stock, which is the only stock we have outstanding previous to this offering;

o     each member of our board of directors;

o     each of the named executive officers; and

o all members of our board of directors and executive officers as a group (3 persons).

Subject to community property laws where applicable, the named person has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned. The percentage of beneficial ownership for each stockholder is based on a total of 900,000 shares of common stock outstanding. The holdings of the persons listed below all are subject to certain rights Billy Dead, Inc. has to repurchase shares for nominal consideration in certain circumstances. See "Management". We also list below the percentage of votes each person would have after the completion of this offering, assuming the issuance of 900,000 shares of Series A preferred stock and taking into account the fact that the Series A preferred stock possesses only one-half vote per share.

                                               Common Shares              % of Votes after
                                               Beneficially        % of     completion of
Name of Beneficial Owner                           Owned          Class        offering
------------------------                           -----          -----        --------
     Peter S. Fuhrman .................. ...      180,000         20.0%          13.3%
          11925 Wilshire Boulevard, 3rd Fl
          Los Angeles, CA 90025

     Julie G. Lynn .........................      270,000         30.0%          20.0%
        2312 Lorenzo Dr. ...................
          Los Angeles, CA 90068

     Charles F. Ryan III ...................      108,000         12.0%           8.0%
          220 Upper Terrace
          San Francisco, CA 94117

     Brett W. Young ........................       36,000          4.0%           2.7%
          5 Andrea Way
          Califon, NJ 07830

     Peter M. Read .........................       36,000          4.0%           2.7%
          c/o Seymour Taylor Accountants
          High Wycombe, England

Total Directors and Officers ...............      630,000         70.0%          46.7%
                                                  -------      -------        -------
     Keith G. Gordon .......................      270,000         30.0%          20.0%
          c/o  Dan Aloni
          United Talent Agency
          9560 Wilshire Blvd.
          Beverly Hills, CA  90212
                                                  -------      -------        -------
Total.......................................      900,000        100.0%          66.7%
                                                  =======      =======        =======


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

Description of Securities

The following is a summary of material provisions governing our capital stock. This summary is not complete and you should read this together with our amended and restated certificate of incorporation and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.

Upon the completion of this offering, our authorized capital stock will consist of:

o 900,000 shares of common stock, with a par value $0.001 per share, of which 900,000 shares are currently issued and outstanding; and

o 954,000 shares of Series A preferred stock, with a par value $0.001 per share and a liquidation preference of $8.75 per share, of which 900,000 shares will be issued and outstanding upon the completion of this offering and of which an additional 54,000 shares will be issuable upon exercise of the Underwriter's Warrants issued to Civilian Capital.

Description of Our Common Stock

o Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders.

o After all preferences have been paid to (or reserved on behalf of) our outstanding Series A preferred stockholders, common stockholders are entitled to receive 20% of the aggregate amount of any dividends that our board of directors may declare to our stockholders out of funds legally available for that purpose (with 80% of these dividends payments going to our Series A preferred stockholders).

o In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably with the Series A preferred stock in a ratio of 1:4, with the holders of common stock, as a class, receiving 20% of the remaining assets and the Series A preferred stock, as a class, receiving 80% of the remaining assets after payment of liabilities and any liquidation preference of Series A preferred stock that may be outstanding.

o The common stock has no preemptive rights, conversion rights or other subscription rights, or redemption or sinking fund provisions.

o Although we have the right to repurchase certain shares from the common stockholders, these stockholders have no right to redeem these shares from us for cash and have no pre-emptive rights.

Description of Our Series A Preferred Stock

o     Our Series A preferred stock is not convertible into common stock.

o Each share of our Series A preferred stock entitles its holder to one-half vote on all matters to be voted upon by stockholders.

o Series A preferred stockholders have no fixed dividend rights and the stock contains no sinking fund provisions.

o If Billy Dead, Inc. decides to declare a dividend, the Series A preferred stock has a dividend preference equal to the issuance price of $8.75 per share.


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

o The Series A preferred stock has a liquidation preference of up to $8.75 per share.

o After all preferences have been paid to (or reserved on behalf of) our outstanding Series A preferred stockholders, Series A preferred stockholders are entitled to receive 80% of the aggregate amount of any dividends that our board of directors may declare to our stockholders out of funds legally available for that purpose (with 20% of these dividends payments going to our common stockholders).

o Upon dissolution, after the liquidation preference of $8.75 per share has been satisfied, the remaining assets, if any, would be distributed ratably to both the Series A Preferred and the common stock, as separate classes, in a ratio of 4:1, regardless of the number of shares of Series A preferred stock outstanding, with the holders of Series A preferred stock, as a class, receiving 80% of the remaining assets and the common stock receiving 20% of the remaining assets. See "Management's Plan of Operation".

o Series A preferred stockholders have no rights to redeem these shares from Billy Dead, Inc. for cash and no pre-emptive rights.

We have weighted our returns in favor of the Series A preferred shares to compensate for the fact that, upon the completion of this offering, the Series A preferred stockholders will have contributed $7,875,000, which is substantially all of the money we intend to use to produce the Film, operate Billy Dead, Inc. and pay for the expenses of this offering. By comparison, the holders of the common stock have contributed the nominal cash contribution of $900.

We currently have no plans to issue any shares of stock after the completion of this offering, other than upon exercise of the warrants to be issued to Civilian Capital, or, if we need to reissue shares of common stock to replace any of our current officers, directors or employees whose shares would first have been repurchased as a result of the termination of their affiliation with Billy Dead, Inc.

Our articles of incorporation, as amended, do not allow our board of directors to authorize any shares of stock in the future, other than outlined above, without approval from a majority of the Series A preferred shares which actually vote.

Warrants

At the closing of this offering we will issue a warrant to our underwriter, Civilian Capital, to purchase up to 54,000 shares of Series A preferred stock. The warrant will become exercisable on the first anniversary of the closing of this offering and will expire on the fifth anniversary. The Warrant will be exercisable at three different exercise prices:

o 18,000 shares at an exercise price of $9.19, which represents 105% of the public offering price of the shares of Series A preferred stock;

o 18,000 shares at $9.63, which represents 110% of the public offering price; and

o 18,000 shares at $10.06, which represents 115% of the public offering price.

The shares of Series A preferred stock underlying the warrants are identical to those offered to the public in this offering. The warrants contain anti-dilution provisions providing for the adjustment of the number of shares issuable upon exercise in certain circumstances, as well as the exercise price. The warrants grant to the holder and to the holders of the underlying Series A preferred stock certain rights of registration of the shares of Series A preferred stock. The warrants are non-transferable for the life of the warrants, except to officers of the underwriter; or by will, pursuant to the laws of descent and distribution, or by the operation of law. The warrants will provide for a restriction on their sale, transfer, assignment or hypothecation for a period of one year from the effective date of the registration statement of which this prospectus forms a part, except to officers of the underwriter. The expiration date of the warrants may not be extended.

Market for our common stock and related matters

There is currently no public market for any of our securities. All of our 900,000 shares of outstanding common stock are owned by six persons. Mr. Fuhrman, Mr. Ryan, Ms. Lynn and Mr. Gordon, each of whom are deemed under the securities laws to be "promoters" in this offering, have agreed to escrow their common stock for a period of four years from the closing of the offering, as have Messrs. Young and Read, the two non-employee directors. The escrow agreement contains certain provisions which may allow some of these shares to be released prior to four years, and Billy Dead, Inc. will retain the right to buy back these shares in accordance with the terms of any employment or similar agreements. We have no agreements with any of these five stockholders to register their common stock for resale. Since the only public trading market following the closing of this offering will be for our Series A preferred stock (not our common stock), it is unlikely that, even when such holders become eligible to sell their shares under Rule 144 of the Securities Act, assuming the escrow restrictions have expired, there will be any such market for their shares.

Provisions of our certificate of incorporation and bylaws

Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called only by the board of directors, the Chairman of the board of directors or the Chief Executive Officer. Under our bylaws, stockholders wishing to propose business to be brought before a meeting of stockholders must comply with various advance notice requirements.

Under the amended and restated certificate of incorporation, each share of Series A preferred stock has only one-half vote per share and each share of common stock has one vote per share. As a result, our founders, management and board, who hold all of the outstanding shares of common stock, will exercise effective control over a majority of the voting stock of Billy Dead, Inc. If our founders, management, and board act together, they can significantly influence those matters that require a vote of only a simple majority of voting shares. Such matters include: the election of our directors; our entering into a distribution agreement for the Film; the cessation of all or a substantial part of our business; or the dissolution of Billy Dead, Inc.

The amended and restated certificate of incorporation provides that for certain other significant matters an additional level of stockholder approval -- approval by a majority of the shares of Series A preferred stock actually voting -- is required. Examples of these significant matters include:

o     amendments to our certificate of incorporation;

o     the approval of a merger;

o     any additional offerings of shares in Billy Dead, Inc.;

o     making any additional film other than a sequel to the Film; and

o selling all of our assets (other than as part of a film distribution arrangement).

Finally, the amended and restated certificate of incorporation provides that the highest level of stockholder approval is required for any transaction relating to a material part of our assets that is between us and any of our affiliates. In that instance, approval requires the threshold approval of 50% of all voting stock outstanding and then a second level of approval from a majority of the shares of Series A preferred stock outstanding.

For those matters requiring approval of only 50% of the voting shares outstanding, such as the authorization of a film distribution, licensing or sale arrangement, the requisite approval could be obtained solely from our shares of common stock, without needing any votes from the holders of the Series A preferred stock. As a result, we would not be required to solicit proxies for approval of the holders of Series A preferred stock in such situations. Instead, we would only be required to notify our stockholders no less than ten days prior to the anticipated closing of the proposed distribution, licensing or sale arrangements.

Transfer Agent and Registrar

The transfer agent and registrar for our Series A preferred stock is American Stock Transfer and Trust Company. Their address is 59 Maiden Lane, Plaza Level, New York, NY 10038; their general website is www.amstock.com; and their telephone number is (212) 936-5100.

Quotation of our Series A Preferred Stock

We intend to seek quotations for our Series A preferred stock on the OTC Bulletin Board, commonly known as the OTCBB. We do not intend to trade our Series A preferred stock on NASDAQ or list on an organized exchange. Inclusion on the OTCBB does not guarantee that an active and liquid trading market will develop.

Underwriting

Subject to the terms and conditions of the underwriting agreement, we have retained Civilian Capital to conduct this offering of 900,000 shares of our Series A preferred stock on a best-efforts, all-or-none basis. As of the date of this prospectus the underwriter has not established an underwriting syndicate and intends to conduct this offering as our exclusive agent. Civilian Capital has made no commitment to purchase all or any part of our Series A preferred stock. Civilian Capital has instead agreed to use its best efforts to find purchasers for our Series A preferred stock within a period of 90 days from the date of this prospectus, which may be extended by mutual consent of Billy Dead, Inc. and Civilian Capital for an additional 90 days.

Civilian Capital requires customers to fill out and sign a detailed customer suitability questionnaire (taking into account the customer's age, investment experience, goals and financial situation) and fund initial cash accounts at a minimum of $1,000. Initial account funding for Civilian Capital customers is accomplished by sending a check or wire for a minimum of $1,000 to Computer Clearing Services, the clearing broker for Civilian Capital (where customer accounts are held). The minimum amount of shares that an investor in this offering can request is 100 shares at a cost of $875.

Subscriptions to purchase shares of our Series A preferred stock was not accepted until this registration statement was declared effective by the Securities and Exchange Commission, the final prospectus became available and the offering had been cleared for sale within a given customer's state of residence. However, prior to the registration statement being declared effective, persons who opened an online brokerage account with Civilian Capital and were approved for IPO investing were permitted to place conditional offers to buy shares. Customers of Civilian Capital are not required to fund their account in order to request shares in this offering. However, now that this registration statement has been cleared for sale by the Securities and Exchange Commission and any other applicable jurisdictions, requests for IPO shares cannot be accepted until the customer's account is funded. Customers may cancel their conditional offers at any time prior to acceptance by Billy Dead, Inc., which can only occur 2 hours after the offering has been declared effective by the SEC and, as applicable, additionally has been cleared for sale to the customer by the jurisdiction in which the customer resides.

In order to participate in this offering you must be a customer of Civilian Capital approved to invest in public offerings. Civilian Capital limits the maximum investment in public offerings for those who do not qualify as "accredited investors" under federal securities laws. These limits are determined on a case by case basis, with investments in IPOs generally prohibited if they exceed 10% of a customer's net worth (excluding home, home furnishings and automobiles). Civilian Capital may further limit customer investments in public offerings without notice. Civilian Capital does not limit the size of investments by customers who qualify as accredited investors.

We have currently obtained clearance to sell the shares, and pending delivery of certain signed agreements, in the following states and/or jurisdictions: Alaska, Arizona, Colorado, Connecticut, Delaware, District of Columbia., Florida, Georgia, Hawaii, Illinois, Indiana, Kansas, Kentucky, Louisiana, Maine, Maryland, Mississippi, Missouri, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina, North Dakota, Oklahoma, Oregon, Puerto Rico, Rhode Island, South Carolina, South Dakota, Utah, Vermont, Washington, West Virginia, Wisconsin and Wyoming. If we do not obtain clearance to sell the shares from any of the states and/or jurisdictions that are not listed above, we will not be able to sell our shares in such states and/or jurisdictions. The underwriter has agreed, at the request of several states, that there will be certain limitations on investments that can be made by residents of those states and either additional or separate "suitability standards" required of such residents that must be satisfied in order for them to be able to invest in our offering. See the inside cover of this prospectus for a complete list of suitability standards.

Prior to effectiveness, Civilian Capital did not require that investors in this offering fill out a separate subscription agreement or write checks payable to the escrow agent, Bank of the West. Instead, conditional offers contained an explicit authorization permitting Computer Clearing Services, the underwriter's clearing broker, to debit customer accounts and transmit funds electronically to Bank of the West, as escrow agent, pursuant to the terms of the escrow agreement. Additionally, each customer was required to confirm that his or her financial status is current and provide certain additional information the underwriter used to determine whether the customer is eligible to subscribe for shares in this offering.

Customers were notified at least 48 hours prior to the registration statement relating to this offering being declared effective and are required to re-confirm their conditional offer. If a customer does not confirm his or her conditional offer after receiving this notice, the conditional offer will become invalid. Additionally, customers must re-confirm their conditional offer and confirm that they have received the final prospectus if the offering price changes or the prospectus has been re-circulated.

Now that the registration statement is effective, customers who reside in jurisdictions where the offering has been cleared for sale are being notified of their share allocation and have a final opportunity to cancel their conditional offer. This post-effective cancellation period will extend at least two hours after this notification of allocation has been sent.

After this period has expired, conditional offers from these customers will be accepted as subscriptions to purchase shares. Customer funds for accepted subscriptions will be transmitted directly from customer accounts, held at Computer Clearing Services (Civilian Capital's clearing broker), to Bank of the West, as escrow agent, by noon the next business day.

Shares of our Series A preferred stock are being offered on a fully paid basis at $8.75 per share. Our stock will be issued to purchasers only if the proceeds from the sale of all 900,000 shares are released to us by the escrow agent. Until funds have been released by the escrow agent, any purchasers will be deemed subscribers and not stockholders. The funds in escrow will be held for the benefit of those subscribers and will not be subject to our creditors or applied to pay the expenses of this offering until the offering is closed and the proceeds are released to us by the escrow agent.

If all of the shares of Series A preferred stock are not sold within 90 days of this prospectus -- or 180 days if we choose to extend the offering period -- this offering will be canceled and all monies received and held in escrow will be promptly returned to the subscribers with interest and without deductions. During the period of escrow subscribers will not be entitled to refunds of their subscriptions.

In the event that demand for our Series A preferred stock exceeds the shares available, Civilian Capital will allocate our stock to their qualified customers on a "first come, first served" basis, taking into account customer suitability and overall demand. As a result, customers of Civilian Capital may be unable to obtain all or some of the securities they request.

Civilian is entitled to receive a cash commission of 7% of the gross proceeds of the securities sold and a warrant to purchase 54,000 shares of Series A preferred stock. The warrants will provide for a restriction on their sale, transfer, assignment or hypothecation for a period of one year from the effective date of the registration statement of which this prospectus forms a part, except to officers of the underwriter. See "Description of Securities".

In addition, Civilian charges customers a clearing fee on equity trades executed through its brokerage services. Customers who receive shares in this public offering are subject to this clearing fee -- which as of the date of this prospectus is a flat fee of $19.95, regardless of the share amount.

A prospectus of this offering in electronic format is available on the Civilian Capital website at www.civilian.com. If you do not acknowledge delivery of this prospectus, Civilian Capital will not permit you to purchase shares in this offering. Other than this prospectus in electronic format, any information on Civilian Capital's website and any information on any other website maintained by Civilian Capital or its affiliates is not part of this prospectus or the registration statement of which this prospectus forms a part, and thus has not been approved or endorsed by us and should not be relied upon by investors.

We have agreed to indemnify Civilian Capital against certain liabilities, including liabilities under the Securities Act of 1933 and, where such indemnification is unavailable, to contribute to payments that Civilian Capital may be required to make in respect to such liabilities.

Our founders, present officers and present directors hold 100% of our outstanding common stock, which is inferior to the Series A preferred stock in terms of liquidation and dividend preference and will not be listed on any trading markets. Mr. Fuhrman, Mr. Ryan, Ms. Lynn and Mr. Gordon, who are deemed under applicable securities laws to be "promoters" of this offering, have agreed to escrow all of the shares of their common stock for a period of four years from the closing of this offering, as have Messrs. Young and Read, the two non-employee directors. See "Description of Securities". We have agreed to refrain from issuing new shares for six months from the date of this prospectus other than in connection with the re-issuance of shares of common stock necessitated by the replacement of any current officers, directors or employees whose shares were first repurchased as a result of the termination of their affiliation with Billy Dead, Inc. Our certificate of incorporation requires approval from a majority of our Series A preferred stockholders actually voting before we can issue any new shares.

Our agreement with the underwriter provides that for a period of three years after the effective date of this registration statement, Civilian Capital will have the right to designate for election one individual to our board of directors. This person must be mutually acceptable to us and the underwriter. If Civilian Capital elects not to exercise this right, then it may designate one individual to attend meetings of the board. We are required to notify Civilian Capital of each meeting of the board and we must send to the Civilian board designee all notices and other correspondence and communications sent by us to members of the board. The Civilian designee shall be reimbursed for all out-of-pocket expenses incurred in connection with his attendance of meetings of the board.

Civilian Capital may, from time to time, provide general investment banking and financial services to Billy Dead, Inc. for which it will receive customary fees. There is no such agreement currently in effect.

Persons affiliated with Billy Dead, Inc. and the underwriter will not be permitted to purchase shares in this offering.

New Underwriter

Civilian Capital was formed in April 2000 and became a member of the NASD in October 2000. In addition to general brokerage activities, Civilian Capital's business is to offer and sell securities of entertainment companies which produce films and other entertainment projects. Although certain principals of Civilian Capital have extensive experience in the securities industry, the underwriter has not acted as an underwriter in any other public offering. This lack of operating history may have an adverse effect on this offering and the market for our securities.

Civilian Capital's parent company, Civilian Pictures, has issued shares of its common stock or granted options to purchase shares of its common stock to certain of our officers, directors and related persons.

Keith Gordon, one of our founders, and Julie Lynn, our Vice-President, Secretary and a member of our board of directors, have been granted options to purchase shares of Civilian Pictures common stock. These options were issued in September 2001 in consideration for Mr. Gordon and Ms. Lynn's advice and assistance in developing and finding suitable motion picture projects for the underwriter to pursue as public offerings, and were given prior to the formation of Billy Dead, Inc. The combined options held by Mr. Gordon and Ms. Lynn in Civilian Pictures, if exercised, would amount to less than 0.5% of the equity of Civilian Pictures.

Brett Young, a member of our board of directors, compensation committee and the chair of our audit committee, is a minority stockholder of Civilian Pictures, the parent company of the underwriter. Mr. Young is not an employee or director of Civilian Pictures and holds less than 5% of its outstanding shares.

Civilian Capital has also played a more extensive role in forming Billy Dead, Inc. and in supporting this offering than is customary for an underwriter. This role includes the CEO of Civilian Capital co-signing our line of credit. Additionally, Civilian Pictures, the parent company of the underwriter, has advanced us certain of our corporate setup fees and offering related fees. See "Conflicts of Interest" and "Certain Transactions".

Pricing of the Offering

Before this offering there has been no public market for the shares of our Series A preferred stock. The initial public offering price has been determined by Billy Dead, Inc. in consultation with Civilian Capital. The primary factor we considered when determining the public offering price was the production budget of the Film and is not related to nor indicative of our assets, book value, net worth nor any other established criteria of value. See "Use of Proceeds".


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

Legal Matters

The validity of the Series A preferred stock offered by this prospectus will be passed upon for us by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, San Francisco, California, which has acted as our counsel in connection with this offering. Adam B. Kaufman & Associates, PLLC, Garden City, New York, has reviewed certain legal matters relating to the validity of our rights to the script for the Film and other intellectual property necessary for the production and distribution of the Film. Adam B. Kaufman, a member of that firm, is also of-counsel to Ehrenreich Eilenberg & Krause LLP, New York, New York, which has acted as counsel to the underwriter in connection with this offering.

Experts

Our financial statements for the period ended December 31, 2002, which appear in this prospectus, have been audited by Raimondo Pettit Group, independent auditors, as set forth in their report appearing elsewhere in this prospectus (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern). Our financial statements are included in reliance upon this report, which was given on the authority of Raimondo Pettit Group as experts in accounting and auditing.

Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 (together with all amendments, exhibits, schedules and supplements thereto) under the Securities Act with respect to the Series A preferred shares being offered. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and our Series A preferred shares, reference is made to our registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to our registration statement, and each such statement is qualified in all respects by such reference.

Copies of our registration statement may be examined without charge at the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549 and copies of all or any portion of the registration statement can be obtained from the Securities and Exchange Commission upon payment of certain prescribed fees. Information regarding the operation of the Public Reference Section may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains registration statements, reports, proxy and information statements and other information regarding registrants (including us) that file electronically.

We are be required to file reports with the SEC, including forms 10-KSB, 10-QSB and 8-K, as well as proxy statements for annual or special meetings of stockholders. We intend to distribute annual reports containing audited financial statements and will make copies of quarterly reports available for the first three quarters of each fiscal year containing un-audited interim financial statements.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, Series A preferred shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of Series A preferred shares.

                          Index to Financial Statements

                                                                    Page
                                                                    ----

Independent Auditors' Report ....................................   F-2

Balance Sheets ..................................................   F-3

Statements of Operations ........................................   F-4

Statements of Stockholders' Deficit .............................   F-5

Statements of Cash Flows ........................................   F-6

Notes to Consolidated Financial Statements ......................   F-7 - F16

                          Independent Auditors' Report

To the Board of Directors
Billy Dead, Inc.
Los Angeles, California

We have audited the accompanying balance sheet of Billy Dead, Inc. (a development stage company) (the "Company") as of December 31, 2002, and the related statements of operations, changes in stockholders' deficit and cash flows for the period from inception (September 24, 2002) through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Billy Dead, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the period from inception (September 24, 2002) through December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company will not commence operations, and therefore will not have the opportunity to generate any revenues, unless it raises the majority of its operating capital through an initial public offering of its Series A preferred stock. Since there is no certainty that such funds will be raised, there is substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Raimondo Pettit Group
Torrance, California
February 28, 2003
Except for the last two paragraphs of Note 7, as to which date is April 15, 2003

                                Billy Dead, Inc.
                          (A Development Stage Company)

                                 Balance Sheets

                                                                                     As of
                                                                     As of       December 31,
                                                                 June 30, 2003       2002
                                                                  (Unaudited)      (Audited)
                                                                   ---------       --------
Assets
     Current Assets
         Cash ...............................................      $   4,104       $ 25,000
         Due From Stockholders ..............................             --       $    900
                                                                   ---------       --------
    Total Current Assets ....................................      $   4,104       $ 25,900
    Other Assets
        Film Costs ..........................................      $  19,485       $  4,485
        Deferred Offering Costs .............................      $  68,285       $ 13,978
                                                                   ---------       --------
    Total Other Assets ......................................      $  87,770       $ 18,463
                                                                   ---------       --------
Total Assets ................................................      $  91,874       $ 44,363
                                                                   =========       ========
Liabilities
   Current Liabilities
        Line of Credit ......................................      $  50,000       $ 25,000
        Accounts Payable and Accrued Expenses ...............      $  51,592       $  8,815
        Accounts Payable - Related Party ....................      $  43,603       $ 20,066
                                                                   ---------       --------
   Total Current Liabilities ................................      $ 145,195       $ 53,881
                                                                   ---------       --------
Total Liabilities ...........................................      $ 145,195       $ 53,881
Commitments (Notes 3 & 7)
Stockholders' Deficit
      Preferred Stock $0.001 par value, 954,000 shares
       authorized, none issued and outstanding. Liquidation
       preference: up to $8.75 per share, then 4:1 preference
       to common stock ......................................             --             --

     Common Stock $0.001 par value, 900,000 shares
       authorized, issued and outstanding ...................      $     900       $    900

     Deficit Accumulated During Development Stage ...........      ($ 54,221)      ($10,418)
                                                                   ---------       --------
Total Stockholders' Deficit .................................      ($ 53,321)      ($ 9,518)
                                                                   ---------       --------
Total Liabilities & Stockholders' Deficit ...................      $  91,874       $ 44,363
                                                                   =========       ========

   The accompanying notes are an integral part of these financial statements.

                                Billy Dead, Inc.
                          (A Development Stage Company)

                            Statements of Operations

                                                                                  Period from
                                                                                   Inception      Period from
                                                                                (September 24,     Inception
                                                  Three Months    Six Months       2002) to     (September 24,
                                                 Ended June 30,  Ended June 30,   December 31,   2002) to June
                                                      2003           2003             2002          30, 2003
                                                  (Unaudited)     (Unaudited)      (Audited)      (Unaudited)
                                                   ---------       ---------       ---------       ---------
Revenues ....................................             --              --              --              --
Operating Expenses:
      General and Administrative ............      $  15,000       $  42,745       $  10,418       $  53,163
                                                   ---------       ---------       ---------       ---------
Total Operating Expenses ....................      $  15,000       $  42,745       $  10,418       $  53,163
                                                   ---------       ---------       ---------       ---------
Operating Loss ..............................      ($ 15,000)      ($ 42,745)      ($ 10,418)      ($ 53,163)
Other Income ................................             --              --              --              --
Other Expenses ..............................      ($    597)      ($  1,058)             --       ($  1,058)
                                                   ---------       ---------       ---------       ---------
Net Loss ....................................      ($ 15,597)      ($ 43,803)      ($ 10,418)      ($ 54,221)
                                                   =========       =========       =========       =========
Basic and diluted loss per share ............      ($  0.017)      ($  0.049)      ($  0.025)      ($  0.074)
                                                   =========       =========       =========       =========
Weighted average number of shares outstanding        900,000         900,000         423,273       $ 731,443
                                                   =========       =========       =========       =========

   The accompanying notes are an integral part of these financial statements.

                                Billy Dead, Inc.
                          (A Development Stage Company)

                       Statement of Stockholders' Deficit

    For the periods from inception (September 24, 2002) through June 30, 2003

                                                           Common Stock                                     Total
                                                        -----------------            Accumulated        Stockholder's
                                                      Shares           Amount          Deficit         Equity (Deficit)
                                                      -------          ------        -----------       ----------------
Balance at September 24, 2002 ......................       --             --                 --                  --

Common stock issued to directors at $0.001
per share on September 24, 2002 ....................  216,000           $216                 --            $    216

Common stock issued to founders at $0.001
per share on December 1, 2002 ......................  684,000           $684                 --            $    684

Net Loss ...........................................       --             --           ($10,418)           ($10,418)
                                                      -------           ----           --------            --------

Balance at December 31, 2002 (Audited) .............  900,000           $900           ($10,418)           ($ 9,518)
                                                      =======           ====           ========            ========

Net Loss ...........................................       --             --           ($43,803)           ($43,803)
                                                      -------           ----           --------            --------

Balance at June 30, 2003 (Unaudited) ...............  900,000           $900           ($54,221)           ($53,321)
                                                      =======           ====           ========            ========

   The accompanying notes are an integral part of these financial statements.

                                Billy Dead, Inc.
                          (A Development Stage Company)

                            Statements of Cash Flows

                                                                                                      Period from
                                                                                                       Inception      Period from
                                                                                                      (September       Inception
                                                                                      Six Months       24, 2002)       (September
                                                                                      ended June      to December     24, 2002) to
                                                                                       30, 2003        31, 2002      June 30, 2003
Cash flows from operating activities:                                                 (Unaudited)      (Audited)       (Unaudited)
                                                                                        --------        --------        --------
   Net Loss ........................................................................    ($43,803)       ($10,418)       ($54,221)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Change in Operating Assets and Liabilities:
      Film costs ...................................................................    ($15,000)       ($ 4,485)       ($19,485)
      Due from Stockholders ........................................................    $    900              --        $    900
      Accounts payable and accrued expenses ........................................    $ 42,777        $  8,815        $ 51,592
      Accounts payable - related party .............................................    ($30,770)       $  6,088        ($24,682)
                                                                                        --------        --------        --------
             Net cash used in operating activities .................................    ($45,896)             --        ($45,896)
                                                                                        --------        --------        --------
Cash flows from financing activities:
  Borrowings from bank line of credit ..............................................    $ 25,000        $ 25,000        $ 50,000
                                                                                        --------        --------        --------
               Net cash provided by financing activities ...........................    $ 25,000        $ 25,000        $ 50,000
Net increase in cash ...............................................................    ($20,896)       $ 25,000        $  4,104
Cash at beginning of period ........................................................    $ 25,000              --              --
                                                                                        --------        --------        --------
Cash at end of period ..............................................................    $  4,104        $ 25,000        $  4,104
                                                                                        ========        ========        ========
Supplementary disclosure of cash flow information:
   Non-Cash Financing Activities
         Common stock issued to directors ..........................................          --        $    216        $    216
         Common stock issued to founders ...........................................          --        $    684        $    684
         Amount due from stockholders ..............................................          --        $    900        $    900
         Deferred offering costs ...................................................    ($54,307)       ($13,978)       ($68,285)
 Cash paid for interest ............................................................    $  1,058              --        $  1,058
 Cash paid for income taxes ........................................................          --              --              --

   The accompanying notes are an integral part of these financial statements.

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

1. BUSINESS AND ORGANIZATION

Billy Dead, Inc. was formed in September 2002 as a Delaware Corporation. Billy Dead, Inc. plans to develop, produce, edit and market a feature-length motion picture tentatively titled "Billy Dead" (the "Film"). Billy Dead, Inc. is in the development stage as its activities to date have consisted primarily of organizational activities, such as issuing stock to the directors and founders, establishing a line of credit and preparing for this offering.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

Billy Dead, Inc.'s financial statements have been presented on a going concern basis. Billy Dead, Inc.'s ability to continue as a going concern is contingent upon raising the majority of its operational capital through an initial public offering of Series A preferred stock (the "Offering"). Certain of Billy Dead, Inc.'s agreements, such as the underwriting agreement to be executed by Billy Dead, Inc. upon the effectiveness of the Registration Statement for the Offering, contain provisions stating that Billy Dead, Inc.'s obligations concerning initial operating expenses and fund raising costs will transfer to other parties if the Offering is not successful (see significant agreements and commitments Note 7). Additionally, future commitments as described in Note 7 will not be incurred if the Offering is not successful. As a result, many of Billy Dead, Inc.'s current and anticipated obligations are contingent upon the successful completion of the Offering, and if the Offering is not successful minimal obligations will remain with Billy Dead, Inc. In this event, Billy Dead, Inc. plans to settle these minimal obligations and dissolve. No adjustments have been made to the accompanying financial statements to provide for this uncertainty or a liquidation basis of accounting.

Use of Estimates

Management of Billy Dead, Inc. has made certain estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with accounting principles generally accepted in the United States of America. Actual results could differ from those estimates.

Property and equipment

Property and equipment are recorded at cost and depreciated over the estimated useful lives of the assets, which range from three to five years, using the straight-line method. As of June 30, 2003, no property or equipment had been acquired (unaudited).

Interim Financial Statements

The accompanying interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all normal adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included. The financial statements include the balance sheet as of June 30, 2003, and the related statement of operations and cash flows for the six months ended June 30, 2003. The results of operations for the six months ended June 30, 2003 are not necessarily indicative of the operating results for the full year.

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

Film Costs

In accordance with the American Institute of Certified Public Accountants ("AICPA") Statement of Position number 00-2 ("SOP 00-2"), Billy Dead, Inc. uses the individual-film-forecast-computation method for amortizing film costs and accruing participation costs. This method amortizes or accrues (i.e. expenses) the costs in the same ratio that current period actual revenue bears to estimated remaining unrecognized ultimate revenue as of the beginning of the current fiscal year.

Costs for the Film included certain legal expenses relating to the Film's copyright and intellectual property issues, totaling $4,485 at December 31, 2002 and $19,485 at June 30, 2003 (unaudited). Civilian Pictures, the parent company of the underwriter, has paid $4,485 of these fees. Billy Dead, Inc. intends to reimburse Civilian Pictures for these expenses upon the completion of the Offering.

Deferred Offering Costs

Costs associated with Billy Dead, Inc.'s initial public offering of its Series A Preferred stock, including legal expenses, filing fees, etc., have been capitalized as the stock has not yet been issued. These costs totaled $13,978 at December 31, 2002 and $68,285 at June 30, 2003 (unaudited), and will be offset against additional paid in capital when the stock is issued.

Income taxes

Billy Dead, Inc. accounts for income taxes using the liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards (i.e. temporary differences). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Changes in tax rates are recognized in the period that includes the enactment date. As of December 31, 2002 and June 30, 2003 (unaudited), there were no net temporary differences and therefore no deferred income taxes recognized.

Revenue Recognition

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. Billy Dead, Inc. adopted the SAB 101 from inception in September 2002. As of December 31, 2002 and June 30, 2003 (unaudited), there was no revenue to be recognized.

In accordance with industry standard practice and accounting principles generally accepted in the USA, Billy Dead, Inc. intends to recognize revenues from the theatrical distribution of the Film on the dates of exhibition. Billy Dead, Inc. intends to recognize revenues from home video distribution during the period that the Film is available for retail sale.

Cash and Cash Equivalents

Billy Dead, Inc. considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents.

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

Fair Value of Financial Instruments

The carrying value of financial instruments included in current assets and liabilities approximates fair value because of the short maturity of these items.

Comprehensive Income

Comprehensive income is defined as net income as adjusted for changes to equity resulting from events other than net income or transactions related to an entity's capital structure. Comprehensive income equaled net income for the period presented.

Profit (Loss) Per Common Share

Basic net profit (loss) per common share is computed by dividing net loss by the weighted average number of outstanding common shares during the periods presented. Basic loss per share and diluted loss per share are the same amount because the impact of additional shares that might have been issued under warrant or other agreements would be anti-dilutive. This calculation was made as follows:

                                                                                               Period from        Period from
                                                                                                Inception          Inception
                                                                                             (September 24,        (September
                                                   Three Months Ended   Six Months Ended    2002) to December     24, 2002) to
                                                     June 30, 2003       June 30, 2003          31, 2002         June 30, 2003
Numerator:                                             (Unaudited)         (Unaudited)          (Audited)          (Unaudited)
                                                       -----------         -----------          ---------          -----------
      Net loss .....................................     ($15,597)           ($43,803)           ($10,418)           ($54,221)

      Loss available to common stockholders ........     ($15,597)           ($43,803)           ($10,418)           ($54,221)
                                                        =========           =========           =========           =========

Denominator:
      Weighted average shares outstanding ..........      900,000             900,000             423,273             731,443
                                                        =========           =========           =========           =========

      Basic and diluted loss per share .............      ($0.017)            ($0.049)            ($0.025)            ($0.074)
                                                        ---------           ---------           ---------           ---------

3. LINE OF CREDIT

In December 2002, Billy Dead, Inc. established a line of credit with a bank in the amount of $50,000. A promissory note executed by Billy Dead, Inc. bears a variable interest rate based on the bank's prime rate plus 1%, but shall not be less than 6%, which was the initial rate as of December 31, 2002. Accrued interest is due monthly and the note matures on December 23, 2003, at which time all outstanding principal and unpaid accrued interest is due. The note is guaranteed by Peter McDonnell, the Chief Executive Officer of Civilian Capital, Billy Dead, Inc.'s underwriter with respect to the Offering (see related party transactions Note 10). Billy Dead, Inc. intends to repay the line of credit from the proceeds of the public offering of preferred stock or remove Mr. McDonnell as the guarantor upon completion of the initial public offering. As of December 31, 2002, $25,000 had been drawn from the line of credit and as of June 30, 2003, $50,000 (unaudited) had been drawn from the line of credit.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consisted of the following:

                                                           As of               As of
                                                       June 30, 2003     December 31, 2002
                                                        (Unaudited)          (Audited)
                                                        -----------          ---------
      Accrued Compensation ......................         $17,501             $2,500
      Accrued Legal .............................         $16,249             $2,315
      Accrued Accounting ........................         $17,842             $4,000
                                                          -------             ------
Total Accounts Payable and Accrued Expenses: ....         $51,592             $8,815
                                                          =======             ======

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

5. CAPITALIZATION

Billy Dead, Inc. initially sold a total of 108 shares of common stock, no par value, at an aggregate price of $216 ($2 per share) to its Directors. On December 1, 2002, Billy Dead, Inc.'s Board of Directors and Stockholders approved a 2000 to 1 stock split, resulting in the 108 issued shares splitting into 216,000 shares valued at $0.001. The Board also increased Billy Dead, Inc.'s authorized common stock to 900,000 shares with a par value $0.001. In addition, the Board and Stockholders approved the creation of 954,000 shares of Series A preferred stock, which are the securities to be offered for sale in the Offering. In February 2003, Billy Dead, Inc. filed a Restated Charter with the Secretary of State of Delaware, putting into effect the aforementioned Board resolutions.

While the Restated Charter was not filed until February 2003, unless otherwise specified in the document:

o all references to the share amounts of Billy Dead, Inc.'s common stock outstanding assume the filing of the Restated Charter and issuance of an aggregate amount of 900,000 shares of common stock as of December 31, 2002; and

o all references to the share amounts of Billy Dead, Inc.'s Series A preferred stock assume the filing of the Restated Charter and authorization of an aggregate amount of 954,000 shares of Series A preferred stock as of December 31, 2002 with no shares currently issued and outstanding.

6. STOCKHOLDERS EQUITY (DEFICIT)

Common Stock

In connection with various employment agreements entered into by Billy Dead, Inc. in December 2002, Billy Dead, Inc. agreed to sell to various members of Billy Dead, Inc.'s management team and the Film's production staff an aggregate of 684,000 shares of common stock for an aggregate purchase price of $684. These agreements, together with agreements entered into with each of Billy Dead, Inc.'s three Directors, effectively provide that all 900,000 shares of Billy Dead, Inc.'s authorized common stock held by the Directors and founders have been issued subject to the payment of $0.001 per share and the continued service of each individual shareholder, whether as a member of Billy Dead, Inc.'s management team, Board of Directors, or the Film's production staff (see significant commitments and agreements Note 7). Billy Dead, Inc. has buy-back agreements included within each of these agreements, stipulating that if a holder of Billy Dead, Inc.'s common stock resigns or is terminated for cause (in the case of employment agreements), or ceases to be a Director (other than as a result of being replaced by a stockholder vote), a portion of their shares are subject to Billy Dead, Inc.'s right to re-purchase at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors.

Each share of common stock entitles its holder to one vote on all matters to be voted upon by stockholders. Once a liquidation preference of $8.75 per share has been paid out to the holders of Series A preferred stock, holders of common stock as a class will receive one-quarter of the aggregate amount of any dividends that Billy Dead, Inc.'s Board of Directors may declare on the Series A preferred stock. In the event of Billy Dead, Inc.'s liquidation, the holders of its common stock will share ratably with the Series A preferred stock in a ratio of 1:4, with the entire class of common stock receiving an aggregate of $1 for every $4 of aggregate value distributed to the entire

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

class of Series A preferred stock in all assets remaining after payment of liabilities, including any contingent compensation such as guild residuals or customary "net profit participations" (see contingent compensation Note 8) and any liquidation preference of the Series A preferred stock that may be outstanding. The common stock has no pre-emptive rights, conversion rights or other subscription rights, or redemption or sinking fund provisions.

Preferred Stock

The Board has authorized but not issued 954,000 shares of Series A preferred stock. Billy Dead, Inc. is selling 900,000 shares of this Series A preferred stock in the Offering at a price of $8.75 per share. The additional 54,000 shares of Series A preferred stock are reserved for issuance upon the exercise of a warrant to be issued to the underwriter upon the successful conclusion of the Offering.

Each share of Series A preferred stock entitles its holder to one half vote on all matters to be voted on by stockholders. Series A preferred stock is not convertible into common stock. The holders of the Series A preferred stock will have a preference at liquidation equal to the issuance price of $8.75 per share. Billy Dead, Inc.'s remaining assets, if any, would be distributed ratably to both the Series A preferred and the common stockholders in a ratio of 4:1, with each share of Series A preferred stock receiving $4 (or an aggregate of 80% of these assets) in value for every $1 (or an aggregate of 20% of these assets) of value distributed to a share of common stock.

7. SIGNIFICANT AGREEMENTS AND COMMITMENTS

Board of Directors

The original three Directors of Billy Dead, Inc. initially purchased a total of 216,000 total shares (24% of the common stock outstanding), which they purchased for $0.001 per share for a total of $216. Mr. Ryan initially purchased 114,000 shares for $114. Mr. Young initially purchased 72,000 shares for $72 and owns 36,000 shares as of August 15, 2003 (unaudited) after transferring 36,000 shares to a new board member. Ms. Lynn initially purchased 30,000 shares for $30. Billy Dead, Inc. has the right to repurchase all of these shares from each Director at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors, at any time prior to the successful completion of the Offering if such Director ceases to be a board member during that period. Of these shares, 75% may be repurchased at any time prior to the first anniversary of the completion of the Offering if the Director ceases to be a board member during that period. Of these shares, 50% may be repurchased between the first and second anniversary of the completion of the Offering if the Director ceases to be a board member during that period. Billy Dead, Inc. shall not have any repurchase rights, however, if a Director ceases to remain a member of the board as a result of a stockholder vote (other than removal for "cause"). After the second anniversary of the successful completion of the Offering, Billy Dead, Inc. no longer has any repurchase rights for a Director's shares.

Billy Dead, Inc. will also reimburse all of the Directors for reasonable out-of-pocket expenses incurred to attend board or committee meetings. As of December 31, 2002 and June 30, 2003 (unaudited), no out-of-pocket expenses had been charged to Billy Dead, Inc.

Chief Executive Officer and Chief Financial Officer

In December 2002 Billy Dead, Inc. entered into an agreement with Charles Ryan, who is one of Billy Dead, Inc.'s founders and a member of the Board of Directors, to serve as the Chief Executive Officer and Chief Financial Officer (CEO/CFO). As CEO/CFO, Billy Dead, Inc. has agreed to pay Mr. Ryan $25,000 as contingent compensation upon the completion of the Offering, of which $2,500 and $17,500 had accrued as of December 31, 2002 and June 30, 2003 (unaudited),

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

respectively. In addition, Billy Dead, Inc. has agreed to pay Mr. Ryan cash compensation of $150,000 ratably over a three year term commencing with the completion of this offering. In the event that Mr. Ryan's three year term ends prior to its full-length, subject to certain exclusion such as being terminated for "cause", all remaining cash compensation shall be accelerated and paid.

Billy Dead, Inc. has also agreed to pay Mr. Ryan contingent compensation equaling 1% of the "adjusted cash balances" of Billy Dead, Inc. (see contingent compensation Note 8). If Mr. Ryan resigns as the CEO/CFO, or is terminated for "cause" before Billy Dead, Inc. has finished production of the Film, a portion of his contingent compensation interest is subject to forfeiture.

In connection with Mr. Ryan's employment agreement, Mr. Ryan purchased 144,000 shares of Common Stock for $144. When combined with the 114,000 shares Mr. Ryan purchased in connection with his agreement to serve as a Director of Billy Dead, Inc., he has a total of 258,000 total shares of common stock (28.7% of the common stock outstanding). If Mr. Ryan resigns as Billy Dead, Inc.'s CEO/CFO, or is terminated by Billy Dead, Inc. for "cause", a portion of his common stock is subject to Billy Dead, Inc.'s repurchase at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors.

Producer

Julie Lynn is serving as Vice President, Secretary and Board Member for Billy Dead, Inc. Ms. Lynn is receiving no compensation for her duties as the Secretary or Vice President and Billy Dead, Inc. has no agreement in place with Ms. Lynn concerning these duties.

On December 1, 2002, Billy Dead, Inc. entered into a Production Services Agreement with Julie Lynn to act as Producer on the Film (Producer Agreement), providing that she will produce the Film in exchange for cash consideration of $150,000 and a contractual contingent compensation arrangement equaling 3.75% of the "adjusted cash balances" of Billy Dead, Inc. (see contingent compensation
Note 8). Additionally, Ms. Lynn purchased 270,000 shares of common stock in connection with this agreement (30% of Billy Dead, Inc.'s outstanding common stock) for $270. When combined with the 30,000 shares Ms. Lynn purchased in connection with her agreement to serve as a Director of Billy Dead, Inc., she owns 300,000 total shares of common stock (33.3% of the common stock outstanding).

Ms. Lynn will receive 20% of her cash compensation no later than the completion of pre-production, 60% no later than the completion of principal photography, 10% no later than the completion of post-production and 10% no later than the delivery of the final version of the Film. If Ms. Lynn resigns as Producer of the Film or is terminated by Billy Dead, Inc. for "cause" prior to the completion of her duties as the Film's producer a portion of her contingent compensation arrangement will be subject to forfeiture and a portion of her 270,000 shares of common stock will be subject to re-purchase at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors. Ms. Lynn's cash compensation, including her contingent compensation, will be paid to her film production company, Apologetic Productions.

Director

On December 1, 2002, Billy Dead, Inc. entered into a Production Services Agreement with Keith Gordon to act as Director on the Film (Director Agreement), providing that he will be responsible for directing the Film, revising the script as needed, performing in the Film as needed, supervising editing in his capacity as the Film's director, and assisting in the promotion of the Film upon its release. In consideration for his efforts, he will receive cash consideration of $250,000 and a contractual contingent compensation arrangement equaling 3.75% of the "adjusted cash balances"

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

of Billy Dead, Inc. (see contingent compensation Note 8). Additionally, Mr. Gordon purchased 270,000 shares of common stock in connection with this agreement (30% of Billy Dead, Inc.'s outstanding common stock) for $270.

Mr. Gordon will receive 20% of his cash compensation no later than the completion of pre-production, 60% no later than the completion of principal photography, 10% no later than the completion of post-production and 10% no later than the delivery of the final version of the Film. If Mr. Gordon resigns as the Film's director, or is terminated by Billy Dead, Inc. for "cause" prior to the completion of his duties as the Film's director a portion of his cash compensation will be reduced, a portion of his contingent compensation will be subject to forfeiture and a portion of his 270,000 shares of common stock will be subject to re-purchase at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors. Mr. Gordon's cash compensation, including his contingent compensation, will be paid to his creative services company, Sidetracked Productions.

Underwriting Agreement & Warrants

Billy Dead, Inc. plans to execute an underwriting agreement with Civilian Capital on or near the date that the offering is declared effective by the Securities and Exchange Commission providing that Civilian Capital will use its best efforts to sell the securities included in the Offering on behalf of Billy Dead, Inc. Under the terms of this agreement, if all of the shares are sold, the underwriter shall be entitled to receive as compensation a commission of 7%.

In connection with the Underwriting Agreement, Billy Dead, Inc. has also agreed to issue to the underwriter, upon the completion of this Offering, warrants to purchase up to an aggregate 54,000 shares of Series A preferred stock, $0.001 par value. The warrants will become exercisable on the first anniversary of their issuance and will expire on the fifth anniversary.

Information relating to the warrants which Billy Dead, Inc. will be obligated to issue (if it enters into the Underwriting Agreement and if the Offering is completed) is summarized by exercise price as follows:

                              Warrants to be Issued
                         (if the Offering is completed)

                                                     Exercise Price
                         Shares                        Per Share
                         ------                        ---------
                         18,000                          $9.19
                         18,000                          $9.63
                         18,000                          $10.06

The warrant shares to be issued upon exercise of the Underwriter's Warrants will be identical in all respects to the Series A preferred shares. The warrants contain anti-dilution provisions providing for the adjustment of the number of shares issuable upon exercise in certain circumstances, as well as the exercise price. The warrants grant to the holder and to the holders of the underlying Series A preferred stock certain rights of registration of the shares of Series A preferred stock. The underwriter will pay to Billy Dead, Inc. on the Closing Date of the Offering the purchase price of $0.001 per Underwriter's Warrant (an aggregate price of $54).

The Underwriting Agreement will also provide that Billy Dead, Inc. will reimburse the underwriter for any and all fees, taxes and expenses incident to the performance of its obligations under the Underwriting Agreement, including, but not limited to: (i) expenses and taxes incident to the issuance and delivery to the underwriter of the shares to be sold in the Offering; (ii) expenses and filing fees incident the preparation and delivery of the Registration Statement and exhibits; (iii) fees

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

and expenses of the transfer agent and registrar, (iv) the fees payable to the Commission and the National Association of Securities Dealers, Inc. ("NASD").

Civilian Pictures

Civilian Pictures (see related party transactions Note 10), an affiliate of the underwriter of the Offering, has acted in the capacity of managerial consultant to Billy Dead, Inc. and has agreed to pay certain actual, out-of-pocket set up, operating and offering related expenses on behalf of Billy Dead, Inc., and Billy Dead, Inc. has agreed to repay Civilian Pictures out of the proceeds of the Offering. These expenses relate to license fees, legal and accounting services, entertainment legal matters, blue sky legal matters, postage, and other fees related to the corporate establishment and initial maintenance of Billy Dead, Inc., and certain marketing expenses, such as web site development.

Total expenses incurred by Civilian Pictures on behalf of Billy Dead, Inc. total $20,370 and $43,603 as of December 31, 2002 and June 30, 2003 (unaudited), respectively, and include the payment of certain legal expenses relating to the Film's copyright and intellectual property issues, totaling $4,485, which Billy Dead, Inc. has included as a film production cost (see summary of significant accounting policies Note 2). If the Offering is not successfully completed, Billy Dead, Inc. has no obligation to reimburse Civilian Pictures for these expenses.

Lease of Corporate Offices

In January 2003, Billy Dead, Inc. entered into a lease (the "Lease") with Apologetic Productions, a related party controlled by Julie Lynn, a Director and officer of the Corporation, providing, among other things, for the Corporation's rental of 250 square feet of office facilities at 2312 Lorenzo Dr., Los Angeles, California at a rate of $100 per year. This Lease was entered into in January 2003 and can be terminated by either party upon a 30 day written notice.

Option on the Novel

In April 2003, Billy Dead, Inc. purchased an option to acquire the motion picture rights to the novel "Billy Dead" from a third party for $10,000. The agreement states that if Billy Dead, Inc. proceeds with production of the Film, Billy Dead, Inc. can exercise this option and acquire the motion picture rights to the novel for an additional fee based upon a percentage of the actual budget of the Film, and a negotiated portion of the 37.5% of Billy Dead, Inc.'s "adjusted cash balances" set aside for creative Participants (see contingent compensation Note 8). The ultimate fee we will be required to exercise this option and purchase the underlying rights is included in the above the line portion of our production budget.

Option on the Screenplay

In April 2003, Billy Dead, Inc. purchased an option to acquire the rights to the screenplay "Billy Dead" from a third party for $1. The agreement states that if Billy Dead, Inc. proceeds with production of the Film, Billy Dead, Inc. can exercise this option and acquire the motion picture rights to the screenplay for an additional flat fee and a negotiated portion of the 37.5% of Billy Dead, Inc.'s "adjusted cash balances" set aside for creative Participants (see contingent compensation Note 8). The ultimate fee we will be required to exercise this option and purchase the underlying rights is included in the above the line portion of our production budget.

In connection with Billy Dead, Inc.'s acquisition of the underlying rights to the screenplay, Billy Dead, Inc. also obtained a release agreement from a third party for $5,000. There are no additional fees or option costs associated with this release

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

8. CONTINGENT COMPENSATION

Billy Dead, Inc. intends to enter into contingent compensation arrangements with members of the Film's production staff in the form of "net profit participations" customary in the film industry. These net participations are typically based upon adjusted cash balances of a company or film production determined through negotiations between the participants. A percentage of these "adjusted cash balances" are paid out as contingent compensation for creative participants in a motion picture production. On December 1, 2002 the board authorized Billy Dead, Inc. to enter into net participation arrangements with Charles Ryan, Keith Gordon and Julie Lynn for a total of 8.5% of Billy Dead, Inc.'s adjusted cash balances, which the board defined as 8.5% of Billy Dead, Inc.'s net revenues (to be calculated in accordance with industry standards), and further authorized the producers to enter into net participation arrangements for an additional 29% of Billy Dead, Inc.'s net revenues (to be calculated in accordance with industry standards), for an aggregate of 37.5% of Billy Dead, Inc.'s net revenues, to be further defined, negotiated and issued at the discretion of the Film's Producers, Julie Lynn and Keith Gordon. As of December 31, 2002, no net participation agreements had been formalized with any persons other than Mr. Gordon, Ms. Lynn and Mr. Ryan (see significant commitments and agreements Note 7).

Calculation of "Adjusted Cash Balances"

The net participation arrangements that Billy Dead, Inc. has entered into are based upon the defined "producer's net profits" or the defined "adjusted gross receipts" of Billy Dead, Inc. "Adjusted gross receipts" of Billy Dead, Inc. is equivalent to Billy Dead, Inc.'s "adjusted cash balances". "Producer's net profits" is defined as 50% of "adjusted gross receipts". Billy Dead, Inc. will derive its "adjusted cash balance" based upon these definitions. For the purpose of clarity, Billy Dead, Inc. has used the phrase "adjusted cash balances" throughout this document.

Billy Dead, Inc. will calculate net participation obligations as 37.5% of Billy Dead, Inc.'s "adjusted cash balances", which will equal the after-tax net income received by Billy Dead, Inc. in connection with the Film, after first taking into account the liquidation preference of $8.75 per share to the holders of Billy Dead, Inc.'s Class A preferred stock (who are providing financing for the Film through the Offering) and also taking into account a reserve for foreseeable contingent liabilities.

9. INCOME TAXES

At December 31, 2002, Billy Dead, Inc. had a combined federal and state deferred tax asset of approximately $4,400 relating to approximately $11,000 in organizational expenses, which are capitalized for tax purposes. This entire deferred tax asset has been offset by a valuation allowance for the full amount. There were no other deferred tax assets or liabilities, nor any other provision for income taxes on December 31, 2002 and June 30, 2003 (unaudited).

10. RELATED PARTY TRANSACTIONS

Civilian Pictures, Inc., the parent company of the underwriter of the Offering, has granted options to purchase shares of its common stock to Keith Gordon, who is serving as the Director of the Film, and Julie Lynn, who is serving as the Vice President and Secretary of Billy Dead, Inc. and the Producer of the Film. The amount of the options granted, if exercised, will amount to less than 0.5% of the outstanding common stock of Civilian Pictures. Brett Young, who is a member of Billy Dead, Inc.'s Board of Directors, the Audit Committee and the Compensation Committee,

                                Billy Dead, Inc.
                          (A Development Stage Company)

                    Notes to Financial Statements (Continued)

is a minority stockholder of Civilian Pictures. Mr. Young is not an employee or Director of Civilian Pictures and holds less than 5% of its outstanding shares. Civilian Pictures has advanced on behalf of Billy Dead, Inc. certain expenses related to this offering (see significant agreements and commitments Note 7).

11. SUBSEQUENT EVENTS (unaudited)

Chief Executive Officer and Chief Financial Officer

In October 2003, Charles Ryan resigned from his position as CEO/CFO of Billy Dead, Inc., and sold 144,000 shares initially purchased by him in connection with his agreement to serve as our CEO/CFO to Peter Fuhrman, the Company's current CEO/CFO. Mr. Ryan remains on the board of directors and the audit committee. In October 2003 Peter Fuhrman, who joined the board of directors for Billy Dead, Inc. in August 2003, entered into an agreement with Billy Dead, Inc. to serve as the Chief Executive Officer and Chief Financial Officer (CEO/CFO). In compensation for his duties as CEO/CFO, Billy Dead, Inc. has agreed to pay Mr. Fuhrman cash compensation of $150,000 ratably over a three year term commencing with the completion of this offering. If Mr. Fuhrman's three year term ends prior to its full-length, subject to certain exclusions such as being terminated for "cause", all remaining cash compensation shall be accelerated and paid.

In connection with Mr. Ryan's resignation, the Company agreed to pay to him $25,000 upon the completion of the Company's initial public offering in recognition of his work during the Company's formative period and in connection with the initial public offering. Mr. Ryan has also retained his right to receive 1% of the "adjusted cash balances" as contingent compensation. At the same time, Mr. Ryan sold 6,000 shares of common stock and Ms. Lynn sold 30,000 shares of common stock to the Company's new director, Peter Read.

Mr. Fuhrman purchased a total of 180,000 shares of the Company's outstanding common stock, which represents 20% of the stock outstanding and which consists of the 144,000 shares of Common Stock purchased from Mr. Ryan for $144 and the 36,000 shares Mr. Fuhrman purchased in connection with his agreement to serve as a Director of Billy Dead, Inc. If Mr. Fuhrman resigns as Billy Dead, Inc.'s CEO/CFO, or is terminated by Billy Dead, Inc. for "cause", a portion of his common stock is subject to Billy Dead, Inc.'s repurchase at their then fair market value, as determined by the board of directors and ratified by a majority of the outside directors.

================================================================================

You should rely only on the information contained in this prospectus. Neither Billy Dead, Inc., nor any underwriter has authorized anyone to provide prospective investors with information different from that contained in this prospectus. This prospectus is not an offer to sell 900,000 Shares nor is it seeking an offer to buy these securities in any jurisdiction where such offer or sale is not permitted. The information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our stock.

Summary......................................................................1
Risk Factors.................................................................5
Conflicts of Interest.......................................................16
Special Note Regarding Forward-Looking Statements...........................20
Dividend Policy.............................................................21
Capitalization..............................................................22
Use of Proceeds.............................................................23
Glossary....................................................................27
The Company.................................................................29
The Motion Picture Industry.................................................46
Management's Plan of Operation..............................................53
Management..................................................................58
Certain Transactions........................................................70
Principal Stockholders......................................................73
Description of Securities...................................................74
Underwriting................................................................78
Legal Matters...............................................................83
Experts.....................................................................83
Additional Information......................................................83
Index to Financial Statements..............................................F-1

Through and including February 10, 2004, the 90th day after the date of this prospectus, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                 900,000 Shares

                                 BILLY DEAD INC

                            Series A Preferred Stock

                              CIVILIAN capital inc

                                November 12, 2003

================================================================================